Exhibit 1.1

These Offers to Purchase and Circular (the “Offer Documents”) are important and require your immediate attention.  If you are in doubt as to how to deal with the Offer Documents, you should consult your investment dealer, stock broker, bank manager, lawyer or other professional advisor.  The Offers have not been approved or disapproved by any securities commission or similar authority nor has any securities commission or similar authority passed upon the fairness or merits of the Offers or upon the accuracy or adequacy of the information contained in the Offer Documents.  Any representation to the contrary is an offence.  The Offer Documents do not constitute an offer or solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful.

The information contained in the Offer Documents is not complete and may be changed. The securities issued hereunder have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any state securities laws.  Such securities are being offered pursuant to an exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder. The Offer Documents are not an offer to sell these securities, and are not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction where such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offers to Debentureholder in any such jurisdiction.

September 21, 2009

HYDROGENICS CORPORATION

OFFERS TO PURCHASE

All of the outstanding 6.65% convertible unsecured subordinated debentures of Algonquin Power Income Fund due July 31, 2011 (the “APIF Series 1 Debentures”) on the basis of, at the election of the holder of APIF Series 1 Debentures (the “Series 1 Election”),

either

C$1,050.00 principal amount of 7.50% convertible unsecured subordinated debentures of Hydrogenics Corporation due November 30, 2014 (the “New Series 1A Debentures”) per C$1,000.00 principal amount of APIF Series 1 Debentures (together with accrued and unpaid interest up to the day preceding the Effective Date)

or

311.52 common shares of Hydrogenics Corporation per C$1,000.00 principal amount of APIF Series 1 Debentures (together with accrued and unpaid interest up to the day preceding the Effective Date),  subject to an aggregate maximum of 12,460,800 common shares of Hydrogenics Corporation to be available for issuance under the Series 1 Election (the “Series 1 Election Share Limit”)

and

All of the outstanding 6.20% convertible unsecured subordinated debentures of Algonquin Power Income Fund due November 30, 2016 (the “APIF Series 2 Debentures”) on the basis of  C$1,000.00 principal amount of 6.35% convertible unsecured subordinated debentures of Hydrogenics Corporation due November 30, 2016 (the “New Series 2A Debentures”) for each C$1,000.00 principal amount of APIF Series 2 Debentures (together with accrued and unpaid interest up to the day preceding the Effective Date)

Hydrogenics Corporation (the “Offeror”) is offering to purchase (each, an “Offer” and together, the “Offers”) all of the outstanding APIF Series 1 Debentures and APIF Series 2 Debentures of Algonquin Power Income Fund (“APIF”).  Under the Offers, (i) each holder of APIF Series 1 Debentures who validly deposits APIF Series 1 Debentures and does not withdraw APIF Series 1 Debentures under the Offer therefor is entitled to receive, at the election of such holder, either (a) C$1,050.00 principal amount of New Series 1A Debentures per C$1,000.00 principal amount of APIF Series 1 Debentures (together with accrued and unpaid interest up to the day preceding the Effective Date paid in cash) or (b) 311.52 common shares of a new class of common shares of Hydrogenics Corporation (“Offeror Shares”) per C$1,000.00 principal amount of APIF Series 1 Debentures (together with accrued and unpaid interest up to the day preceding Effective Date paid in cash), subject to the Series 1 Election Share Limit and (ii) each holder of APIF Series 2 Debentures who validly deposits APIF Series 2 Debentures and does not withdraw APIF Series 2 Debentures under the Offer therefor is entitled to receive C$1,000.00 principal amount of New Series 2A Debentures per C$1,000.00 principal amount of APIF Series 2 Debentures (together with accrued and unpaid interest up to the day preceding the Effective Date paid in cash).  If the amount elected for Offeror Shares under the Series 1 Election exceeds the Series 1 Election Share Limit, the Offeror Shares will be allocated to tendering holders pro rata based on the principal amount of APIF Series 1 Debentures tendered by such holders with the balance in New Series 1A Debentures.

The Board of Trustees of APIF
UNANIMOUSLY recommends that Debentureholders ACCEPT the Offers.

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In addition, the Offeror has agreed to make a take-over bid to holders (“Unitholders”) of trust units of APIF, together with any associated rights issued and outstanding under the Unitholder Rights Plan (as defined herein) (together, the “Trust Units”), on the basis of one Offeror Share for each Trust Unit (the “Trust Unit Offer”). The Offer Documents are addressed to Debentureholders in connection with the Offers.  Unitholders should refer to the Trust Unit Circular (as defined herein) with respect to the Trust Unit Offer for information regarding the Trust Unit Offer.

The Board of Trustees has entered into the Support Agreement (as defined herein) with the Offeror and 7188501 Canada Inc. (“New Hydrogenics”) with respect to the Offers and the Trust Unit Offer.  Pursuant to a plan of arrangement (the “Plan of Arrangement”), substantially all of the assets and liabilities of the Offeror will be transferred to New Hydrogenics and the existing class of common shares of the Offeror (the “Existing Hydrogenics Shares”) will be redeemed for New Hydrogenics Shares (as defined herein).  Following such redemption, the original shareholders of the Offeror will be shareholders of New Hydrogenics and will no longer have any interest in the Offeror.  Debentures will be taken up under the Offers and Trust Units will be taken up under the Trust Unit Offer contemporaneously with the completion of the Plan of Arrangement. See Section 16 of the Circular (as defined herein), “Background to and Reasons for the Offers”.

The Offers commence on the date hereof and are open for acceptance until 12:01 a.m. (local time at the place of deposit) on October 27, 2009 unless withdrawn or extended, and are conditional upon, among other things, not less than the Specified Percentage (as defined herein) of the outstanding Trust Units being validly deposited under the Trust Unit Offer and not withdrawn.  This and other conditions of the Offers are described in Section 5 of the Offers to Purchase (as defined herein), “Conditions of the Offers”.  The Offeror and its affiliates and associates currently do not own any Debentures.

The terms of the Offers and the Trust Unit Offer were announced on June 12, 2009.  The closing price of the APIF Series 1 Debentures and the APIF Series 2 Debentures on the TSX (as defined herein) on June 11, 2009, the last trading day immediately prior to announcement of the intention to make the Offers, were C$999.80 and C$900.00 per C$1,000.00 principal amount, respectively.

You should consider carefully the “Risk Factors” beginning on page 15 of this document before you make a decision as to whether to exchange your Debentures.

The Debentures were issued in a “book-entry only” system and are registered in the name of CDS (as defined herein) as custodian for the CDS Participants (as defined herein). Therefore, Debentureholders who wish to tender all or a portion of their Debentures under the Offers must direct their investment dealer, stockbroker, bank, trust company or other nominee to accept the relevant Offer in the manner required by their nominee.  CDS will be issuing instructions to CDS Participants as to the method of tendering such Debentures under the terms of the Offers. See Section 3 of the Offers to Purchase, “Manner of Acceptance”.

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ADDITIONAL INFORMATION

The accompanying Offer Documents include important business and financial information about the Offeror and APIF from other documents that are incorporated by reference or not included in or delivered with the Offer Documents.  This information is available to Debentureholders without charge upon request.  Debentureholders can obtain such documents by requesting them in writing or by telephone from the Offeror or APIF, as applicable, at the following addresses and telephone numbers:

Hydrogenics Corporation	Algonquin Power Income Fund
5985 McLaughlin Road	2845 Bristol Circle
Mississauga, Ontario, L5R 1B8	Oakville, Ontario, L6H 7H7
Canada	Canada
Attn: Mr. Lawrence E. Davis	Attn: Ms. Kelly Castledine
(905) 361-3633	(905) 465-4500

Any questions and requests for assistance may be directed by Debentureholders to the Depositary or the Offeror’s investor relations contact.  Additional copies of this document may be obtained from the Depositary without charge on request to the Depositary at its office shown on the last page of this document.

In order to obtain timely delivery of such documents, Debentureholders must request the information no later than October 21, 2009.

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Appendix A - Information Relating to APIF

Appendix B - Unaudited Pro Forma Consolidated Financial Statements Of Hydrogenics

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Notice to United States Debentureholders

These Offers are made for the securities of a foreign company.  The Offers are subject to disclosure requirements of Canada that are different from those of the United States.  Financial statements included or incorporated by reference in the Offers to Purchase and Circular have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Offers or passed upon the accuracy or adequacy of the Offers to Purchase and Circular.  Any representation to the contrary is a criminal offense.

Securities issued to Debentureholders pursuant to the Offers will be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act to the same extent and proportion that Debentures tendered by such Debentureholders in the Offers are “restricted securities”.

Debentureholders should be aware that acceptance of an Offer may have tax consequences both in the United States and in Canada.

For a description of certain Canadian federal income tax considerations generally applicable to certain Debentureholders accepting an Offer, see Section 26 of the Circular, “Certain Canadian Federal Income Tax Considerations”.

Debentureholders are urged to consult their tax advisors as to the application of U.S. federal income tax law or Canadian federal income tax law to their particular circumstances, as well as to any state, provincial, local or foreign income or other tax consequences of a sale of Debentures pursuant to the Offers.

The enforcement by Debentureholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Offeror is formed under the laws of Canada, that some or all of the officers and directors of the Offeror are residents of a foreign country and that all or a substantial portion of the assets of the Offeror and of said persons may be located outside the United States.  Debentureholders may not be able to sue the Offeror or its officers or directors in a Canadian or other non-U.S. court for violations of United States federal securities laws and may find it difficult to compel the Offeror or its affiliates to subject themselves to a United States court’s judgment.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document and, if given or made, such information or representation must not be relied upon as having been authorized by the Offeror or the Depositary.

Debentureholders should be aware that the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of Debentures subject to the Offers, during the period of the Offers, as permitted by applicable Canadian laws or provincial laws or regulations.

For U.S. residents only: These Offers are being made only to Debentureholders who reside in states in the United States in which an exemption from securities registration is available and can be complied with by the Offeror.  These Offers are not available to Debentureholders residing in states in the United States in which there is no exemption from securities registration with which the Offeror can comply at this point in time.

Forward-Looking Statements

Certain information included in this document, including the unaudited pro forma consolidated financial statements of the Offeror attached in Appendix B, and in the documents of the Offeror and APIF attached to this document, and/or incorporated by reference herein, and the future financial or operating performance of the Offeror and other statements that express management’s expectations or estimates of future performance, may constitute

“forward-looking information”. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects”, “anticipates”, “plans”, “projects”, “estimates”, “assumes”, “intends”, “strategy”, “goals”, “objectives”, “potential”, “budgets”, “scheduled”, “predicts”, “believes” or variations thereof or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved or the negative of any of these terms and similar expressions) are not statements of historical fact and may be forward-looking information. Forward-looking information is necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies.

The Offeror cautions readers that such forward-looking information is not a guarantee of future performance and involves known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of the Offeror to be materially different from the Offeror’s estimated future results, performance or achievements expressed or implied by that forward-looking information.  These risks, uncertainties and other factors include:  the Offeror’s inability to increase its revenues or raise additional funding to continue operations, execute its business plan, or to grow its business; the Offeror’s inability to address a sustained or broad economic recession, and its impact on its business, results of operations and financial condition; the Offeror’s limited operating history; the Offeror’s inability to implement its business strategy; fluctuations in the Offeror’s quarterly results; the Offeror’s failure to maintain its customer base that generates the majority of its revenues; currency fluctuations; the Offeror’s failure to maintain sufficient insurance coverage; changes in value of its identifiable intangible assets; the failure of a significant market to develop for the Offeror’s products; the failure of hydrogen being readily available on a cost-effective basis; changes in government policies and regulations; the failure of uniform codes and standards for hydrogen-fuelled vehicles and related infrastructure to develop; the Offeror’s failure to compete with other developers and manufacturers of products in its industry; the Offeror’s failure to compete with developers and manufacturers of traditional and alternative technologies; the Offeror’s failure to develop partnerships with original equipment manufacturers, governments, systems integrators and other third parties; the Offeror’s inability to obtain sufficient materials and components for its products from suppliers; the Offeror’s failure to manage expansion of its operations; the Offeror’s failure to manage foreign sales and operations; the Offeror’s failure to recruit, train and retain key management personnel; the Offeror’s inability to integrate acquisitions; the Offeror’s failure to develop adequate manufacturing processes and capabilities; the Offeror’s failure to complete the development of commercially viable products; the Offeror’s failure to produce cost-competitive products; failure or delay in field testing of the Offeror’s products; the Offeror’s failure to produce products free of defects or errors; the Offeror’s inability to adapt to technological advances or new codes and standards; the Offeror’s failure to protect its intellectual property; the Offeror’s involvement in intellectual property litigation; the Offeror’s exposure to product liability claims; the Offeror’s failure to meet the listing requirements of the Nasdaq Global Market; the implementation of a share consolidation of the Offeror’s common shares; the Offeror’s failure to meet rules regarding passive foreign investment companies; the actions of the Offeror’s significant and principal shareholders; dilution as a result of significant issuances of the Offeror’s common shares and preferred shares; inability of U.S. investors to enforce U.S. civil liability judgments against the Offeror; the volatility of the Offeror’s common share price; and dilution as a result of the exercise of options.  Certain of these and other factors are discussed in greater detail in the Circular and in the Annual Information Form of the Offeror dated March 24, 2009 and incorporated by reference herein.

The following factors, among others, relating to the Offers to Purchase, the Trust Unit Offer and the Plan of Arrangement, could cause actual results or developments to differ materially from the results or developments expressed or implied by forward-looking information: the uncertainties associated with the availability and amount of the tax pools; and third party credit risk relating to obligations of the Offeror under the Indemnity Agreement (as defined herein) and the Divestiture Agreement (as defined herein).  These factors are not intended to represent a complete list of the factors that could affect the Offeror.  Additional factors are noted elsewhere in this document.  See the “Risk Factors” beginning on page 15 of this document.

Material factors or assumptions that were applied in formulating the forward-looking information contained herein include: the performance of the businesses of the Offeror and APIF, including current business and economic trends; the ability of the Offeror or APIF to obtain financing on acceptable terms; currency, exchange and interest rates; the completion of the Plan of Arrangement and utilization of the tax basis by the Offeror; the timely receipt of required regulatory approvals; and a stable competitive environment.  The Offeror cautions that the foregoing list of material factors and assumptions is not exhaustive. The Offeror’s forward-looking information is based on the expectations, beliefs and opinions of management on the date on which the statements are made.  The Offeror disclaims any intention or obligation to update or revise any forward-looking information whether as a result of new information, future events or otherwise, except as required by applicable law. For the reasons set forth above, Debentureholders should not place undue reliance on forward-looking information.

Notice Regarding APIF Information

The information concerning APIF and its affiliates contained in the Offer Documents, all information and documents attached and incorporated by reference herein (including the unaudited pro forma consolidated financial statements) has been taken from or based entirely upon information provided to the Offeror by APIF or publicly available documents and records on file with the Canadian provincial securities regulators and other public sources at the time of the Offers.  With respect to this information, the Offeror has relied exclusively upon APIF without independent verification.  Although the Offeror has no knowledge that would indicate that any of the statements contained in the Offer Documents and provided by APIF or taken from or based on such public documents, records and sources are untrue or incomplete, none of the Offeror, its directors or officers was able to verify the accuracy or completeness of such information, and was not able to detect any failure by APIF to disclose facts, events or acts that may have occurred or come into existence or that may affect the significance or accuracy of any such information and that are unknown to the Offeror.  APIF has been involved in the preparation of the Offer Documents and has verified the information contained in the Offer Documents relating to APIF and its affiliates. Unless otherwise indicated, information concerning APIF is given as at September 14, 2009.

CURRENCY AND EXCHANGE RATE DATA

References in this document to “$”, “dollars”, “U.S. dollars”, or “U.S.$”, are to the currency of the United States, and references to “Canadian dollars”, “C$” or “CDN$”, are to the currency of Canada.  On September 14, 2009, the exchange rate as reported by the Bank of Canada was C$1.0857 per U.S.$1.00.  This information should not be construed as a representation that the Canadian dollar amounts actually represent, or could be converted into, U.S. dollars at the rate indicated.

PRESENTATION OF FINANCIAL INFORMATION

Except as otherwise indicated, all financial statements and financial data contained in this document have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), which differs in certain significant respects from United States generally accepted accounting principles (“U.S. GAAP”).  For a summary of the principal differences between Canadian GAAP and U.S. GAAP in respect of the financial statements included in this document, you should refer to note 23 of the revised audited consolidated financial statements of the Offeror as at and for the years ended December 31, 2008 and 2007 incorporated by reference herein.

SUMMARY

The following is a summary only and is qualified by the detailed provisions contained in the Offers to Purchase and the Circular. Debentureholders are urged to read the Offers to Purchase and the Circular in their entirety.  In the Offers to Purchase and the Circular, unless the context is inconsistent therewith, the defined terms are set forth in Section 34 of the Circular, “Definitions”, and shall have the meanings set forth therein.  Certain other defined terms are used in a limited manner in the Offers to Purchase and the Circular and have the meanings indicated at their first usage.

The information concerning APIF and its affiliates contained in the Offer Documents, all information and documents attached and incorporated by reference herein (including the unaudited pro forma consolidated financial statements) has been taken from or based entirely upon information provided to the Offeror by APIF or publicly available documents and records on file with the Canadian provincial securities regulators and other public sources at the time of the Offers. With respect to this information, the Offeror has relied exclusively upon APIF without independent verification. Although the Offeror has no knowledge that would indicate that any of the statements contained in the Offer Documents and provided by APIF or taken from or based on such public documents, records and sources are untrue or incomplete, none of the Offeror, its directors or officers was able to verify the accuracy or completeness of such information, and was not able to detect any failure by APIF to disclose facts, events or acts that may have occurred or come into existence or that may affect the significance or accuracy of any such information and that are unknown to the Offeror. APIF has been involved in the preparation of the Offer Documents and has verified the information contained in the Offer Documents relating to APIF and its affiliates. Unless otherwise indicated, information concerning APIF is given as at September 14, 2009.

The Offers

The Offeror is offering, upon the terms and subject to the conditions of the Offers to Purchase, to purchase (i) all of the outstanding APIF Series 1 Debentures on the basis of, at the election of the holder of APIF Series 1 Debentures, either  (a) C$1,050.00 principal amount of New Series 1A Debentures per C$1,000.00 principal amount of APIF Series 1 Debentures (together with accrued and unpaid interest up to the day preceding the Effective Date paid in cash) or (b) 311.52 Offeror Shares per C$1,000.00 principal amount of APIF Series 1 Debentures (together with accrued and unpaid interest up to the day preceding Effective Date paid in cash), subject to the Series 1 Election Share Limit and (ii) all of the outstanding APIF Series 2 Debentures on the basis of C$1,000.00 principal amount of New Series 2A Debentures per C$1,000.00 principal amount of APIF Series 2 Debentures (together with accrued and unpaid interest up to the day preceding the Effective Date paid in cash).  If the amount elected for Offeror Shares under the Series 1 Election exceeds the Series 1 Election Share Limit, the Offeror Shares will be allocated to tendering holders pro rata based on the principal amount of APIF Series 1 Debentures tendered by such holders with the balance in New Series 1A Debentures.  See Section 1 of the Offers to Purchase, “The Offers”. Fractional entitlements to New Series 1A Debentures (i.e. debentures in amounts of less than $1,000) will be issued to Debentureholders and will not be rounded up or down, nor will a cash payment be made in lieu thereof.  It is expected that the New Series 1A Debentures, the New Series 2A Debentures and the Offeror Shares will be listed and posted for trading on the TSX.  The New Series 1A Debentures and New Series 2A Debentures will be traded in increments of $1,000 principal amount on the TSX; trades of principal amounts of less than $1,000 can be placed, but are unlikely to be completed, through the facilities of the TSX.

The closing price of the APIF Series 1 Debentures and the APIF Series 2 Debentures on the TSX (as defined herein) on June 11, 2009, the last trading day immediately prior to announcement of the intention to make the Offers, were C$999.80 and C$900.00 per C$1,000.00 principal amount, respectively.

The obligation of the Offeror to take up and pay for Debentures tendered pursuant to the Offers is subject to certain conditions.  See Section 5 of the Offer to Purchase, “Conditions of the Offers”.

The Board of Trustees has endorsed the making of the Offers and recommends acceptance of the Offers by Debentureholders.

Hydrogenics Corporation

The Offeror is a corporation incorporated under the laws of Canada.  The principal executive offices of the Offeror are located at 5985 McLaughlin Road, Mississauga, Ontario, L5R 1B8, Canada, and its telephone number is (905) 361-3660.

The Offeror, together with its subsidiaries, designs, develops and manufactures hydrogen generation products based on water electrolysis technology and fuel cell products based on proton exchange membrane, or PEM, technology.  The Offeror commenced its fuel cell development activities in 1996.  It maintains operations in Belgium, Canada and Germany, operates in various geographical markets and is organized into four reportable segments.  As part of the Transaction, substantially all of the assets, liabilities and operations of the Offeror will have been transferred to a new entity which will not be owned by the Offeror.  As at September 14, 2009, the share capital of the Offeror consists of 92,465,666 issued and outstanding Existing Hydrogenics Shares.

See Section 1 of the Circular, “Hydrogenics Corporation”.

Algonquin Power Income Fund

APIF is an open-ended trust established under the laws of the Province of Ontario by the APIF Trust Declaration.  The principal and head office of APIF is located at 2845 Bristol Circle, Oakville, Ontario, L6H 7H7, Canada and its telephone number is (905) 465-4500.

APIF currently holds equity interests, directly and indirectly, in 41 hydroelectric generating facilities located in Ontario (4), Québec (12), Newfoundland (1), Alberta (1), New York State (13), New Hampshire (8), Vermont (1) and New Jersey (1) representing aggregate installed generating capacity of approximately 140 MW and one wind energy generating facility located in Manitoba with installed capacity of approximately 99 MW. APIF holds equity interests in one energy-from-waste facility in Ontario with an installed generating capacity of 10 MW, 4 landfill gas-fired facilities in Tennessee and  New Jersey with an installed generating capacity of 9 MW and 4 natural gas-fired cogeneration facilities in each of California, Connecticut, Ontario and New Jersey with an installed capacity of approximately 122 MW. In addition, APIF owns partnership, share and debt interests in 2 bio-mass fired generating facilities with combined installed capacity of approximately 43 MW located in Alberta and Québec.  APIF holds minority term investments in two natural gas/wood waste-fired generating facilities with joint installed capacity of approximately 172 MW located in northern Ontario. In addition to its electricity generating assets, APIF owns 18 regulated water distribution and waste-water facilities in Arizona, Illinois, Missouri and Texas.

See Section 10 of the Circular, “Algonquin Power Income Fund”.

Summary of Transaction

In 2008 management of the Offeror concluded that the Offeror’s current operations may not generate sufficient cash flow to fund its business plans and, in the interest of addressing such shortfall, determined that pursuit of a non-traditional, non-dilutive financing would be in the best interests of its shareholders.  Through the historic conduct of its business, the Offeror has accumulated significant non-capital losses and other tax attributes that the Offeror’s Board of Directors believed could be effectively utilized in the execution of such a non-traditional financing strategy.  As a result of the enactment of certain changes to the Tax Act in 2007 entities such as APIF have the incentive to make efficient use of the historic tax attributes accumulated by the Offeror.  Consequently, in early 2009, APIF was identified by the Offeror and its advisors as a possible candidate with whom to pursue such a financing transaction.

The Offeror, the Board of Trustees and the Manager have agreed upon the terms of a series of transactions and agreements more specifically described in this Circular, following the completion of which: (i) the shareholders of the Offeror will have the ability to continue pursuing the existing business of the Offeror with the benefit of approximately C$10.8 million of gross proceeds generated through these transactions; and (ii) the securityholders of APIF will continue to hold their interest in APIF as securityholders of a publicly traded Canadian corporation, which corporation will have ability to make efficient use of the accumulated tax attributes of the Offeror in the continued execution of the APIF business plans.  See Section 16 of the Circular, “Background to and Reasons for the Offers”.

Background to the Offers

In spring 2008, management of the Offeror engaged a number of financial advisors to explore potential financing opportunities that may be available to the Offeror.  Ultimately, however, management believed that the terms proposed by a number of potential investors were not on terms favourable enough to pursue. Market conditions during this period also further eroded, which made such financing more difficult to secure.

As the global economic and credit market conditions continued to deteriorate during 2008 and 2009, the Offeror’s Board of Directors authorized management to pursue non-traditional sources of financing.

On December 19, 2008, management engaged Genuity Capital Markets to assess financing alternatives that might be available to the Offeror.  As a result, Genuity initiated contact with more than 50 parties, including APIF, which expressed an interest in considering a non-dilutive financing transaction. A number of other parties signed confidentiality agreements with the Offeror to further discussions and to gain access to certain non-public financial and operating information of the Offeror.  Certain of these parties engaged in active discussions with the Offeror about a potential non-dilutive financing transaction.

APIF owns and operates a diversified portfolio of electric generation and utility distribution assets, with a strong emphasis on renewable energy and sustainable infrastructure investments. The Canadian Federal government’s announcement on October 31, 2006 and subsequent enactment of legislation (the “SIFT Rules”) regarding the taxation of income trusts along with the subsequent growth limitations placed on trusts has made it more challenging for APIF to grow organically and through acquisitions.  Since then, the Board of Trustees has been examining options available to it to lessen the impact of the SIFT Rules and believes that an exchange of Trust Units for shares of a corporation as contemplated in the Support Agreement prior to 2011 is beneficial to Unitholders.

In early January, 2009, APIF was contacted by Genuity to solicit an expression of interest with respect to a non-dilutive financing being sought by the Offeror.  The Offeror and the Manager, on behalf of APIF, entered into a confidentiality agreement on February 3, 2009.

Following the delivery on February 13, 2009 to Genuity by the Manager of a preliminary indication of interest, the Manager, assisted by its legal and tax advisors, undertook a due diligence review of the information provided in respect of the Offeror.

Following further analysis of the proposal, negotiations between the parties and due diligence by the Manager, on behalf of the Board of Trustees, on June 11, 2009, the Offeror, New Hydrogenics and the Board of Trustees entered into the Support Agreement providing, among other things, for the terms and conditions of the Arrangement, the Offers and the Trust Unit Offer.

Contemporaneously with the execution and announcement of the Support Agreement, the Manager entered into the Expense Reimbursement Agreement with the Offeror, which provides for the payment by one party to the other of professional advisory costs and expenses incurred by such other party in connection with the transactions contemplated by the Support Agreement, to a maximum amount of C$1.0 million if the transactions contemplated in the Support Agreement fail to close under certain circumstances.

On July 27, 2009, the Offeror held a special meeting of shareholders to consider the Plan of Arrangement and vote upon the Offeror Resolution. The Offeror Resolution was approved by approximately 99% of the votes cast by shareholders present in person or represented by proxy at the Offeror Meeting.

On July 27, 2009, APIF held the APIF Meeting to consider, among other things, the Trust Unit Amendment Resolution. The Trust Unit Amendment Resolution was approved by approximately 98% of the votes cast by Unitholders present in person or represented by proxy at the APIF Meeting.

Also on July 27, 2009, APIF convened the APIF Debenture Meeting, which meeting was adjourned to and held on August 17, 2009, to consider, and vote upon, the Debenture Amendment Resolution.  The Debenture Amendment Resolution was approved by approximately 99% of the principal amount of Debentures, represented in person or by proxy at the APIF Debenture Meeting.

On July 29, 2009, the Offeror obtained the Final Order from the Court.

See Section 16 of the Circular, “Background to and Reasons for the Offers”.

Agreements Related to the Offers

Support Agreement

In connection with the Transaction, the Offeror, New Hydrogenics and the Board of Trustees have entered into the Support Agreement pursuant to which, and subject to the conditions set forth therein, the Offeror agreed to make, and the Board of Trustees agreed to support, the Offers and the Trust Unit Offer, and the Offeror agreed to complete the Arrangement.  The Support Agreement contains covenants, representations and warranties of and from each of the Offeror, New Hydrogenics and the Board of Trustees and various conditions precedent, both mutual and with respect to each party. The Manager has unconditionally guaranteed the performance of the obligations of the Board of Trustees under the Support Agreement. See Section 16 of the Circular, “Background to and Reasons for the Offers — Background to and Reasons for the Board of Trustees Supporting the Offers —  Support Agreement”.

The Arrangement

Pursuant to the Arrangement, the Offeror, Stuart Energy and Test Systems will transfer their Divested Assets and their Assumed Liabilities to New Hydrogenics.  New Hydrogenics will have substantially all of the same assets, liabilities, directors, management and employees as the Offeror, Stuart Energy and Test Systems have currently, except for certain tax attributes of the Offeror, Stuart Energy and Test Systems that will remain with the Offeror, Stuart Energy and Test Systems, and the Offeror Shareholders will become shareholders of New Hydrogenics.  See Section 23 of the Circular, “Arrangements, Agreements or Understandings - The Arrangement”.

The Expense Reimbursement Agreement

The Offeror, New Hydrogenics and the Manager have entered into the Expense Reimbursement Agreement pursuant to which, among other things, the Offeror and the Manager agree (i) to reimburse each other’s expenses in connection with the Transaction to a maximum amount of C$500,000 if the Support Agreement is terminated in certain circumstances and (ii) to pay each other a termination fee of C$1.0 million if the Support Agreement is terminated in certain circumstances.  Under the terms of the Management Agreement, the Manager is entitled to reimbursement by certain APIF subsidiary entities for any amounts paid by the Manager to the Offeror pursuant to the Expense Reimbursement Agreement.  APIF has guaranteed the performance of the obligations of the Manager under the Expense Reimbursement Agreement and under the Manager’s guarantee of the performance of the obligations of the Board of Trustees under the Support Agreement.  See Section 23 of the Circular, “Arrangements, Agreements or Understandings - Expense Reimbursement Agreement”.

Indemnity Agreement

The Offeror and New Hydrogenics will enter into the Indemnity Agreement on or before the Effective Time.  The Indemnity Agreement is primarily designed to provide the Offeror with indemnification from New Hydrogenics, the resulting entity that will carry on the business previously carried on by the Offeror, for claims relating to New Hydrogenics’ business that are brought against the Offeror in the future.  See Section 23 of the Circular, “Arrangements, Agreements or Understandings - Indemnity Agreement”.

Divestiture Agreement

Under the terms of the Divestiture Agreement and the Plan of Arrangement, New Hydrogenics will acquire from the Offeror, Stuart Energy and Test Systems, all of the Divested Assets and will pay, assume, discharge, perform and fulfill, as the case may be, all the Assumed Liabilities.  See Section 23 of the Circular, “Arrangements, Agreements or Understandings - Divestiture Agreement”.

Time for Acceptance

Each of the Offers is open for acceptance until 12:01 a.m. (local time at the place of deposit) on October 27, 2009 or such later time and date to which the Offers may be extended, unless withdrawn by the Offeror.  Notwithstanding the foregoing, Debentureholders, through their CDS Participants, must provide instructions to CDS by 7:00 p.m. (Toronto time) on October 26, 2009 to tender their Debentures, as CDS’s on-line tendering system will not accept tenders of Debentures after such time.

Manner of Acceptance

The Debentures were issued in a “book-entry only” system and are registered in the name of CDS as custodian for the CDS Participants. Therefore, Debentureholders who wish to tender all or a portion of their Debentures under an Offer must direct their investment dealer, stockbroker, bank, trust company or other nominee to accept the relevant Offer in the manner required by their nominee. Debentureholders should contact the Depositary or a broker or dealer for assistance in accepting an Offer and in depositing Debentures with the Depositary. CDS will be issuing instructions to CDS Participants as to the method of tendering such Debentures under the terms of the Offers. See Section 3 of the Offers to Purchase, “Manner of Acceptance”.

Debentureholders should contact the Depositary or a broker or dealer for assistance in accepting the Offers and in depositing Debentures with the Depositary.  Debentureholders, through their CDS Participants, must provide their instructions to CDS by 7:00 p.m. (Toronto time) on October 26, 2009, as CDS’s on-line tendering system will not accept tenders of Debentures after such time.

Conditions of the Offers

The Offeror reserves the right to withdraw the Offers and not take up and pay for any Debentures deposited under the Offers unless the conditions in respect of the Offers, including, among other things, not less than the Specified Percentage of the outstanding Trust Units being validly deposited under the Trust Unit Offer and not withdrawn at the Expiry Time, described in Section 5 of the Offers to Purchase, “Conditions of the Offers”, are satisfied or waived prior to the Expiry Time.

Regulatory Approvals Required

Completion of the Offers was subject to the Competition Act Clearance which was received by the Offeror on July 3, 2009.  On July 24, 2009, the TSX conditionally approved the listing of the New Hydrogenics Shares, subject to New Hydrogenics fulfilling all the requirements of the TSX.  On September 15, 2009, the TSX conditionally approved the listing of the Offeror Shares, the New Series 1A Debentures and the New Series 2A Debentures, subject to the Offeror fulfilling all the requirements of the TSX.  On August 31, 2009, NASDAQ confirmed that the New Hydrogenics Shares will be listed on NASDAQ, subject to New Hydrogenics fulfilling all the requirements of NASDAQ.

Payment for Deposited Debentures

Upon the terms and subject to the conditions of the Offers, the Offeror will accept for payment and take up and pay for all Debentures validly deposited under the Offers and not withdrawn as soon as is practicable in the circumstances and in any event within the time periods required by applicable securities laws in the provinces of Canada and the United States. Any Debentures deposited under an Offer after the date upon which Debentures are first taken up under the Offers will be taken up and paid for within ten days of such deposit. See Section 7 of the Offers to Purchase, “Payment for Deposited Securities”.

Withdrawal of Deposited Securities

All deposits of Debentures pursuant to the Offers are irrevocable, except as provided in Section 8 of the Offers to Purchase, “Withdrawal of Deposited Securities”.

Debenture Information

The New Series 1A Debentures and New Series 2A Debentures will be created and issued as of the Effective Date and are expected to be listed on the TSX. The New Debentures will be issued in a “book-entry only” system and will be registered in the name of CDS as custodian for the CDS Participants. The APIF Series 1 Debentures and APIF Series 2 Debentures are currently traded on the TSX but are expected to be delisted following completion of the Offers.  The closing price of the APIF Series 1 Debentures and the APIF Series 2 Debentures on the TSX (as defined herein) on June 11, 2009, the last trading day immediately prior to announcement of the intention to make the Offers, were C$999.80 and C$900.00 per C$1,000.00 principal amount, respectively.  See Section 6 of the Circular, “New Series 1A Debentures and New Series 2A Debentures”.

Acquisition of Securities Not Deposited

If not less than the Specified Debenture Percentage of the outstanding principal amount of Debentures is validly deposited under the Offers and not withdrawn, and the Offeror takes up and pays for such principal amount of Debentures validly deposited under the Offers, and the Offeror otherwise complies with the conditions in Article 13A of the APIF Debenture Indenture, the Offeror will be deemed to have acquired, directly or indirectly, all of the remaining principal amount of Debentures not deposited under the Offers by a Debenture Compulsory Acquisition pursuant to Article 13A of the APIF Debenture Indenture.  See Section 19 of the Circular, “Acquisition of Securities Not Deposited — Compulsory Acquisition of Debentures”.

Holders of APIF Series 1 Debentures who do not accept the Offer (“Dissenting Series 1 Debentureholders”) shall have the right to elect (the “Dissenting Debentureholder Election”) prior to the Expiry Date to be paid the consideration for their APIF Series 1 Debentures in New Series 1A Debentures or Offeror Shares; provided, however, that:

(a)          if the aggregate number of Offeror Shares elected under the Dissenting Debentureholder Election exceeds the Post-Series 1 Election Share Limit (as defined below), such holders will receive a pro rata number of Offeror Shares available from the Post-Series 1 Election Share Limit and the balance in New Series 1A Debentures; or

(b)          if the aggregate number of Offeror Shares elected under the Series 1 Election is equal to, or exceeds, the Series 1 Election Share Limit, such holders will receive New Series 1A Debentures.

The “Post-Series 1 Election Share Limit” in (a) above, shall be the difference between the Series 1 Election Share Limit minus the number of Offeror Shares elected under the Series 1 Election.

If Dissenting Series 1 Debentureholders fail to make the Dissenting Debenture Election, such holders shall be paid for their APIF Series 1 Debentures in Offeror Shares; provided, however, that:

(a)          if the aggregate number of Offeror Shares to be issued to Dissenting Debentureholders who failed to make such an election exceeds the Post-Dissenting Debentureholder Election Share Limit (as defined below), such holders will receive a pro rata number of Offeror Shares available from the Post-Dissenting Debentureholder Election Share Limit and the balance in New Series 1A Debentures; or

(b)          if the Series 1 Election Share Limit is reached following the Series 1 Election or the Dissenting Debentureholder Election, such holders will receive New Series 1A Debentures.

The “Post-Dissenting Debentureholder Election Share Limit” in (a) above, shall be the difference between the Post-Series 1 Election Share Limit minus the number of Offeror Shares elected under the Dissenting Debentureholder Election.

A Dissenting Series 1 Debentureholder can make a Dissenting Debentureholder Election by advising its broker, investment dealer, bank, trust company or other nominee to provide instructions to CDS regarding its election. Such election must be provided to CDS by 7:00 pm (Toronto time) on October 26, 2009, as CDS’s on-line system will not accept elections provided after that time. Enclosed with this Circular is a notice providing instructions as to how Dissenting Series 1 Debentureholders can make the Dissenting Debentureholder Election.

Once a Dissenting Debentureholder Election is made by a holder of APIF Series 1 Debentures with respect to the Debenture Compulsory Acquisition, such election will be irrevocable and such holder will not be able to trade the APIF Series 1 Debenture for which such holder has made an election. In addition, a Dissenting Debentureholder Election will not be binding on any subsequent transferee of such APIF Series 1 Debentures prior to the Expiry Time.

Subsequent to completion of the Transaction, it is expected that the Debentures will be delisted from the TSX.  See Section 16 of the Circular, “Background to and Reasons for the Offers”.

Certain Canadian Federal Income Tax Considerations

Resident Debentureholders

For Canadian federal income tax purposes, a Resident Debentureholder who exchanges Debentures pursuant to the Offers will be considered to have disposed of such Debentures for proceeds of disposition equal to the fair market value of the consideration received on the exchange (excluding any amount paid or deemed to be paid as  interest) and will generally realize a capital gain (or capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Debentures to the Resident Debentureholder immediately prior to the disposition.

Any interest paid to a Resident Debentureholder upon the disposition of Debentures, or which accrued on the Debentures to the date of disposition and which would otherwise be payable after that date, will be excluded from the Resident Debentureholder’s proceeds of disposition of such Debentures and must be included in computing the Resident Debentureholder’s income in the year of disposition (except to the extent such amount has already been included in income for that or any preceding taxation year).

Non-Resident Debentureholders

For Canadian federal income tax purposes, a Non-Resident Debentureholder generally will not be subject to tax in Canada with respect to any capital gain realized on the disposition of Debentures pursuant to the Offers unless the Debentures constitute “taxable Canadian property” (as defined in the Tax Act) to the Non-Resident Debentureholder at the time of the disposition.

Debentureholders should read carefully the information under Section 26 of the Circular, “Certain Canadian Federal Income Tax Considerations”, which qualifies in its entirety the information set forth above.  All Debentureholders should consult their own independent tax advisors regarding the specific tax consequences of the exchange in light of their particular circumstances.

Other Tax Considerations

This document does not address any tax considerations of the Offers other than certain Canadian tax considerations.  Debentureholders who are resident in jurisdictions other than Canada should consult their own tax advisors with respect to the tax implications of the Offers, including any associated filing requirements in such jurisdictions, and with respect to the tax implications in such jurisdictions of owning

New Series 1A Debentures, New Series 2A Debentures or Offeror Shares after completion of the Transaction.  Debentureholders should also consult their own tax advisors regarding Canadian federal, provincial or territorial tax considerations of the Offers or the holding of New Series 1A Debentures, New Series 2A Debentures or Offeror Shares.

Appraisal Rights

There are no dissenters’ rights of appraisal in connection with the Offers.

Selected Historical Financial Information

The following table sets out selected historical financial information for the Offeror for the periods indicated.  The historical consolidated financial information is extracted from, and should be read in conjunction with, the unaudited interim and audited consolidated financial statements of the Offeror incorporated by reference herein. As part of the Transaction, substantially all of the assets, liabilities and operations of the Offeror will have been transferred to New Hydrogenics which will not be owned by the Offeror.

HYDROGENICS CORPORATION

BALANCE SHEET DATA

(in thousands of US dollars, except
for	As at June 30,		As at December 31,
share amounts)	2009	2008	2008	2007	2006	2005	2004

ASSETS

Current Assets
Cash and cash equivalents	$10,428	$23,763	$21,601	$15,460	$5,937	$5,394	$26,209
Restricted cash	1,255	5,994	1,130	—	—	—	—
Short-term investments	—	—	—	15,032	54,350	80,396	62,853
Accounts receivable	3,424	6,087	3,974	12,713	9,740	7,733	5,223
Grants receivable	384	1,025	505	850	1,901	1,909	2,437
Inventories	9,485	12,864	10,101	12,659	12,718	8,685	4,324
Prepaid expenses	832	1,085	1,161	1,077	1,539	2,353	1,400
	25,808	50,818	38,472	57,791	86,185	106,470	102,446
Deferred Charges	—	—	—	—	—	—	1,030
Restricted cash	235	—	—	—	—	—	—
Property, plant and equipment	3,538	4,505	4,082	4,847	5,435	5,682	5,286
Intangible assets	—	124	—	249	500	33,972	3,878
Goodwill	5,025	5,025	5,025	5,025	5,025	68,505	5,113
Other non-current assets	—	—	—	28	28	28	108
	$34,606	$60,472	$47,579	$67,940	$97,173	$214,657	$117,861
LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	$15,890	$18,313	$17,298	$18,166	$21,380	$14,918	$6,635
Unearned revenue	3,123	9,109	4,785	9,042	8,809	3,772	1,537
	19,013	27,422	22,083	27,208	30,189	18,690	8,172
Long-term debt	—	—	—	11	94	325	302
Deferred research and development grants	—	150	13	337	133	135	174
	19,013	27,572	22,096	27,556	30,416	19,150	8,648
Shareholders’ Equity
Common Shares	307,009	306,872	307,000	306,872	307,376	306,957	187,282
Warrants	—	—	—	—	—	—	4,722
Contributed surplus	16,510	16,017	16,300	15,606	13,718	11,847	2,155
Deficit	(301,427)	(285,742)	(291,420)	(277,101)	(249,033)	(118,274)	(80,900)
Accumulated other comprehensive loss	(6,499)	(4,247)	(6,397)	(4,993)	(5,304)	(5,023)	(4,046)
Total deficit and accumulated other comprehensive loss	(307,926)	(289,989)	(297,817)	(282,094)	(254,337)	(123,297)	(84,946)
	15,593	32,900	25,483	40,384	66,757	195,507	109,213
	$34,606	$60,472	$47,579	$67,940	$97,173	$214,657	$117,861
Weighted average number of shares	92,406,384	91,765,688	92,080,656	91,797,911	91,816,049	91,226,912	63,542,811

HYDROGENICS CORPORATION

STATEMENTS OF INCOME DATA

(in thousands of US dollars, except for	Six Months ended June 30,		Years ended December 31,
share and per share amounts)	2009	2008	2008	2007	2006	2005	2004
Revenues	$11,076	$19,501	$39,340	$37,990	$30,059	$37,191	$16,656
Cost of revenues	8,588	15,663	31,446	33,601	29,360	33,881	12,396
	2,488	3,838	7,894	4,389	699	3,310	4,260
Operating expenses
Selling, general and administrative	8,389	9,372	15,022	24,006	27,891	24,616	14,305
Research and product development	3,368	3,440	7,296	9,690	9,379	7,745	9,069
Windup of test equipment business	—	—	—	2,016	—	—	—
Amortization of property, plant and equipment	451	521	855	903	1,285	1,365	2,517
Amortization of intangible assets	—	125	249	251	7,139	8,429	8,510
Integration costs	—	—	—	—	—	1,123	(77)
Impairment of intangible assets and goodwill	—	—	—	—	90,834	—	3,693

HYDROGENICS CORPORATION

STATEMENTS OF INCOME DATA

(in thousands of US dollars, except for	Six Months ended June 30,		Years ended December 31,
share and per share amounts)	2009	2008	2008	2007	2006	2005	2004
	12,208	13,458	23,422	36,866	136,528	43,278	38,017

Loss from operations / Loss from continuing operations	(9,720)	(9,620)	(15,528)	(32,477)	(135,829)	(39,968)	(33,757)
Other income (expenses)
Gain on sale of assets	—	—	44	—	477	—	—
Loss on disposal of property, plant and equipment	—	—	—	(308)	—	—	—
Provincial capital tax	(153)	170	170	(127)	(42)	(91)	(260)
Interest, net	83	614	923	2,249	3,551	2,936	895
Foreign currency gains (losses)	(217)	194	188	2,617	904	(251)	(333)
	(287)	978	1,325	4,431	4,890	2,594	302
Loss before income taxes	(10,007)	(8,642)	(14,203)	(28,046)	(130,939)	(37,374)	(33,456)
Current income tax expense (recovery)	—	(1)	116	22	(180)	—	84
Net loss for the year	$(10,007)	$(8,641)	$(14,319)	$(28,068)	$(130,759)	(37,374)	(33,539)

Net loss per share / Net loss from continuing operations per share
Basic and diluted	$(0.11)	$(0.09)	$(0.16)	$(0.31)	$(1.42)	$(0.41)	$(0.53)
Shares used in calculating basic and diluted net loss per share	92,406,384	91,765,688	92,080,656	91,797,911	91,816,049	91,226,912	63,542,811

The Offeror has never declared or paid any cash dividends on the Existing Hydrogenics Shares.

The financial information of the Offeror presented in this Circular and in the documents incorporated by reference herein has been prepared in accordance with Canadian GAAP. For a reconciliation of certain additional financial information, see “Note  23 — Differences Between Canadian and United States Accounting Principles” under the Notes to Consolidated Financial Statements, which can be found on  page 80 of the revised consolidated financial statements of the Offeror as at and for the years ended December 31, 2008 and 2007, together with the auditors’ report thereon, which is incorporated by reference herein.

Selected Pro Forma Financial Information of the Offeror

The unaudited pro forma consolidated financial statements of the Offeror which give effect to the Transaction are attached in Appendix B and incorporated by reference herein.  The unaudited pro forma adjustments are based upon the assumptions described in the notes to the unaudited pro forma consolidated financial statements, including that the Transaction is completed.  The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating or financial results that would have occurred had the Transaction actually occurred at the time contemplated by the notes to the unaudited pro forma consolidated financial statements.

You should read the following information in conjunction with, and the following information is qualified in its entirety by, (i) APIF’s audited financial statements and related notes and APIF’s unaudited interim consolidated financial statements and related notes, available on SEDAR under APIF’s profile at www.sedar.com, and (ii) the unaudited pro forma consolidated financial statements and accompanying notes included in Appendix B.

The selected unaudited pro forma consolidated financial data of the Offeror is presented for illustrative purposes only and, therefore, is not necessarily indicative of the financial position or results of operations that might have been achieved had the Transaction occurred on January 1, 2008 for income statement information and June 30, 2009 for balance sheet information. In addition, the selected unaudited pro forma consolidated financial data is not necessarily indicative of the results of operations or financial position of the Offeror in the future.

The following table sets forth certain unaudited pro forma financial information reflecting the completion of the Trust Unit Offer as if the Transaction was completed on January 1, 2008 for income statement information and June 30, 2009 for balance sheet information, presented on a Canadian GAAP basis.  This selected pro forma information also reflects the impact of the Offers under two alternative scenarios.  Please see “Unaudited Pro Forma Consolidated Financial Statements of Hydrogenics”, attached at Appendix B and incorporated by reference herein, for additional information relating to the impact of the Offers.   The selected pro forma balance sheet information presented in the table presents the balance sheet information reflecting completion of the Trust Unit Offer and the Offers as if the transactions were completed on June 30, 2009.

	Trust Unit Offer		Offers - Scenario I		Offers - Scenario II
(In thousands of Canadian dollars, except per share amounts, in accordance with Canadian GAAP)	Pro Forma Six Months ended June 30, 2009	Pro Forma Year ended December 31, 2008	Pro Forma Six Months ended June 30, 2009	Pro Forma Year ended December 31, 2008	Pro Forma Six Months ended June 30, 2009	Pro Forma Year ended December 31, 2008
Operating revenues	$98,713	$213,796	$98,713	$213,796	$98,713	$213,796
Operating expenses	81,786	179,715	81,786	179,715	81,786	179,715
Earnings before undernoted	16,927	34,081	16,927	34,081	16,927	34,081
Interest expense	10,881	26,875	11,836	28,646	9,967	24,959
Interest, dividend income and other income	(2,285)	(7,023)	(2,285)	(7,023)	(2,285)	(7,023)
(Gain)/loss on derivative financial instruments	(8,703)	37,748	(8,703)	37,748	(8,703)	37,748
Income tax expense (recovery)	(2,922)	12,183	(2,922)	12,183	(2,483)	13,062
Minority interest	2,204	(3,142)	2,204	(3,142)	2,204	(3,142)
Net earnings from continuing operations	17,752	(32,560)	16,797	(34,331)	18,227	(31,523)
Net earnings	17,752	(32,560)	16,797	(34,331)	18,227	(31,523)
Basic net earnings from continuing operations per share	0.23	(0.43)	0.22	(0.46)	0.20	(0.36)
Diluted net earnings from continuing operations per share	0.23	(0.43)	0.22	(0.46)	0.20	(0.36)
Total Assets	1,012,666		1,012,666		1,012,666
Total Long Term Debt	444,695		438,820		401,569
Dividends per share	0.12	0.7494	0.12	0.7494	0.12	0.7494

Depositary

The Offeror intends that CIBC Mellon will be acting as depositary under the Offers.  The Depositary will receive deposits of certificates representing the Debentures at its office shown on the last page of this document.

Questions and Requests for Assistance

Any questions and requests for assistance may be directed by Debentureholders to the Depositary or the Offeror’s investor relations contact at the telephone numbers and addresses shown on the last page of this document.

RISK FACTORS

In addition to the other information in this document, including the matters discussed in “Forward-Looking Statements”, Section 26 of the Circular, “Certain Canadian Federal Income Tax Considerations” and in the information attached and documents incorporated by reference into this Circular, before deciding whether to deposit their Debentures under the Offers, Debentureholders should carefully consider the following risks and uncertainties relating to the Offers. Please also refer to the additional risk factors relating to the Offeror identified in the “Risk Factors” section of the Offeror’s Annual Information Form dated March 24, 2009, which is incorporated by reference herein and available on SEDAR at www.sedar.com under the Offeror’s profile.

Failure to satisfy conditions precedent to the Transaction

The completion of the Transaction is subject to a number of conditions precedent, certain of which are outside the control of APIF and the Offeror.  There can be no certainty or assurance that these conditions will be satisfied or, if satisfied, when they will be satisfied.  See Section 5 of the Offers to Purchase, “Conditions of the Offers”.

Termination in the event of a change constituting a Material Adverse Change

In certain circumstances, the Support Agreement may be terminated in the event of a change that constitutes a Material Adverse Change. A Material Adverse Change includes certain events that are beyond the control of the parties and there can be no assurance that a change that constitutes a Material Adverse Change will not occur prior to the Effective Date, in which case, the Support Agreement may be terminated and the Transaction would not proceed.  See Section 16 of the Circular, “Background to and Reasons for the Offers — Background to and Reasons for the Board of Trustees Supporting the Offers —  Support Agreement”.

Termination for convenience

The Support Agreement may be terminated for convenience by either the Offeror or the Board of Trustees upon payment of a break fee in the amount of C$1.0 million.  See Section 16 of the Circular, “Background to and Reasons for the Offers — Background to and Reasons for the Board of Trustees Supporting the Offers — Support Agreement”.

Third Party Claims

Following completion of the Transaction, the Offeror is or may be exposed to third party credit risk relating to any obligations of the Offeror before the Transaction that are not transferred, or if transferred to New Hydrogenics, from which obligations the Offeror has not been released.  In the event New Hydrogenics fails or is unable to honour such contractual obligations to the Offeror, the Offeror may be liable for such obligations which could have a material adverse effect on the business, financial condition and results of operations of the Offeror.  See Section 16 of the Circular, “Background to and Reasons for the Offers”.

Operational risks of the Offeror

The Offeror has, through contractual provisions in the Support Agreement, the Indemnity Agreement and the Divestiture Agreement and pursuant to the terms of the Plan of Arrangement, attempted to ensure that certain liabilities and obligations relating to the business of the Offeror following completion of the Transaction are transferred to and assumed by New Hydrogenics, that the Offeror is released from any such obligations and that the Offeror is indemnified by New Hydrogenics for all such obligations.  However, in the event New Hydrogenics fails or is unable to honour such contractual obligations to the Offeror, the Offeror could be exposed to liabilities and risks associated with the operations of the Offeror.  See Section 16 of the Circular, “Background to and Reasons for the Offers”.

Tax related risks associated with the Transaction

While the Offeror is confident in its position, there is a possibility that the CRA could successfully challenge the tax consequences of the Transaction or prior transactions of the Offeror or that legislation could be enacted or amended, resulting in different tax consequences than those contemplated herein for the Offeror.  Such a challenge or legislation could potentially affect the availability or quantum of the tax basis or other tax accounts of the Offeror.

Risks if the Offeror fails to maintain the requirements for continued listing on NASDAQ

The Offeror has been advised by NASDAQ that on September 15, 2009, it will receive formal notification that it is not in compliance with the minimum closing bid price requirement on NASDAQ.  Commencing September 15, 2009, the Offeror will be given 180 days to regain compliance by having the bid price of the Existing Hydrogenics Shares close at $1.00 per share or more for a minimum of 10 consecutive business days prior to the end of the 180-day period.  If the Offeror fails to regain compliance, the Existing Hydrogenics Shares could be delisted from NASDAQ.  While the Offeror has regained compliance following such notice in the past, the Offeror can give no assurances that it will be able to maintain future compliance or all of the continued listing requirements of NASDAQ.

OFFERS TO PURCHASE

TO:         HOLDERS OF SERIES 1 DEBENTURES AND SERIES 2 DEBENTURES OF ALGONQUIN POWER INCOME FUND

1.             The Offers

The Offeror hereby offers to purchase, on and subject to the terms and conditions hereinafter specified:

(i)            all of the outstanding principal amount of APIF Series 1 Debentures on the basis of, at the election of the holder of APIF Series 1 Debentures, either

(a)           C$1,050.00 principal amount of New Series 1A Debentures per C$1,000.00 principal amount of APIF Series 1 Debentures (together with accrued and unpaid interest up to the day preceding the Effective Date paid in cash) or

(b)           311.52 Offeror Shares per C$1,000.00 principal amount of APIF Series 1 Debentures (together with accrued and unpaid interest up to the day preceding the Effective Date paid in cash),  subject to the Series 1 Election Share Limit; and

(ii)           all of the outstanding principal amount of APIF Series 2 Debentures on the basis of C$1,000.00 principal amount of New Series 2A Debentures for each C$1,000.00 principal amount of APIF Series 2 Debentures (together with accrued and unpaid interest up to the day preceding the Effective Date paid in cash).

If the number of Offeror Shares elected exceeds the Series 1 Election Share Limit, the Offeror Shares will be allocated to tendering holders pro rata based on the principal amount of APIF Series 1 Debentures tendered by such holders.

If not less than the Specified Debenture Percentage of the outstanding principal amount of Debentures is validly deposited under the Offers and not withdrawn, and the Offeror takes up and pays for such principal amount of Debentures validly deposited under the Offers, and the Offeror otherwise complies with the conditions in Article 13A of the APIF Debenture Indenture, the Offeror will be deemed to have acquired, directly or indirectly, all of the remaining principal amount of Debentures not deposited under the Offers by a Debenture Compulsory Acquisition pursuant to Article 13A of the APIF Debenture Indenture.  See Section 19 of the Circular, “Acquisition of Securities Not Deposited — Compulsory Acquisition of Debentures”.

Dissenting Series 1 Debentureholders shall have the right to elect prior to the Expiry Date to be paid the consideration for their APIF Series 1 Debentures in New Series 1A Debentures or Offeror Shares; provided, however, that:

(a)   if the aggregate number of Offeror Shares elected under the Dissenting Debentureholder Election exceeds the Post-Series 1 Election Share Limit, such holders will receive a pro rata number of Offeror Shares available from the Post-Series 1 Election Share Limit and the balance in New Series 1A Debentures; or

(b)   if the aggregate number of Offeror Shares elected under the Series 1 Election is equal to, or exceeds, the Series 1 Election Share Limit, such holders will receive New Series 1A Debentures.

If Dissenting Series 1 Debentureholders fail to make the Dissenting Debenture Election, such holders shall be paid for their APIF Series 1 Debentures in Offeror Shares; provided, however, that:

(a)   if the aggregate number of Offeror Shares to be issued to Dissenting Debentureholders who failed to make such an election exceeds the Post-Dissenting Debentureholder Election Share Limit, such holders will receive a pro rata number of Offeror Shares available from the Post-Dissenting Debentureholder Election Share Limit and the balance in New Series 1A Debentures; or

(b)   if the Series 1 Election Share Limit is reached following the Series 1 Election or the Dissenting Debentureholder Election, such holders will receive New Series 1A Debentures.

A Dissenting Series 1 Debentureholder can make a Dissenting Debentureholder Election by advising its broker, investment dealer, bank, trust company or other nominee to provide instructions to CDS regarding its election. Such election must be provided to CDS by 7:00 pm (Toronto time) on October 26, 2009, as CDS’s on-line system will not accept elections provided after that time. Enclosed with this Circular is a notice providing instructions as to how Dissenting Series 1 Debentureholders can make the Dissenting Debentureholder Election.

Once a Dissenting Debentureholder Election is made by a holder of APIF Series 1 Debentures with respect to the Debenture Compulsory Acquisition, such election will be irrevocable and such holder will not be able to trade the APIF Series 1 Debenture for which such holder has made an election. In addition, a Dissenting Debentureholder Election will not be binding on any subsequent transferee of such APIF Series 1 Debentures prior to the Expiry Time.

Fractional entitlements to New Series 1A Debentures (i.e. debentures in amounts of less than $1,000) will be issued to Debentureholders and will not be rounded up or down, nor will a cash payment be made in lieu thereof.  It is expected that the New Series 1A Debentures, the New Series 2A Debentures and the Offeror Shares will be listed and posted for trading on the TSX.  The New Series 1A Debentures and New Series 2A Debentures will be traded in increments of $1,000 principal amount on the TSX; trades of principal amounts of less than $1,000 can be placed, but are unlikely to be completed, through the facilities of the TSX.

The closing price of the APIF Series 1 Debentures and the APIF Series 2 Debentures on the TSX on June 11, 2009, the last trading day immediately prior to announcement of the intention to make the Offers, were C$999.80 and C$900.00 per C$1,000.00 principal amount, respectively.

Depositing Debenturholders will not be obliged to pay brokerage fees or commissions if they accept the Offers by depositing their Debentures in accordance with the procedures set forth in Section 3 of the Offers to Purchase, “Manner of Acceptance”.

The accompanying Circular, which is incorporated into and forms part of the Offers to Purchase, contains important information which should be read carefully before making a decision with respect to the Offers.

2.             Time for Acceptance

Each of the Offers is open for acceptance for the period commencing on the date hereof and ending at 12:01 a.m. (local time at the place of deposit) on October 27, 2009, or until such later time or times and date or dates as may be fixed by the Offeror from time to time pursuant to Section 6 of the Offers to Purchase, “Extension and Variation of the Offers”, unless withdrawn by the Offeror.  Notwithstanding the foregoing, Debentureholders, through their CDS Participants, must provide instructions to CDS by 7:00 p.m. (Toronto time) on October 26, 2009 to tender their Debentures, as CDS’s on-line tendering system will not accept tenders of Debentures after such time.

3.             Manner of Acceptance

The Debentures were issued in a “book-entry only” system and are registered in the name of CDS as custodian for the CDS Participants.  Beneficial interests in the Debentures, constituting ownership of the Debentures, are represented through book-entry accounts of institutions acting through beneficial owners as direct and indirect CDS Participants, rather than by definitive certificates. CDS will be issuing instructions to CDS Participants who will in turn issue instructions to clients, who are beneficial owners, as to the method of tendering Debentures under the terms of the Offers.

In order to tender their Debentures to the Offers, Debentureholders must complete the documentation and follow the instructions provided by their investment dealer, broker or other nominee. Debentureholders should contact their investment dealer, broker or other nominee for assistance.  Debentureholders, through their CDS Participants, must provide their instructions to CDS by 7:00 p.m. (Toronto time) on October 26, 2009, as CDS’s on-line tendering system will not accept tenders of Debentures after such time.   A Letter of Transmittal will be delivered to CDS in respect of all Debentures deposited under each of the Offers by CDS Participants on behalf of Debentureholders.

All Debentureholders whose Debentures are deposited by CDS through their investment dealer, broker or other nominee hereby expressly acknowledge and agree to be bound by the terms of the Letter of Transmittal with respect to the relevant Offer and that the Offeror may enforce such terms against that Debentureholder. A copy of the Letter of Transmittal for each of the Offers found on SEDAR at www.sedar.com or may be obtained without charge from the Depositary at the address indicated on the last page of the Circular.

All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Debentures and accompanying documents deposited pursuant to the Offers will be determined by the Offeror in its sole discretion. Depositing Debentureholders agree that such determinations will be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the laws of any jurisdiction. The Offeror reserves the absolute right to waive any defect or irregularity in the deposit of any Debentures (and any Other Property (as defined herein)) and accompanying documents. There is no duty or obligation on the part of the Offeror or the Depositary (or any of their respective trustees, directors, officers, employees, agents or representatives) or any other person to give notice of any defects or irregularities in any deposit of Debentures and no liability will be incurred by any of them for not giving any such notice. The Offeror’s interpretation of the terms and conditions of the Offers (including the Circular and Letters of Transmittal) will be final and binding. The Offeror reserves the right to permit the Offers to be accepted in a manner other than as set forth herein.

The deposit by CDS Participants of Debentures on behalf of the depositing Debentureholders will constitute a binding agreement between CDS, on behalf of the depositing Debentureholders, and the Offeror in accordance with the terms and conditions of the relevant Offer, including the representation and warranty that:

(a)   each Depositing Debentureholder has full power and authority to deposit, sell, assign and transfer the Debentures and any Other Property being deposited;

(b)   each Depositing Debentureholder owns the Debentures and any Other Property being deposited free and clear of any encumbrances and has not sold, assigned or transferred, or agreed to sell, assign or transfer, any such Debentures (and any Other Property) to any other person;

(c)   the deposit of such Debentures (and any Other Property) being deposited complies with applicable laws; and

(d)   if and when such Debentures (and any Other Property)  being deposited are taken up by the Offeror, the Offeror will acquire good title thereto, free and clear of any encumbrances

In addition, the delivery of the relevant Letter of Transmittal to CDS irrevocably constitutes and appoints the Offeror, and any other persons designated by the Offeror in writing, as the true and lawful agents, attorneys and attorneys-in-fact of CDS, on behalf of the Depositing Debentureholders, with respect to the Deposited Debentures taken up by the Offeror (the “Purchased Securities”), including any and all rights and benefits arising from the Purchased Securities, including any and all payments, securities, property or other interests that may be accrued, declared, issued, transferred, made or distributed on or in respect of the Purchased Securities (collectively, the “Other Property”), effective from and after the time that such Purchased Securities are taken up by the Offeror, with full power of substitution, in the name of and on behalf of CDS and the Depositing Debentureholders (that power of attorney being deemed to be an irrevocable power coupled with an interest):

(a)           to register or record the transfer and/or cancellation of such Purchased Securities (and any Other Property) on the appropriate registers (as applicable) maintained by or on behalf of APIF;

(b)           to exercise any and all rights in respect of the Purchased Securities (and any Other Property), including to vote any or all Purchased Securities (and any Other Property), to execute and deliver any and all instruments of proxy, requisitions, authorizations, resolutions (in writing or otherwise and including counterparts thereof), consents and directions in a form and on terms satisfactory to the Offeror in respect of any or all Purchased Securities (and any Other Property); to revoke any such instruments of proxy, requisition, authorization, resolution (in writing or otherwise and including counterparts thereof), consent or direction given prior to or after the date that such Purchased Securities are taken up by the Offeror; to designate in such instrument of proxy, requisition, authorization, resolution (in writing or otherwise and including counterparts thereof), consent or direction and/or designate in any such instruments or proxy any person or persons as the proxy of CDS, on behalf of the Depositing Debentureholders, in respect of the Purchased Securities (and any Other Property), for all purposes including in connection with any meeting or meetings (whether annual, special or otherwise, or any adjournment thereof) or resolutions of Debentureholders;

(c)           to execute, endorse and negotiate, for and in the name of and on behalf of CDS, on behalf of the Depositing Debentureholders, any and all cheques or other instruments representing any Other Property that may be payable to or to the order of, or endorsed in favour of, CDS, on behalf of the Depositing Debentureholders, and/or designate in any instruments of proxy any person(s) as the proxy or the proxy nominee(s) of CDS, on behalf of the Depositing Debentureholders, in respect of such Other Property for all purposes; and

(d)           to exercise any other rights of a holder of Purchased Securities (and any Other Property).

A Depositing Debentureholder also agrees, pursuant to the terms of the relevant Letter of Transmittal, that it has revoked any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Depositing Debentureholder at any time with respect to the Deposited Debentures (and Other Property) and agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Securities (and Other Property) unless the Deposited Securities are not taken up and paid for by the Offeror or are withdrawn in accordance with “Right to Withdraw Deposited Debentures” in Section 8 of the Offers.

A Depositing Debentureholder also agrees, pursuant to the terms of the relevant Letter of Transmittal, effective on and after the Effective Time, not (without the Offeror’s prior express written consent) to vote any of the Purchased Securities (or any Other Property) at any meeting (whether annual, special or otherwise and any adjournments thereof of Debentureholders, and not (without the Offeror’s prior express written consent) to exercise any of the other rights or privileges attached to the Purchased Securities (or any Other Property), and agrees to execute and deliver to the Offeror any and all instruments of proxy, requisitions, authorizations, resolutions (in writing or otherwise and including counterparts thereof), consents and directions in respect of the Purchased Securities (and any Other Property) and to appoint in any such instruments of proxy, requisitions, authorizations, resolutions, consents or directions the person or persons specified by the Offeror as the proxy of the holder of the Purchased Securities (and any Other Property) and acknowledges that, upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney-in-fact) or consents given by the holder of such Purchased Securities (and any Other Property) with respect thereto shall be revoked, and (without the Offeror’s prior express written consent) no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.

A Debentureholder that accepts an Offer by making a book-entry transfer into the Depositary’s account with CDS (who is deemed to have completed and submitted a Letter of Transmittal) covenants under the terms of the relevant Letter of Transmittal to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Deposited Securities and any Other Property to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred is, to the maximum extent permitted by law, irrevocable and may be exercised during any subsequent legal incapacity of such holder and shall, to the maximum extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such holder.

The Offeror reserves the right to permit the Offers to be accepted in a manner other than that set out above.

4.             Acquisition of Securities Not Deposited

If not less than the Specified Debenture Percentage of the outstanding principal amount of Debentures are validly deposited under the Offers and not withdrawn, and the Offeror takes up and pays for such principal amount of Debentures validly deposited under the Offers and the Offeror otherwise complies with the conditions in Article 13A of the APIF Debenture Indenture, the Offeror will be deemed to have acquired, directly or indirectly, all of the remaining principal amount of Debentures not deposited under the Offers by a Debenture Compulsory Acquisition pursuant to Article 13A of the APIF Debenture Indenture.  See Section 19 of the Circular, “Acquisition of Securities Not Deposited — Compulsory Acquisition of Debentures”.

5.             Conditions of the Offers

Notwithstanding any other provision of the Offers, and subject to applicable law, the Offeror shall have the right to withdraw or terminate the Offers and shall not be required to accept for payment, take up, purchase or pay for any Debentures deposited under the Offers, unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

(a)           there shall not be pending, or in force any suit, action or proceeding by any person, including a Governmental Entity, or injunction, order, decree or ruling issued by a Governmental Entity of competent jurisdiction (and there shall not be threatened in writing or pending any suit, action or proceedings by any person, including a Governmental Entity, in respect thereof):

(i)            to cease trade, enjoin, prohibit or impose material limitations or conditions on any of the transactions contemplated in the Support Agreement, including (A) the Offers, the Trust Unit Offer, the Trust Unit Compulsory Acquisition or the purchase by, or the sale to, the Offeror of the APIF Securities or the right of the Offeror to own or exercise full rights of ownership of the APIF Securities, or (B) the completion of the Arrangement, or (C) the completion of the transactions contemplated in the Divestiture Agreement;

(ii)           seeking to obtain from the Offeror or APIF any material damages directly or indirectly in connection with the Offers, the Trust Unit Offer, the Trust Unit Compulsory Acquisition or the Arrangement; or

(iii)          that would materially and adversely affect the ability of the Offeror to complete the Offers, the Trust Unit Offer, the Trust Unit Compulsory Acquisition or the Arrangement at the Effective Time;

(b)           not less than the Specified Percentage of the outstanding Trust Units at the Expiry Time, shall be validly deposited and not withdrawn under the Trust Unit Offer;

(c)           the Final Order shall not have been set aside or varied in any manner unacceptable to the Offeror, acting reasonably, on appeal or otherwise; and

(d)           the Support Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions are for the exclusive benefit of the Offeror.  The Offeror may assert any of the foregoing conditions at any time, regardless of the circumstances giving rise to such assertion (including any action or inaction by the Offeror or any of its affiliates).  The Offeror may waive any of the foregoing conditions in whole or in part at any time and from time to time, both before and after the Effective Date, without prejudice to any other rights which the Offeror may have.  The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Any waiver of a condition or the withdrawal of the Offers will be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to the Depositary at its principal office in Toronto, Ontario, Canada.  The Offeror, forthwith after giving any such notice, shall make a public announcement of such waiver or withdrawal, and, if required, by law, will cause the Depositary as soon as practicable thereafter to notify the Debentureholders thereof and will provide a copy of the aforementioned notice to the TSX.  If an Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any Debentures deposited under such Offer and the Depositary will promptly return the certificates representing deposited Debentures and related documents to the parties by whom they were deposited.

6.             Extension and Variation of the Offers

Each Offer is open for acceptance until, but not after, the Expiry Time, unless the Offer is withdrawn, subject to extension or variation in the Offeror’s sole discretion, subject to the terms of the Support Agreement.

The Offeror reserves the right, in its sole discretion, subject to the terms of the Support Agreement, at any time and from time to time during the Offer Period (or otherwise as permitted by applicable law), to extend the Expiry Time or to vary an Offer by giving written notice or other communication confirmed in writing of such extension or variation to the Depositary at its principal office in Toronto, Ontario, Canada.  The Offeror shall, as soon as practicable after giving notice of an extension or variation, make a public announcement of the extension or variation.  Any notice of extension or variation will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario, Canada.

Notwithstanding the foregoing, an Offer may not be extended by the Offeror if all of the terms and conditions of the Offer, except those waived by the Offeror, have been fulfilled or complied with unless the Offeror first takes up all Debentures deposited under the Offer and which have not been withdrawn. Notwithstanding the foregoing, if the Offeror waives any terms or conditions of an Offer and extends the Offer in circumstances where rights of withdrawal are conferred by virtue of the mailing of a notice of change or variation, the Offer shall be extended without the Offeror first taking up the Debentures which are subject to such rights of withdrawal.

Where the terms of an Offer are varied, the Offer shall not expire before ten days after the notice of variation in respect of such variation has been given to Debentureholders unless otherwise permitted by applicable law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by Canadian securities regulatory authorities.

If before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to an Offer, a change occurs in the information contained in the Offers to Purchase or the Circular, as amended from time to time, that would reasonably be expected to affect a decision of a Debentureholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or an affiliate of the Offeror, unless it is a change in a material fact relating to the Debentures), the Offeror will give written notice of such change to the Depositary at its principal office in Toronto, Ontario, Canada, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 11 of the Offers to Purchase, “Notice and Delivery”, to all holders of Debentures that have not been taken up under the Offer at the date of the occurrence of the change.  As soon as possible after giving notice of a change in information to the Depositary, the Offeror will make a public announcement of the change in information and provide a copy of the notice thereof to the TSX.  Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario, Canada.

During any such extension or in the event of any variation, all Debentures previously deposited and not taken up or withdrawn will remain subject to the relevant Offer and may be accepted for purchase by the Offeror in accordance with the terms hereof, subject to Section 8 of the Offers to Purchase, “Withdrawal of Deposited Securities”.  An extension of the Expiry Time or a variation of an Offer does not constitute a waiver by the Offeror of its rights under Section 5 of the Offers to Purchase, “Conditions of the Offers”.  If the consideration being offered for the Debentures under an Offer is increased, the increased consideration will be paid to all Depositing Debentureholders whose Debentures are taken up under the relevant Offer.

7.             Payment for Deposited Securities

Upon the terms and subject to the conditions of the Offers (including, but not limited to, the conditions referred to in Section 5 of the Offers to Purchase, “Conditions of the Offers”), the Offeror will accept for payment and take up and pay for all Debentures validly deposited under the Offers and not withdrawn as soon as is practicable in the circumstances and in any event within the time periods required by applicable securities laws in the provinces of Canada.  Any Debentures deposited under an Offer after the date upon which Debentures are first taken up under the Offer will be taken up and paid for within ten days of such deposit.

Subject to applicable law, the Offeror expressly reserves the right in its sole discretion to delay taking up or paying for any Debentures or to terminate an Offer and not take up or pay for any Debentures if any condition specified in Section 5 of the Offers to Purchase, “Conditions of the Offers”, is not satisfied or waived, in whole or in part, by giving written notice thereof or other communication confirmed in writing to the Depositary at its principal office in Toronto, Ontario, Canada.  The Offeror also, subject to the terms of the Support Agreement, expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offers, to delay taking up and paying for Debentures in order to comply, in whole or in part, with any applicable law.  The Offeror will be deemed to have taken up and accepted for payment Debentures validly deposited and not withdrawn pursuant to the Offers if, as and when the Offeror gives written notice or other communication confirmed in writing to the Depositary to that effect.

Fractional Offeror Shares will not be issued in connection with the Offer for the APIF Series 1 Debentures.  A cash payment will be made in lieu of issuing fractional Offeror Shares, a price of $3.40 per whole Offeror Share, which is the closing price of the Trust Units on the TSX on June 11, 2009, the last trading day immediately prior to announcement of the intention to make the Offers.

The Depositary will act as the agent of persons who have deposited Debentures in acceptance of an Offer for the purposes of receiving payment from the Offeror and transmitting such payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by Debentureholders who have deposited and not withdrawn their  Debentures pursuant to such Offer.

The Offeror will pay for APIF Series 1 Debentures validly deposited under the Offer for the APIF Series 1 Debentures and not withdrawn through the issuance of a single global certificate representing the New Series 1A Debentures and a global certificate representing the Offeror Shares being issued in exchange therefor to CDS for the account of the CDS Participants of the Depositing Debentureholders.  The Offeror will pay for APIF Series 2 Debentures validly deposited under the Offer for the APIF Series 2 Debentures and not withdrawn through the issuance of a single global certificate representing the New Series 2A Debentures being issued in exchange therefor to CDS for the account of the CDS Participants of the Depositing Debentureholders.

Depositing Debenturholders will not be obliged to pay brokerage fees or commissions if they accept the Offers by depositing their Debentures in accordance with the procedures set forth in Section 3 of the Offers to Purchase, “Manner of Acceptance”.

8.             Withdrawal of Deposited Securities

Withdrawals of Debentures deposited pursuant to an Offer must be effected via CDS and through a Debentureholder’s investment dealer, broker or other nominee. A notice of withdrawal of Debentures deposited must actually be received by the Depositary in a manner such that the Depositary has a written or printed copy of such notice of withdrawal by CDS. The withdrawal will take effect upon actual physical receipt by the Depositary of the properly completed notice of withdrawal. Debentureholders should contact their investment dealer, broker or other nominee for assistance.

All deposits of Debentures pursuant to an Offer are irrevocable, provided that any Debentures deposited in acceptance of an Offer may be withdrawn by or on behalf of the depositing Debentureholder (unless otherwise required or permitted by applicable law):

(a)           at any time, where the Debentures have not been taken up by the Offeror pursuant to the relevant Offer; and

(b)           at any time after three Business Days from the date the Offeror takes up such Debentures, if such Debentures have not been paid for by the Offeror.

In addition, if:

(c)           there is a variation of the terms of an Offer before the Expiry Time, including any extension of the period during which Debentures may be deposited hereunder or the modification of a term or condition of such Offer, but excluding, unless otherwise required by applicable law, a variation consisting solely of an increase in the consideration offered where the time for deposit is not extended for more than ten days after the notice of variation has been delivered; or

(d)           on or before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of an Offer, a change occurs in the information contained in the Offers to Purchase or the Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Debentureholder to accept or reject such Offer, unless such change is not within the control of the Offeror or of any affiliate of the Offeror (except, to the extent required by applicable law, where it is a change in a material fact relating to the Debentures), then any Debentures deposited under the relevant Offer and not taken up and paid for by the Offeror at such time may be withdrawn by or on behalf of the depositing Debentureholder at the place of deposit at any time until the expiration of ten days after the date upon which the notice of such variation or change is mailed, delivered or otherwise communicated, subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or securities regulatory authorities.  If the Offeror waives any terms or conditions of an Offer and extends such Offer in circumstances where the rights of the withdrawal set forth in Section 8(c) or 8(d) above are applicable, such Offer shall be extended without the Offeror first taking up the Debentures that are subject to the rights of withdrawal.

A Debentureholder’s investment dealer, broker or other nominee may set deadlines for the withdrawal of Debentures deposited to an Offer that are earlier than those specified above. Debentureholders should contact their investment dealer, broker or other nominee for assistance.

All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding.

If the Offeror is delayed in taking up or paying for Debentures or is unable to take up or pay for Debentures, then, without prejudice to the Offeror’s other rights, Debentures deposited under an Offer may be retained by the Depositary on behalf of the Offeror and such Debentures may not be withdrawn except to the extent that Depositing Debentureholders are entitled to withdrawal rights as set forth in this Section 8 of the Offers to Purchase or pursuant to applicable law.

Withdrawals may not be rescinded and any Debentures withdrawn will be deemed not validly deposited for the purposes of an Offer, but may be redeposited at any subsequent time prior to the Expiry Time by following the procedures described in Section 3 of the Offers to Purchase, “Manner of Acceptance”.

In addition to the foregoing rights of withdrawal, Debentureholders in certain provinces of Canada are entitled to statutory rights of rescission, price revision or to damages in certain circumstances. See Section 30 of the Circular, “Statutory Rights”.  Such rights may have to be exercised by CDS on behalf of a Depositing Debentureholder. Depositing Debentureholders should contact their investment dealer, broker or other nominee for assistance.

9.                                      Return of Securities

If any deposited Debentures are not accepted for payment pursuant to the terms and conditions of an Offer for any reason, unpurchased Debentures will be returned to the Depositing Debentureholders as soon as is practicable following the termination of the relevant Offer by crediting the securities ledger position of the ledger account maintained by the applicable CDS Participant in the amount of the unpurchased Debentures.

10.                               Changes in Capitalization; Liens

Except for the approval and implementation of the Trust Unit Amendment Resolution and the Debenture Amendment Resolution, if, on or after June 12, 2009, APIF should amend the terms of the Debentures or otherwise change its capitalization, or shall disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion, make such adjustments as it considers appropriate to the purchase price and other terms of the Offers (including, without limitation, the type of securities offered to be purchased and the amounts payable therefor) to amendment other change.

Debentures acquired pursuant to the Offers shall be transferred by the Depositing Debentureholders and acquired by the Offeror free and clear of all liens, restrictions, charges, encumbrances, claims and equities but with all rights and benefits arising therefrom.

11.                               Mail Service and Interruption of Postal Services

Notwithstanding the provisions of the Offers to Purchase, the Circular and the Letters of Transmittal, any documents relating to the Offers will not be mailed if the Offeror determines in its sole discretion that delivery thereof by mail may be delayed. Persons entitled to such relevant documents that are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary in Toronto, Ontario until such time as the Offeror has determined that delivery by mail will no longer be delayed.  The Offeror shall provide notice of any such determination not to mail made under this Section 11 as soon as reasonably practicable after the making of such determination and in accordance with Section 12 of the Offers to Purchase, “Notice and Delivery”.  Notwithstanding Section 7 of the Offers to Purchase, “Payment for Deposited Securities”, any relevant documents (including global certificates for New Series 1A Debentures, Offeror Shares and New Series 2A Debentures representing payment for the deposited Debentures) that were not mailed for the foregoing reason will be conclusively deemed to have been delivered upon being made available for delivery to the Depositing Debentureholder at the office of the Depositary in Toronto, Ontario.

12.                               Notice and Delivery

Without limiting any other lawful means of giving notice and unless otherwise specified by applicable laws, any notice that the Offeror or the Depositary may give or cause to be given to Debentureholders under an Offer will be deemed to have been properly given if it is mailed by ordinary mail to CDS and, unless otherwise specified by applicable laws, will be deemed to have been received on the first day following mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more Debentureholders and notwithstanding any interruption of mail services in Canada following mailing.  The Offeror understands that, upon receipt of any such notice, CDS will provide a notice to its CDS Participants in accordance with the applicable CDS policies and procedures for the book-entry system then in effect.

In the event of any interruption of postal service following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication.  Except as otherwise required or permitted by law, if post offices in Canada are not open for the deposit of mail or if there is reason to believe there is or could be a disruption in all or part of the postal service, any notice which the Offeror may give or cause to be given under the Offers, except as otherwise provided herein, will be deemed to have been properly given and to have been received by Debentureholders if it is given to the TSX for dissemination through its facilities and if a summary of the material facts relating thereto is published once in the National Edition of The Globe and Mail and La Presse.

The Offers to Purchase and Circular will be mailed to registered Debentureholders or made in such other manner as is permitted by applicable securities regulatory authorities and will be furnished by the Offeror to brokers, investment dealers, banks and similar persons whose names, or the names of whose nominees, appear in the register maintained by or on behalf of APIF in respect of the Debentures or, if security position listings are available, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to the beneficial owners of Debentures.

Wherever an Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at the address listed for the Depositary in the Letter of Transmittal.  Wherever an Offer calls for documents to be delivered to a particular office of the Depositary, such documents will not be considered delivered unless and until they have been physically received at the particular office indicated in the relevant Letter of Transmittal.

13.                               Purchases and Sales of Debentures

Neither the Offeror nor its affiliates will bid for or make any purchases of Debentures during the Offers other than Debentures deposited to the Offers.

Although the Offeror has no present intention to sell Debentures taken up under the Offers, subject to compliance with applicable securities laws, it reserves the right to make or enter into an arrangement, commitment or understanding at or prior to the Expiry Time to sell any of such Debentures taken up after the Expiry Date.

14.                               Unitholder Rights Plan

Pursuant to the Support Agreement, the Board of Trustees has agreed to defer the separation time under the Unitholder Rights Plan and on or immediately prior to the Effective Time or such earlier time as the Offeror may request and waive, suspend the operation of or otherwise render the Unitholder Rights Plan inoperative or ineffective as regards to the Transaction and matters contemplated in the Support Agreement.

15.                               APIF Debenture Indenture

The Offeror hereby agrees to be bound by Article 13A of the APIF Debenture Indenture effective immediately prior to the Take-Up Time.

16.                               Other Terms of the Offers

The Offers and all contracts resulting from acceptance hereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.  Each party to any agreement resulting from the acceptance of an Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario and the courts of appeal therein.

No broker, dealer or other person has been authorized to give any information or make any representation on behalf of the Offeror not contained herein or in the Circular, and, if given or made, such information or representation must not be relied upon as having been authorized.  No broker, dealer or other person shall be deemed to be the agent of the Offeror for purposes of the Offers.  In any jurisdiction in which an Offer is required to be made by a licensed broker or dealer, such Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the laws of such jurisdiction.

The provisions of the Summary, the Circular accompanying the Offers to Purchase and the Letters of Transmittal, including in each case the instructions and rules contained therein, as applicable, form part of the terms and conditions of the Offers.

The Offeror shall, in its sole discretion, be entitled to make a final and binding determination of all questions relating to the interpretation of an Offer, the Offers to Purchase, the Circular, the Letters of Transmittal, the validity of any acceptance of an Offer and any withdrawal of Debentures, including, without limitation, the satisfaction or non-satisfaction of any condition, the validity, time and effect of any deposit of Debentures or notice of withdrawal of Debentures and the due completion and execution of the Letters of Transmittal.  The Offeror reserves the right to waive any defect in acceptance with respect to any particular Debenture or any particular Debentureholder.  There shall be no obligation on the Offeror, the Depositary or any other person to give notice of any defects or irregularities in acceptance and no liability shall be incurred by any of them for failure to give any such notification.

The Offers are not being made to, and deposits will not be accepted from or on behalf of, holders of Debentures in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction.  However,  the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offers to Debentureholders in any such jurisdiction.

The accompanying Circular together with the Offers to Purchase constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offers.

DATED at Mississauga, Ontario this 21st day of September, 2009.

HYDROGENICS CORPORATION

(Signed)	Lawrence E. Davis
Chief Financial Officer and Corporate Secretary

The accompanying Circular is incorporated into and forms part of the Offers and should be read carefully before making a decision with respect to the Offers.

CIRCULAR

The following information is supplied with respect to the accompanying Offers to Purchase dated September 21, 2009, by the Offeror to purchase all of the issued and outstanding APIF Series 1 Debentures and APIF Series 2 Debentures.

The terms and provisions of the Offers to Purchase are incorporated into and form part of this Circular and Debentureholders should refer to the Offers to Purchase for details of the terms and conditions of the Offers, including details as to payment and withdrawal rights.  Terms defined in the Offers to Purchase but not defined in this Circular have the same meaning herein as in the Offers to Purchase, unless the context otherwise requires.

The information concerning APIF and its affiliates contained in the Offer Documents, all information and documents attached and incorporated by reference herein (including the unaudited pro forma consolidated financial statements) has been taken from or based entirely upon information provided to the Offeror by APIF or publicly available documents and records on file with the Canadian provincial securities regulators and other public sources at the time of the Offers.  With respect to this information, the Offeror has relied exclusively upon APIF without independent verification.  Although the Offeror has no knowledge that would indicate that any of the statements contained in the Offer Documents and provided by APIF or taken from or based on such public documents, records and sources are untrue or incomplete, none of the Offeror, its directors or officers was able to verify the accuracy or completeness of such information, and was not able to detect any failure by APIF to disclose facts, events or acts that may have occurred or come into existence or that may affect the significance or accuracy of any such information and that are unknown to the Offeror.  APIF has been involved in the preparation of the Offer Documents and has verified the information contained in the Offer Documents relating to APIF and its affiliates. Unless otherwise indicated, information concerning APIF is given as at September 14, 2009.

1.                                      Hydrogenics Corporation

The Offeror was incorporated on August 1, 1988 under the CBCA. The Offeror, together with its subsidiaries, designs, develops and manufactures hydrogen generation products based on water electrolysis technology and fuel cell products based on proton exchange membrane, or PEM, technology.  It commenced its fuel cell development activities in 1996.  The Offeror maintains operations in Belgium, Canada and Germany, operates in various geographical markets and is organized into four reportable business segments – OnSite Generation, Power Systems, Test Systems and Corporate and Other.

The Offeror’s registered and principal executive offices are located at 5985 McLaughlin Road, Mississauga, Ontario, L5R 1B8, Canada.

The Offeror is a reporting issuer or the equivalent in all provinces of Canada and files its continuous disclosure documents with the Canadian securities regulatory authorities and the SEC.  Such documents are available at the website of the Canadian securities regulatory authorities located at www.sedar.com and at the website of the SEC located at www.sec.gov.

2.                                      Documents Incorporated by Reference and Other Information

Documents Relating to the Offeror Incorporated by Reference

The following documents of the Offeror are specifically incorporated by reference into, and form an integral part of, this Circular:

(a)	revised consolidated financial statements of the Offeror as at and for the years ended December 31, 2008 and 2007, together with the auditors’ report thereon;

(b)	management’s discussion and analysis of financial condition and results of operations of the Offeror as at and for the years ended December 31, 2008 and 2007;

(c)	the Annual Information Form of the Offeror dated March 24, 2009;

(d)	the management proxy circular dated March 24, 2009 in connection with the Offeror’s annual and special meeting of the shareholders of the Offeror held on May 13, 2009;

(e)

unaudited comparative interim consolidated financial statements of the Offeror contained in the second quarter report to shareholders of the Offeror as at and for the six months ended June 30, 2009 and 2008;

(f)	management’s discussion and analysis of financial condition and results of operations of the Offeror as at June 30, 2009 and for the six months ended June 30, 2009 and 2008;

(g)	the material change report dated June 15, 2009 in respect of the Transaction;

(h)	the Offeror Proxy Circular (excluding all documents incorporated by reference therein, other than items ((a) through (g) referenced above)); and

(i)

the material change report dated July 22, 2009 in respect of the termination of the manufacturing and supply agreement dated August 9, 2006 between the Offeror and American Power Conversion.

The historical financial statements of the Offeror, incorporated by reference in this Circular, present the financial position, results of operations and cash flows of the Offeror’s hydrogen generation and fuel cell products’ businesses.  Upon consummation of the Transaction disclosed in this Circular, the Offeror will no longer hold any interests in the hydrogen generation and fuel cell products’ businesses and all Existing Hydrogenics Shares previously issued will be redeemed and cancelled.  However, the Offeror will indirectly hold interests in all of the electricity generating operations and water distribution and waste-water operations of APIF.  Accordingly, Debentureholders are cautioned that they should not rely on the historical financial statements of the Offeror to make their investment decisions with respect to the Transaction.  Debentureholders should refer to the historical financial statements of APIF which provide historical financial information about APIF’s operations and the pro forma financial statements of the Offeror.  The historical financial statements of APIF are not included or incorporated by reference in this Circular, but are available through SEDAR.  The pro forma financial statements of the Offeror are included in this Circular.

Information has been incorporated by reference in the Offers to Purchase and this Circular from documents filed with securities commissions or similar authorities in Canada.  Copies of the documents relating to the Offeror incorporated herein by reference may be obtained on request without charge from the Corporate Secretary, Hydrogenics Corporation, 5985 McLaughlin Road, Mississauga, Ontario, L5R 1B8, telephone (905) 361-3660 and fax (905) 361-3626, and are also available electronically on SEDAR at www.sedar.com.

Information Relating to APIF

Certain information relating to APIF is included in Appendix A. In addition, in connection with the Offers, Debentureholders may wish to review documents of APIF filed with securities commissions or similar authorities in Canada.  Copies of documents relating to APIF may be obtained on request without charge from the President, Algonquin Power Management Inc., 2845 Bristol Circle, Oakville, Ontario, L6H 7H7, telephone (905) 465-4500 and fax (905) 465-4540, and are also available electronically on SEDAR at www.sedar.com.

Modification of Documents Incorporated by Reference

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for the purposes of the Offers to Purchase and this Circular, to the extent that a statement contained herein or in a subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.  The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Offers to Purchase and this Circular.

3.                                      Recent Developments concerning the Offeror

The Offeror has been advised by NASDAQ that on September 15, 2009, it will receive formal notification that it is not in compliance with the minimum closing bid price requirement on NASDAQ.  Commencing September 15, 2009, the Offeror will be given 180 days to regain compliance by having the bid price of the Existing Hydrogenics Shares close at $1.00 per share or more for a minimum 10 consecutive business days prior to the end of the 180-day period.  If the Offeror fails to regain compliance, the Existing Hydrogenics Shares could be delisted from NASDAQ.

There have otherwise been no recent developments in the affairs of the Offeror other than as disclosed herein.

4.                                      Description of the Offeror Share Capital

The Offeror’s authorized capital consists of an unlimited number of Existing Hydrogenics Shares with no par value and an unlimited number of preferred shares with no par value issuable in series, of which 92,440,666 and 92,465,666 Existing Hydrogenics Shares and no preferred shares were issued and outstanding as of June 30, 2009 and September 14, 2009, respectively.

In January 2005, in connection with its acquisition of Stuart Energy, the Offeror issued 26,999,103 of the Existing Hydrogenics Shares in exchange for common shares of Stuart Energy (based on an exchange ratio of 0.74 Existing Hydrogenics Shares for each common share of Stuart Energy) for approximately $119.5 million.

As at December 31, 2005, there were 91,679,670 Existing Hydrogenics Shares outstanding.  During 2006, the Offeror issued 236,600 Existing Hydrogenics Shares for $0.4 million under the Offeror’s stock option plan (the “Option Plan”).  As at December 31, 2006, there were 91,916,466 Existing Hydrogenics Shares outstanding.  During 2007, the Offeror repurchased and cancelled 150,775 treasury shares for $0.2 million.  No shares were issued under the Option Plan during 2007.  As at December 31, 2007, there were 91,765,691 Existing Hydrogenics Shares outstanding.  In 2008, the Offeror issued 639,980 Existing Hydrogenics Shares for $0.1 million under the Option Plan.  As at December 31, 2008, there were 92,405,666 Existing Hydrogenics Shares outstanding.

The Existing Hydrogenics Shares are listed and posted for trading on the TSX under the symbol “HYG” and on the NASDAQ under the symbol “HYGS”.

Under the Plan of Arrangement, the Offeror Shares will be authorized and the Existing Hydrogenics Shares will be reclassified as “redeemable common shares”, pursuant to which such shares will be redeemed on the basis of one redeemable common share for one New Hydrogenics Share, resulting in the Offeror Shareholders ceasing to hold any shares in the Offeror upon completion of the Arrangement.

Stock Options

The Offeror has the Option Plan pursuant to which it grants options to certain employees and officers to purchase Existing Hydrogenics Shares at a fixed price.  The purpose of the Option Plan is to attract, retain and motivate key members of the Offeror’s team, to align incentives with the results realized by shareholders, and to provide competitive compensation arrangements that reward the creation of shareholder value over the long-term. APIF does not have a stock option plan.  Upon completion of the Transaction, the Option Plan will be terminated.  New Hydrogenics will adopt a stock option plan which mirrors the Option Plan.

The Option Plan provides that options will expire no later than 10 years from the grant date or, if that date occurs during a blackout period or other period during which an insider is prohibited from trading in the Offeror securities by its insider trading policy, 10 business days after the period ends, subject to certain exceptions.  Options will have an exercise price per share of not less than the closing price of the Existing Hydrogenics Shares on the TSX on the trading day before the option is granted.  Unless otherwise specified in a particular option agreement, options granted under the Option Plan will vest over three years with one third of the option grant vesting each year.

Issuances of options under the Option Plan are subject to the several restrictions.  No more than 10% of the Existing Hydrogenics Shares outstanding may be issued under the Option Plan and all other security based compensation arrangements in any one year period.  In addition, the number of Existing Hydrogenics Shares reserved for issuance pursuant to options granted to any one person under the Option Plan and all other security based compensation arrangements cannot exceed 5% of the outstanding Existing Hydrogenics Shares.

The aggregate number of Existing Hydrogenics Shares reserved for issuance pursuant to options granted to insiders under the Option Plan cannot exceed 10% of the outstanding Existing Hydrogenics Shares.  Further, within any one year period, insiders may not, in the aggregate, be issued under the Option Plan and all other security based compensation arrangements a number of Existing Hydrogenics Shares which exceeds 10% of the outstanding issue and no individual insider may be issued a number of Existing Hydrogenics Shares that exceeds 5% of the outstanding issue.

Currently there are 12,000,000 Existing Hydrogenics Shares reserved for issuance under the Option Plan representing approximately 13% of the total number of issued and outstanding Existing Hydrogenics Shares.

If an option holder’s employment or term as a director or consultant ceases as a result of the option holder’s death, retirement or disability or because of the sale of the company which employs the option holder, or to which the option holder is a director or consultant, all options vest immediately and may be exercised for 180 days (or, if earlier, to the end of the term).  If an option holder’s employment or term as a director or consultant is terminated without cause the option holder’s options which are vested or which would otherwise have vested within the reasonable or contractual notice period may be exercised for 90 days (or, if earlier, to the end of the term).  If an option holder’s employment or term as a director or consultant is terminated by voluntary resignation, vested options may be exercised for 90 days (or, if earlier, to the end of the term) and unvested options are cancelled. If an option holder’s employment or term as a director or consultant is terminated for cause, all options are immediately cancelled. Notwithstanding the foregoing, but subject to applicable securities laws, the Offeror’s Board of Directors may, in its discretion, permit the exercise of any or all options held by an option holder in the manner and on the terms authorized by the Offeror’s Board of Directors; provided that the board may not authorize the exercise of an option beyond 10 years from the date of grant, excluding any automatic extension for an expiry date which falls in a blackout period.

Options are non-transferable. The Offeror’s Board of Directors has the discretion to accelerate vesting and expiration of options in connection with a change of control of the Offeror, a sale of all or substantially all of the assets of the Offeror or a dissolution or liquidation of the Offeror. The Offeror’s Board of Directors may further take such steps it deems equitable and appropriate to adjust the number of Existing Hydrogenics Shares that may be acquired on the exercise of any options or the exercise price in the event that the Offeror effects a subdivision or consolidation of the Existing Hydrogenics Shares, any similar capital reorganization, payment of a stock dividend (other than in lieu of a cash dividend), or other change in capitalization of the Offeror, or upon any amalgamation, continuation, reorganization involving the Offeror, by exchange of Existing Hydrogenics Shares, by sale or lease of assets or otherwise, to preserve the proportionality of the rights and obligations of the option holders.

The Option Plan, as approved by the Offeror Shareholders and the Offeror’s Board of Directors, allows the human resources and corporate governance committee of the Offeror to grant directors, officers, eligible employees and consultants of the Offeror options to acquire Existing Hydrogenics Shares.

Upon completion of the Transaction, the Option Plan will be terminated.

Below is a summary of the outstanding options as of August 31, 2009.

Exercise Price			Awards Outstanding			Awards Exercisable
Low (C$)	High (C$)	Quantity	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price (C$)	Quantity	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price (C$)
0.28	0.29	84,000	0.399726	0.29	84,000	0.399726	0.29
0.30	1.00	3,123,052	9.17088	0.549123	373,281	8.528405	0.58
1.01	2.00	1,410,237	6.855284	1.230147	948,383	6.512481	1.259439
2.01	3.00	82,000	6.350412	2.193295	63,254	6.196643	2.194272
3.01	4.00	373,070	6.684323	3.374165	304,329	6.674706	3.375106
4.01	5.00	350,200	3.605681	4.36825	350,200	3.605681	4.36825
5.01	6.00	290,800	4.43391	5.607335	290,800	4.43391	5.607335
6.01	8.00	175,409	4.575288	6.612416	175,409	4.575288	6.612416
8.01	12.14	830,830	2.001375	9.242232	830,830	2.001375	9.242232
		6,719,598	6.901333	2.516776	3,420,486	4.921553	4.26846

5.                                      Memorandum and Articles of Association

Company Purpose

The Offeror’s restated articles of incorporation, together with any amendments thereto, which is referred to as the Offeror’s articles of incorporation, are filed with Industry Canada, pursuant to the CBCA.  The Offeror’s articles of incorporation do not have a stated purpose.

Directors

Pursuant to applicable Canadian law, the Offeror’s directors, in exercising their powers and discharging their duties must act honestly and in good faith with a view to the best interests of the Offeror.  They must also exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Pursuant to the provisions of the CBCA, a director who is party to a material contract or transaction with the Offeror, is a director or an officer or an individual acting in a similar capacity of a party to the contract or transaction, or who has a material interest in a party to a material contract or transaction with the Offeror must disclose to the Offeror the nature and extent of such interest in writing or request to have such interest noted in the minutes of meetings of the directors.  Furthermore, a director who has a material interest in a matter before the Offeror’s Board of Directors must refrain from voting on the matter unless the contract: is with one of the Offeror’s affiliates; relates to the director’s remuneration as a director or officer of the Offeror; or relates to its indemnity or insurance for the Offeror’s officers and directors.

Pursuant to the CBCA, at least 25% of the Offeror’s directors must be resident Canadians. The CBCA also requires that the Offeror have not less than three directors, at least two of whom are not officers, directors or employees of the Offeror.  The Offeror currently has seven directors, six of whom are resident Canadians.  The Offeror’s articles of incorporation provide that the minimum size of its Board of Directors be three and the maximum size of its Board of Directors be twelve. The Offeror’s directors may, from time to time, determine the number of directors on the board by resolution, which is currently seven directors.  The Offeror’s articles of incorporation and its by-laws do not impose any other director qualification requirements.

Director Share Ownership Guidelines

The Offeror has established director share ownership guidelines that require each of its non-employee directors to hold Existing Hydrogenics Shares or deferred share units equal to five times the director’s annual cash retainer within three years of his initial appointment.  The General Motors nominee on the Offeror’s Board of Directors is not required to comply with these guidelines.

Given the recent decline in the price for the Existing Hydrogenics Shares, exacerbated by prevailing global economic and credit market conditions, the human resources and corporate governance committee of the Offeror has amended the guidelines to permit the value to be measured at either the year-end Existing Hydrogenics Share price, or a director’s acquisition cost of Existing Hydrogenics Shares.  The Offeror’s Board of Directors has approved this amendment and all directors are in compliance.

6.                                      New Series 1A Debentures and New Series 2A Debentures

The New Series 1A Debentures and New Series 2A Debentures will be created and issued under, and governed by, the New Debenture Indenture.  The New Debentures will be issued in a “book-entry only” system and will be registered in the name of CDS as custodian for the CDS Participants.  The New Series 1A Debentures will have substantially the same terms and conditions as the APIF Series 1 Debentures and the New Series 2A Debentures will have substantially the same terms and conditions as the APIF Series 2 Debentures, except for the primary differences described in the tables below. The terms and conditions of the APIF Series 1 Debentures and APIF Series 2 Debentures are set out in the APIF Debenture Indenture and are summarized in APIF’s Annual Information Form dated March 31, 2009 (the “APIF AIF”), both of which are available on SEDAR at www.sedar.com. Debentureholders are encouraged to read the APIF Debenture Indenture and the summary of the terms of the APIF Series 1 Debentures and APIF Series 2 Debentures in the APIF AIF.

Fractional entitlements to New Series 1A Debentures (i.e. debentures in amounts of less than $1,000) will be issued to Debentureholders and will not be rounded up or down, nor will a cash payment be made in lieu thereof.  It is expected that the New Series 1A Debentures, the New Series 2A Debentures and the Offeror Shares will be listed and posted for trading on the TSX.  The New Series 1A Debentures and New Series 2A Debentures will be traded in increments of $1,000 principal amount on the TSX; trades of principal amounts of less than $1,000 can be placed, but are unlikely to be completed, through the facilities of the TSX.

This section of the Circular contains a summary of certain terms of the New Debentures.  To the extent there is any inconsistency between the terms of the New Debentures contained in the following summary and those contained in the New Debenture Indenture, the terms contained in the New Debenture Indenture shall govern.

The following table summarizes the primary differences between the New Series 1A Debentures and the APIF Series 1 Debentures:

Term / Condition	New Series 1A Debentures	APIF Series 1 Debentures
Issuer	Offeror	APIF

Interest Rate	7.50%	6.65%

Interest Payment Dates	January 1 and July 1 each year, commencing January 1, 2010, and maturing on November 30, 2014	January 31 and July 31 each year, commencing July 31, 2005, and maturing on July 31, 2011

Maturity Date	November 30, 2014	July 31, 2011

Underlying Security	Offeror Shares	Trust Units

Conversion Privilege

Convertible into Offeror Shares at a price of C$4.08 principal amount for each Offeror Share, exercisable prior to the earlier of the last business day immediately preceding November 30, 2014 and the last business day immediately preceding the date specified by the Offeror for redemption of the New Series 1A Debentures, subject to adjustment.

Convertible into APIF Trust Units at a price of C$10.65 principal amount for each Trust Unit, exercisable prior to the earlier of July 31, 2011 and the business day immediately preceding the date specified by APIF for redemption of the APIF Series 1 Debentures.

Restriction on Ownership of Trust Units by Non-Residents of Canada	No restriction.	At no time may non-residents of Canada be the beneficial owners of a majority of the Trust Units on a fully

Term / Condition	New Series 1A Debentures	APIF Series 1 Debentures

diluted basis, whether by way of conversion of Debentures to Trust Units, repayment of Debentures by issuance of Trust Units, or otherwise. If APIF becomes aware of or determines that a majority of Trust Units, on a fully diluted basis, are held by non-residents, APIF may take certain actions, including requiring non-resident holders of Debentures to sell their Debentures or Trust Units.

Redemption Rights

The New Series 1A Debentures will not be redeemable on or before January 1, 2011, except in the event of the satisfaction of certain conditions after a Change of Control (as defined below) has occurred as set out in the New Debenture Indenture. After January 1, 2011, and on or before January 1, 2012, the New Series 1A Debentures may be redeemed at the option of the Offeror, in whole at any time or in part from time to time, on not more than 60 days’ and not less than 30 days’ prior notice, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, provided that the weighted-average trading price of the Offeror Shares on the TSX for the 20 consecutive trading days ending five trading days preceding the date on which notice of redemption is given exceeds 125% of the Series 1A Conversion Price.

On or after January 1, 2012 and prior to the Series 1A Maturity Date, the New Series 1A Debentures may be redeemed by the Offeror, in whole or in part from time to time, on not more than 60 days’ and not less than 30 days’ prior notice, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest.

Prior to July 31, 2009, the APIF Series 1 Debentures may be redeemed at the option of APIF, in whole at any time or in part from time to time, on not more than 60 days’ and not less than 30 days’ prior notice, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, provided that the weighted-average trading price of the Trust Units on the TSX for the 20 consecutive trading days ending five trading days preceding the date on which notice of redemption is given exceeds 125% of the APIF Series 1 Debentures conversion price.

On or after July 31, 2009 and prior to the maturity date of the APIF Series 1 Debentures, the APIF Series 1 Debentures may be redeemed by APIF, in whole or in part from time to time, on not more than 60 days’ and not less than 30 days’ prior notice, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest.

The following table summarizes the primary differences between the New Series 2A Debentures and the APIF Series 2 Debentures:

Term / Condition	New Series 2A Debentures	APIF Series 2 Debentures
Issuer	Offeror	APIF

Interest Rate	6.35%	6.20%

Interest Payment Dates	April 1 and October 1 each year, commencing April 1, 2010, and maturing on November 30, 2016	May 31 and November 30 each year, commencing May 31, 2007, and maturing on November 30, 2016

Maturity Date	November 30, 2016	November 30, 2016

Underlying Security	Offeror Shares	Trust Units

Conversion Privilege

Convertible into Offeror Shares at a price of C$6.00 principal amount for each Offeror Share, exercisable prior to the earlier of the last business day immediately preceding November 30, 2016 and the last business day immediately preceding the date specified by the Offeror for redemption of the New Series 2A Debentures, subject to adjustment.

Convertible into APIF Trust Units at a price of C$11.00 principal amount for each Trust Unit, exercisable prior to the earlier of November 30, 2016 and the business day immediately preceding the date specified by APIF for redemption of the APIF Series 2 Debentures.

Restriction on Ownership of Trust Units by Non-Residents of Canada	No restriction.

At no time may non-residents of Canada be the beneficial owners of a majority of the Trust Units on a fully diluted basis, whether by way of conversion of Debentures to Trust Units, repayment of Debentures by issuance of Trust Units, or otherwise. If APIF becomes aware of or determines that a majority of Trust Units, on a fully diluted basis, are held by non-residents, APIF may take certain actions, including requiring non-resident holders of Debentures to sell their Debentures or Trust Units.

Redemption Rights

The New Series 2A Debentures may not be redeemed by the Offeror (except in the case of a Change of Control) on or before January 1, 2011. Thereafter, but prior to January 1, 2012, the New Series 2A Debentures may be redeemed at the option of the Offeror, in whole at any time or in part from time to time, on not more than 60 days’ and not less than 30 days’ prior notice, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, provided that the weighted-average

The APIF Series 2 Debentures may not be redeemed by APIF (except in the case of a change of control) on or before November 30, 2010. Thereafter, but prior to November 30, 2012, the APIF Series 2 Debentures may be redeemed at the option of APIF, in whole at any time or in part from time to time, on not more than 60 days’ and not less than 30 days’ prior notice, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, provided that the weighted-average

Term / Condition	New Series 2A Debentures	APIF Series 2 Debentures

trading price of the Trust Units on the TSX for the 20 consecutive trading days ending five trading days preceding the date on which notice of redemption is given exceeds 125% of the New Series 2A Conversion Price.

On or after January 1, 2012 and prior to the Series 2A Maturity Date, the New Series 2A Debentures may be redeemed by the Offeror, in whole or in part from time to time, on not more than 60 days’ and not less than 30 days’ prior notice, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest.

trading price of the Trust Units on the TSX for the 20 consecutive trading days ending five trading days preceding the date on which notice of redemption is given exceeds 125% of the APIF Series 2 Debentures conversion price.

On or after November 30, 2012 and prior to the maturity date of the APIF Series 2 Debentures, the APIF Series 2 Debentures may be redeemed by APIF, in whole or in part from time to time, on not more than 60 days’ and not less than 30 days’ prior notice, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest.

Conversion Privilege

The New Series 1A Debentures will be convertible at the holder’s option into fully paid, non-assessable and freely-tradeable Offeror Shares at any time prior to 5:00 p.m. (Toronto time) on the earlier of (i) the last business day immediately preceding the Series 1A Maturity Date of November 30, 2014 and (ii) the last business day immediately preceding the date specified by the Offeror for redemption of the New Series 1A Debentures, in each case at a conversion price of C$4.08 per Offeror Share (the “Series 1A Conversion Price”), being a ratio of approximately 245.0980 Offeror Shares per C$1,000 principal amount of New Series 1A Debentures.  The New Series 1A Debentures will bear interest from the date of issue at 7.50% per annum, which will be payable semi-annually on January 1 and July 1 in each year, which will commence on January 1, 2010 (each, a “Series 1A Interest Payment Date”).

The New Series 2A Debentures will be convertible at the holder’s option into fully paid, non-assessable and freely-tradeable Offeror Shares at any time prior to 5:00 p.m. (Toronto time) on the earlier of (i) the business day immediately preceding the Series 2A Maturity Date of November 30, 2016 and (ii) the business day immediately preceding the date specified by the Offeror for redemption of the New Series 2A Debentures, in each case at a conversion price of C$6.00 per Offeror Share (the “Series 2A Conversion Price”) being a ratio of approximately 166.6667 Offeror Shares per C$1,000 principal amount of New Series 2A Debentures.  The New Series 2A Debentures will bear interest from the date of issue at 6.35% per annum, which will be payable semi-annually on April 1 and October 1 in each year, which will commence on April 1, 2010 (each, a “Series 2A Interest Payment Date”).

Interest will be payable based on a 365-day year.  At the option of the Offeror, subject to applicable law, the Offeror may deliver Offeror Shares to its agent who shall sell such Offeror Shares on behalf of the Offeror in order to raise funds to satisfy all or any part of the Offeror’s obligations to pay interest on the New Debentures, but in any event, the holders of New Debentures shall be entitled to receive cash payments equal to the interest otherwise payable on the New Debentures.

Subject to the provisions thereof, the New Debenture Indenture will provide for the adjustment of the Series 1A Conversion Price and the Series 2A Conversion Price in certain events including: (a) the subdivision or consolidation of the outstanding Offeror Shares; (b) the distribution of Offeror Shares to holders of Offeror Shares by way of distribution or otherwise other than an issue of securities to holders of Offeror Shares who have elected to receive distributions in securities of the Offeror in lieu of receiving cash distributions paid in the ordinary course; (c) the issuance of options, rights or warrants to holders of Offeror Shares entitling them to acquire Offeror Shares or other securities convertible into Offeror Shares at less than 95% of the then Current Market Price (as defined below under “Payment upon Redemption or Maturity”) of the Offeror Shares; and (d) the distribution to all holders of Offeror Shares of any securities or assets (other than cash distributions and equivalent distributions in securities paid in lieu of cash distributions in the ordinary course).  There will be no adjustment of the Series 1A Conversion Price or the Series 2A Conversion Price, in respect of any event described in (b), (c) or (d) above if, subject to prior regulatory approval, the holders of the New Debentures will be allowed to participate as though they had converted their New Debentures prior to the applicable record date or effective date.  The Offeror will not be required to make adjustments to either the Series 1A Conversion Price or the Series 2A Conversion Price, unless the cumulative effect of such adjustments would change the Series 1A Conversion Price or the Series 2A Conversion Price, as the case may be, by at least 1%.

In the case of any reclassification or change (other than a change resulting only from consolidation or subdivision) of the Offeror Shares or in case of any amalgamation, consolidation or merger of the Offeror with or into any other entity, or in the case of any sale, transfer or other disposition of the properties and assets of the Offeror as, or substantially as, an entirety to any other entity, the terms of the conversion privilege shall be adjusted so that each New Debenture shall, after such reclassification, change, amalgamation, consolidation, merger or sale, be exercisable for the kind and amount of securities or property of the Offeror, or such continuing, successor or purchaser entity, as the case may be, which the holder thereof would have been entitled to receive as a result of such reclassification, change, amalgamation, consolidation, merger or sale if on the effective date thereof it had been the holder of the number of Offeror Shares into which the New Debenture was convertible prior to the effective date of such reclassification, change, amalgamation, consolidation, merger or sale.

No fractional Offeror Shares will be issued on any conversion of the New Debentures, but in lieu thereof, the Offeror shall satisfy such fractional interest by a cash payment equal to the Current Market Price of such fractional interest.

The term “Current Market Price” will be defined in the New Debenture Indenture to mean the weighted average trading price of the Offeror Shares on the TSX for the 20 consecutive trading days ending on the fifth trading day preceding the date of the applicable event.

Redemption and Purchase

The New Series 1A Debentures will not be redeemable on or before January 1, 2011, except in the event of the satisfaction of certain conditions after a Change of Control (as defined below) has occurred as set out in the New Debenture Indenture.  After January 1, 2011, and on or before January 1, 2012, the New Series 1A Debentures may be redeemed at the option of the Offeror, in whole at any time or in part from time to time, on not more than 60 days’ and not less than 30 days’ prior notice, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, provided that the weighted-average trading price of the Offeror Shares on the TSX for the 20 consecutive trading days ending five trading days preceding the date on which notice of redemption is given exceeds 125% of the Series 1A Conversion Price.

On or after January 1, 2012 and prior to the Series 1A Maturity Date, the New Series 1A Debentures may be redeemed by the Offeror, in whole or in part from time to time, on not more than 60 days’ and not less than 30 days’ prior notice, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest.

The New Series 2A Debentures may not be redeemed by the Offeror (except in the case of a Change of Control) on or before January 1, 2011.  Thereafter, but prior to January 1, 2012, the New Series 2A Debentures may be redeemed at the option of the Offeror, in whole at any time or in part from time to time, on not more than 60 days’ and not less than 30 days’ prior notice, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, provided that the weighted-average trading price of the Trust Units on the TSX for the 20 consecutive trading days ending five trading days preceding the date on which notice of redemption is given exceeds 125% of the New Series 2A Conversion Price.

On or after January 1, 2012 and prior to the Series 2A Maturity Date, the New Series 2A Debentures may be redeemed by the Offeror, in whole or in part from time to time, on not more than 60 days’ and not less than 30 days’ prior notice, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest.

The Offeror will have the right to purchase New Debentures in the market, by tender or by private contract subject to regulatory requirements; provided, however, that if an Event of Default (as defined below) has occurred and is continuing, the Offeror will not have the right to purchase the New Debentures by private contract.

In the case of redemption of less than all of the New Debentures, the New Debentures to be redeemed will be selected by the Debenture Trustee on a pro rata basis.

Payment upon Redemption or Maturity

On redemption or on the Series 1A Maturity Date or the Series 2A Maturity Date, as applicable, the Offeror will repay the indebtedness represented by the New Debentures which are to be redeemed or which have matured by paying to the Debenture Trustee in lawful money of Canada an amount equal to the principal amount of the outstanding New Debentures, together with accrued and unpaid interest thereon. The Offeror may, at its option, on not more than 60 days’ and not less than 40 days’ prior notice and subject to any required regulatory approvals, unless an Event of Default (as defined below) has occurred and is continuing, elect to satisfy its obligation to repay, in whole or in part, the principal amount of the New Debentures which are to be redeemed or which have matured by issuing and delivering freely tradeable Offeror Shares to the holders of the New Debentures.  The number of Offeror Shares to be issued will be determined by dividing the principal amount of the New Debentures which are to be redeemed by 95% of the Current Market Price of the Offeror Shares on the date fixed for redemption or the maturity date, as the case may be.  No fractional Offeror Shares will be issued to holders of New Debentures but in lieu thereof the Offeror shall satisfy such fractional interest by a cash payment equal to the Current Market Price of such fractional interest.

Share Interest Payment Election

Unless an Event of Default (as defined below) has occurred and is continuing, the Offeror may elect, from time to time, subject to applicable regulatory approval, to issue and deliver freely-tradeable Offeror Shares to its agent for sale in order to raise funds to satisfy the Offeror’s obligations to pay interest on the New Debentures in accordance with the New Debenture Indenture (the “Share Interest Payment Election”) in which event holders of the New Debentures will be entitled to receive a cash payment equal to the interest payable from the proceeds of the sale of such Offeror Shares by the agent.  The New Debenture Indenture provides that upon such election, the agent shall (i) accept delivery of Offeror Shares from the Offeror, (ii) accept bids with respect to, and consummate sales of, such Offeror Shares, each as the Offeror shall direct in its absolute discretion, (iii) invest the proceeds of such sales in short-term Canadian government obligations which mature prior to the applicable Series 1A Interest Payment Date or Series 2A Interest Payment Date and deliver proceeds to holders of the New Debentures sufficient to satisfy the Offeror’s interest payment obligations; and (iv) perform any other action necessarily incidental thereto.  The amount received by a holder in respect of interest will not be affected by whether or not the Offeror elects to utilize the Share Interest Payment Election.

Neither the Offeror’s making of the Share Interest Payment Election nor the consummation of sales of Offeror Shares pursuant thereto will (a) result in the holders of New Debentures not being entitled to receive, on the applicable Series 1A Interest Payment Date or Series 2A Interest Payment Date, cash in an aggregate amount equal to the interest payable on such date, or (b) entitle such holders to receive any Offeror Shares in satisfaction of the interest payable on the applicable interest payment date.

Cancellation

All New Debentures converted, redeemed or purchased as aforesaid will be cancelled and may not be reissued or resold.

Subordination

The payment of the principal of, and interest on, the New Debentures will be subordinated in right of payment, in the circumstances referred to below and more particularly as set forth in the New Debenture Indenture, to the prior payment in full of all Senior Indebtedness of the Offeror.  “Senior Indebtedness” of the Offeror will be defined in the New Debenture Indenture as all indebtedness of the Offeror, other than the New Debentures and any other debentures issued under the New Debenture Indenture, (whether outstanding as at the date of the New Debenture Indenture or thereafter created, incurred, assumed or guaranteed), and including, for greater certainty, claims of trade creditors of the Offeror, which by the terms of the instrument creating or evidencing the indebtedness, is not expressed to be pari passu with, or subordinate in right of payment to, the New Debentures.

The New Debenture Indenture will provide that in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation or reorganization in connection with or as a result of an insolvency or bankruptcy proceeding or other similar proceedings relative to the Offeror, or to its property or assets, or in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Offeror, whether or not involving insolvency or bankruptcy, or any marshalling of the assets and liabilities of the Offeror, all creditors under any Senior Indebtedness will receive payment in full before the holders of New Debentures will be entitled to receive any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in any such event in respect of any of the New Debentures or any unpaid interest accrued thereon.

In addition to the foregoing, pursuant to the terms of the New Debenture Indenture, neither the Debenture Trustee for, nor the holders of, the New Debentures will be entitled to demand or otherwise attempt to enforce in any manner, institute proceedings for the collection of, or institute any proceedings against the Offeror, including, without limitation, by way of any bankruptcy, insolvency or similar proceedings or any proceeding for the appointment of a receiver, liquidator, trustee or other similar official (it being understood and agreed that the Debenture Trustee and/or the holders of the New Debentures will be permitted to take any steps necessary to preserve the claims of the holders of the New Debentures in any such proceeding and any steps necessary to prevent the extinguishment or other termination of a claim or potential claim as a result of the expiry of a limitation period), or receive any payment or benefit in any manner whatsoever on account of indebtedness represented by the New Debentures other than as set forth in the New Debenture Indenture at any time when (i) an event of default (howsoever designated) has occurred and is continuing under a credit agreement with a senior creditor of the Offeror, or (ii) an event of default (howsoever designated) has occurred under any other Senior Indebtedness and is continuing and, in each case, notice of such event of default has been given by or on behalf of the lender or lenders party to such Senior Indebtedness to the Offeror or an affiliate thereof that is the borrower pursuant to such Senior Indebtedness (the “Senior Indebtedness Postponement Provisions”).

The New Debentures will also be subordinate to claims of creditors of the Offeror.

Put Right upon a Change of Control

Upon the occurrence of a change of control of the Offeror involving the acquisition of voting control or direction over 66 2/3% or more of the outstanding Offeror Shares by any person or group of persons acting jointly or in concert (a “Change of Control”), each holder of New Debentures may require the Offeror to purchase, on the date which is 30 days following the giving of notice of the Change of Control as set out below (the “Put Date”), the whole or any part of such holder’s New Debentures at a price equal to 101% of the principal amount thereof (the “Put Price”) plus accrued and unpaid interest to the Put Date.

If 90% or more in the aggregate principal amount of the New Debentures outstanding on the date of the giving of notice of the Change of Control have been tendered for purchase on the Put Date, the Offeror will have the right to redeem all the remaining New Debentures on such date at the Put Price, together with accrued and unpaid interest to such date.  Notice of such redemption must be given to the Debenture Trustee prior to the Put Date and as soon as possible thereafter, by the Debenture Trustee to the holders of the New Debentures not tendered for purchase.  The principal on the New Debentures will be payable in lawful money of Canada or, at the option of the Offeror and subject to applicable regulatory approval, by payment of Offeror Shares to satisfy, in whole or in part, its obligation to repay the principal amount of the New Debentures.

The New Debenture Indenture will contain notification provisions to the effect that:

(a)

the Offeror will promptly give written notice to the Debenture Trustee of the occurrence of a Change of Control and the Debenture Trustee will thereafter give to the holders of New Debentures a notice of (i) the Change of Control, (ii) the repayment right of the holders of New

Debentures and (iii) the right of the Offeror to redeem un-tendered New Debentures under certain circumstances; and

(b)

a holder of New Debentures, to exercise the right to require the Offeror to purchase its New Debentures, must deliver to the Debenture Trustee, not less than five business days prior to the Put Date, written notice of the holder’s exercise of such right, together with a duly endorsed form of transfer.

The Offeror will comply with the requirements of Canadian securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of the New Debentures in the event of a Change of Control.

Modification

The rights of the holders of the New Debentures as well as any other series of debentures that may be issued under the New Debenture Indenture may be modified in accordance with the terms of the New Debenture Indenture. For that purpose, among others, the New Debenture Indenture will contain certain provisions which will make binding on all holders of New Debentures resolutions passed at meetings of the holders of New Debentures by votes cast thereat by holders of not less than 66 2/3% of the principal amount of the then outstanding New Debentures present at the meeting or represented by proxy, or rendered by instruments in writing signed by the holders of not less than 66 2/3% of the principal amount of the then outstanding New Debentures. In certain cases, the modification will, instead of or in addition to, require assent by the holders of the required percentage of New Debentures of each particularly affected series.  Under the New Debenture Indenture, the Debenture Trustee will have the right to make certain amendments to the New Debenture Indenture in its discretion, without the consent of the holders of New Debentures.

Events of Default

The New Debenture Indenture will provide that an event of default (“Event of Default”) in respect of the New Debentures will occur if certain events described in the New Debenture Indenture occur, including, without limitation, if any one or more of the following described events has occurred and is continuing with respect to the New Debentures: (i) failure for 15 days to pay interest on the New Debentures when due; (ii) failure to pay principal or premium, if any, on the New Debentures, whether at maturity, upon redemption, by declaration or otherwise; (iii) default in the performance of any material covenant in the New Debenture Indenture that is not cured within 30 days of the Offeror receiving notice in writing specifying such default and requiring it to be cured; or (iv) certain events of bankruptcy, insolvency or reorganization of the Offeror under bankruptcy or insolvency laws.  Subject to the Senior Indebtedness Postponement Provisions, if an Event of Default has occurred and is continuing, the Debenture Trustee may, in its discretion, and shall, upon the request of holders of not less than 25% in principal amount of the then outstanding New Debentures and upon receipt by the Debenture Trustee of reasonable funding and indemnity from the holders in such respect, declare the principal of (and premium, if any) and interest on all outstanding New Debentures to be immediately due and payable.

Offers for Debentures

The New Debenture Indenture will contains provisions to the effect that if an offer is made for the New Debentures which is a take-over bid for New Debentures within the meaning of the Securities Act (Ontario) and not less than 90% of the New Debentures (other than New Debentures held at the date of the take-over bid by or on behalf of the offeror or associates or affiliates of the offeror) are taken up and paid for by the offeror, the offeror will be entitled to acquire the New Debentures held by holders of New Debentures who did not accept the offer on the terms offered by the offeror.

In addition, the New Debenture Indenture will contain provisions to the effect that if an offer is made for the New Debentures which is a take-over bid for New Debentures within the meaning of the Securities Act (Ontario) and:

(a)	the offeror in connection with such offer has agreed to be bound by, and complies with, the provisions of Article 13A of the New Debenture Indenture;

(b)	the directors of the Offeror have publicly recommended acceptance of such offer by Debentureholders; and

(c)

the earlier of the expiry date for such offer and 45 days after the date such offer was made, whichever period is shorter, such offer is accepted by Debentureholders representing the Specified Debenture Percentage,

(such offer being a “Recommended Offer”)

the offeror will be deemed to have acquired, and Debentureholders who did not accept such Recommended Offer (including any assignee of Debentures of such Debentureholder) will be deemed to have transferred to the offeror, the Debentures held by the such dissenting Debentureholders with effect from the date and time that the offeror has given notice to the depositary under the offer that it has taken up Debentures deposited, and not withdrawn, pursuant to such Recommended Offer and the dissenting Debentureholders will cease to have any rights as Debentureholders from and after that time, other than the right to be paid the same consideration per Debentureholders payable or paid, as the case may be, under such Recommended Offer, provided that where the consideration paid or payable under the Recommended Offer consists of shares and/or debentures, the Debentureholders who do not accept such Recommended Offer shall have the right to elect to be paid the consideration for their Debentures in shares (or, where there is a limit on the number of shares that may be issued under this election, a pro rata number of shares and the balance in debentures) or debentures, failing which election, such Debentureholders shall be paid for their Debentures in shares (or, where there is a limit on the number of shares that may be issued under this election, a pro rata number of shares and the balance in debentures).

Priority of Debt

The New Debentures will be direct obligations of the Offeror and will not be secured by any mortgage, pledge, hypothec or other charge and will be subordinated to other liabilities of the Offeror.  The New Debenture Indenture will not restrict the Offeror from incurring additional indebtedness for borrowed money or from mortgaging, pledging or charging its assets to secure any indebtedness.

7.                                      Earnings Coverage

The following earnings coverage ratios are calculated on a consolidated basis for the year ended December 31, 2008 and for the twelve months ended June 30, 2009 and are derived from audited financial information of APIF, in the case of the year ended December 31, 2008, and unaudited financial information of APIF, in the case of the twelve month period ended June 30, 2009.

The following table sets out pro forma consolidated earnings before interest and income taxes, the pro forma consolidated interest expense, earnings coverage ratio information after giving effect to the securities to be issued under the Offers under two alternative scenarios.  These calculations reflect the assumption that the Trust Unit Offer has been accepted by Unitholders.

(amounts in thousands of Canadian dollars)	Pro forma earnings before interest and income tax	Pro forma consolidated adjusted interest expense	Pro forma earnings coverage ratio	Additional pro forma earnings required to achieve a one-to-one coverage ratio
Scenario I (1)
Year ended December 31, 2008	$6,498	$29,431	0.22	$22,933
Twelve months ended June 30, 2009	$10,622	$25,500	0.42	$14,878
Six months ended June 30, 2009	$25,711	$11,836	2.17	—

(amounts in thousands of Canadian dollars)	Pro forma earnings before interest and income tax	Pro forma consolidated adjusted interest expense	Pro forma earnings coverage ratio	Additional pro forma earnings required to achieve a one-to-one coverage ratio
Scenario II (2)
Year ended December 31, 2008	$6,498	$25,744	0.25	$19,246
Twelve months ended June 30, 2009	$10,622	$21,788	0.49	$11,166
Six months ended June 30, 2009	$25,711	$9,967	2.58	—

(1) Scenario I reflects the assumption that all APIF Series 1 Debentures and APIF Series 2 Debentures are exchanged for New Series 1A Debentures and New Series 2A Debentures, respectively.

(2) Scenario II reflects the assumption that the maximum $40 million of APIF Series 1 Debentures are exchanged for 12,460,800 Offeror Shares pursuant to the Series 1 Election, with the remaining APIF Series 1 Debentures and all of the APIF Series 2 Debentures being exchanged for New Series 1A Debentures and New Series 2A Debentures, respectively.

Under Scenario I, if the securities had been accounted for entirely as debt, pro forma consolidated interest expense would be reduced by $91 (all amounts in this paragraph in thousands of Canadian dollars) for the year ended December 31, 2008, $90 for the twelve months ended June 30, 2009 and $45 for the six months ended June 30, 2009.  The pro forma earnings coverage ratios would not significantly change for the year ended December 31, 2008 and twelve months ended June 30, 2009 but would increase to 2.18 times for the six months ended June 30, 2009.  Under Scenario II, in the event that the securities had been accounted for entirely as debt, pro forma consolidated interest expense would be reduced by $64 for the year ended December 31, 2008, $62 for the twelve months ended June 30, 2009 and $30 for the six months ended June 30, 2009.  The pro forma earnings coverage ratios would not significantly change for the year ended December 31, 2008 and for the twelve months ended June 30, 2009 but would increase to 2.59 times for the six months ended June 30, 2009.

The earnings coverage ratios set out above do not purport to be indicative of an earnings coverage ratio for any future period.

8.                                      Major Shareholders

To the knowledge of the Offeror’s directors and officers, as of September 14, 2009, no person or company beneficially owns, directly or indirectly, or exercises control or direction over Existing Hydrogenics Shares carrying more than 5% of the voting rights attached to the Offeror’s outstanding Existing Hydrogenics Shares other than General Motors, which owned approximately 11,364,006 Existing Hydrogenics Shares, representing 12.3% of the Offeror’s outstanding Existing Hydrogenics Shares.

For so long as General Motors holds at least 10% of the Offeror’s outstanding Existing Hydrogenics Shares, in the event that any of the Offeror’s founders, Pierre Rivard, Joseph Cargnelli or Boyd Taylor, wish to transfer (i) all or substantially all of their Existing Hydrogenics Shares to any person, or (ii) any of their Existing Hydrogenics Shares to a person actively competing with General Motors in the automotive or fuel cell industry, he must first offer such shares to General Motors.  In addition, in the event that the Offeror issues additional equity securities or securities convertible into equity securities for cash consideration, the Offeror has granted General Motors the right to participate in such offering on a pro rata basis based on the fully diluted number of Existing Hydrogenics Shares that it holds.  General Motors’ pre-emptive right is subject to certain limited exceptions, including the issuance of Existing Hydrogenics Shares in connection with acquisitions.

The major Offeror Shareholders do not have voting rights different from those of its other shareholders.

9.                                      Selected Historical and Pro Forma Financial Information

Selected Historical Financial Information

The following table sets out selected historical financial information for the Offeror for the periods indicated.  The historical consolidated financial information is extracted from, and should be read in conjunction with, the unaudited interim and audited consolidated financial statements of the Offeror incorporated by reference herein. As part of the Transaction, substantially all of the assets, liabilities and operations of the Offeror will have been transferred to New Hydrogenics which will not be owned by the Offeror.

HYDROGENICS CORPORATION
BALANCE SHEET DATA

(in thousands of US dollars, except for	As at June 30,		As at December 31,
share amounts)	2009	2008	2008	2007	2006	2005	2004
ASSETS

Current Assets
Cash and cash equivalents	$10,428	$23,763	$21,601	$15,460	$5,937	$5,394	$26,209
Restricted cash	1,255	5,994	1,130	—	—	—	—
Short-term investments	—	—	—	15,032	54,350	80,396	62,853
Accounts receivable	3,424	6,087	3,974	12,713	9,740	7,733	5,223
Grants receivable	384	1,025	505	850	1,901	1,909	2,437
Inventories	9,485	12,864	10,101	12,659	12,718	8,685	4,324
Prepaid expenses	832	1,085	1,161	1,077	1,539	2,353	1,400
	25,808	50,818	38,472	57,791	86,185	106,470	102,446
Deferred Charges	—	—	—	—	—	—	1,030
Restricted cash	235	—	—	—	—	—	—
Property, plant and equipment	3,538	4,505	4,082	4,847	5,435	5,682	5,286
Intangible assets	—	124	—	249	500	33,972	3,878
Goodwill	5,025	5,025	5,025	5,025	5,025	68,505	5,113
Other non-current assets	—	—	—	28	28	28	108
	$34,606	$60,472	$47,579	$67,940	$97,173	$214,657	$117,861
LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	$15,890	$18,313	$17,298	$18,166	$21,380	$14,918	$6,635
Unearned revenue	3,123	9,109	4,785	9,042	8,809	3,772	1,537
	19,013	27,422	22,083	27,208	30,189	18,690	8,172
Long-term debt	—	—	—	11	94	325	302
Deferred research and development grants	—	150	13	337	133	135	174
	19,013	27,572	22,096	27,556	30,416	19,150	8,648
Shareholders’ Equity
Common Shares	307,009	306,872	307,000	306,872	307,376	306,957	187,282
Warrants	—	—	—	—	—	—	4,722
Contributed surplus	16,510	16,017	16,300	15,606	13,718	11,847	2,155
Deficit	(301,427)	(285,742)	(291,420)	(277,101)	(249,033)	(118,274)	(80,900)
Accumulated other comprehensive loss	(6,499)	(4,247)	(6,397)	(4,993)	(5,304)	(5,023)	(4,046)
Total deficit and accumulated other comprehensive loss	(307,926)	(289,989)	(297,817)	(282,094)	(254,337)	(123,297)	(84,946)
	15,593	32,900	25,483	40,384	66,757	195,507	109,213
	$34,606	$60,472	$47,579	$67,940	$97,173	$214,657	$117,861
Weighted average number of shares	92,406,384	91,765,688	92,080,656	91,797,911	91,816,049	91,226,912	63,542,811

HYDROGENICS CORPORATION
STATEMENTS OF INCOME DATA

(in thousands of US dollars, except for	Six Months ended June 30,		Years ended December 31,
share and per share amounts)	2009	2008	2008	2007	2006	2005	2004
Revenues	$11,076	$19,501	$39,340	$37,990	$30,059	$37,191	$16,656
Cost of revenues	8,588	15,663	31,446	33,601	29,360	33,881	12,396
	2,488	3,838	7,894	4,389	699	3,310	4,260
Operating expenses
Selling, general and administrative	8,389	9,372	15,022	24,006	27,891	24,616	14,305
Research and product development	3,368	3,440	7,296	9,690	9,379	7,745	9,069
Windup of test equipment business	—	—	—	2,016	—	—	—
Amortization of property, plant and equipment	451	521	855	903	1,285	1,365	2,517
Amortization of intangible assets	—	125	249	251	7,139	8,429	8,510
Integration costs	—	—	—	—	—	1,123	(77)
Impairment of intangible assets and goodwill	—	—	—	—	90,834	—	3,693
	12,208	13,458	23,422	36,866	136,528	43,278	38,017

Loss from operations / Loss from continuing operations	(9,720)	(9,620)	(15,528)	(32,477)	(135,829)	(39,968)	(33,757)
Other income (expenses)
Gain on sale of assets	—	—	44	—	477	—	—
Loss on disposal of property, plant and equipment	—	—	—	(308)	—	—	—
Provincial capital tax	(153)	170	170	(127)	(42)	(91)	(260)
Interest, net	83	614	923	2,249	3,551	2,936	895
Foreign currency gains (losses)	(217)	194	188	2,617	904	(251)	(333)
	(287)	978	1,325	4,431	4,890	2,594	302
Loss before income taxes	(10,007)	(8,642)	(14,203)	(28,046)	(130,939)	(37,374)	(33,456)
Current income tax expense (recovery)	—	(1)	116	22	(180)	—	84
Net loss for the year	$(10,007)	$(8,641)	$(14,319)	$(28,068)	$(130,759)	(37,374)	(33,539)

Net loss per share / Net loss from continuing operations per share
Basic and diluted	$(0.11)	$(0.9)	$(0.16)	$(0.31)	$(1.42)	$(0.41)	$(0.53)
Shares used in calculating basic and diluted net loss per share	92,406,384	91,765,688	92,080,656	91,797,911	91,816,049	91,226,912	63,542,811

The Offeror has never declared or paid any cash dividends on the Existing Hydrogenics Shares.

The financial information of the Offeror presented in this Circular incorporated by reference herein has been prepared in accordance with Canadian GAAP.  For a reconciliation of certain additional financial information, see “Note 23 — Differences Between Canadian and United States Accounting Principles” under the Notes to Consolidated Financial Statements, which can be found on page 80 of the revised consolidated financial statements of the Offeror as at and for the years ended December 31, 2008 and 2007, together with the auditors’ report thereon, which is incorporated by reference herein.

Selected Pro Forma Financial Information of the Offeror

The unaudited pro forma consolidated financial statements of the Offeror which give effect to the Transaction are attached in Appendix B and incorporated by reference.  The unaudited pro forma adjustments are based upon the assumptions described in the notes to the unaudited pro forma consolidated financial statements, including that the Transaction is completed.  The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating or financial results that would have occurred had the Transaction actually occurred at the time contemplated by the notes to the unaudited pro forma consolidated financial statements.

You should read the following information in conjunction with, and the following information is qualified in its entirety by, (i) APIF’s audited financial statements and related notes and APIF’s unaudited interim consolidated financial statements and related notes, available on SEDAR under APIF’s profile at www.sedar.com, and (ii) the unaudited pro forma consolidated financial statements and accompanying notes included in Appendix B.  You are also encouraged to read Section 17 of the Circular, “Anticipated Accounting Treatment”, for a discussion of the anticipated accounting treatment in connection with the Transaction.

The selected unaudited pro forma consolidated financial data of the Offeror is presented for illustrative purposes only and, therefore, is not necessarily indicative of the financial position or results of operations that might have been achieved had the transaction occurred on January 1, 2008 for income statement information and June 30, 2009 for balance sheet information, respectively. In addition, the selected unaudited pro forma consolidated financial data is not necessarily indicative of the results of operations or financial position of the Offeror in the future.

The following table sets forth certain unaudited pro forma financial information reflecting the completion of the Transaction as if it was completed on January 1, 2008 for income statement information and June 30, 2009 for balance sheet information, presented on a Canadian GAAP basis.  This selected pro forma information reflects the impact of the Offers under two alternative scenarios.  Please see “Unaudited Pro Forma Consolidated Financial Statements of Hydrogenics”, attached at Appendix B and incorporated by reference herein, for additional information relating to the impact of the Offers.

	Trust Unit Offer		Offers - Scenario I		Offers - Scenario II
(In thousands of Canadian dollars, except per share amounts, in accordance with Canadian GAAP)	Pro Forma Six Months ended June 30, 2009	Pro Forma Year ended December 31, 2008	Pro Forma Six Months ended June 30, 2009	Pro Forma Year ended December 31, 2008	Pro Forma Six Months ended June 30, 2009	Pro Forma Year ended December 31, 2008
Operating revenues	$98,713	$213,796	$98,713	$213,796	$98,713	$213,796
Operating expenses	81,786	179,715	81,786	179,715	81,786	179,715
Earnings before undernoted	16,927	34,081	16,927	34,081	16,927	34,081
Interest expense	10,881	26,875	11,836	28,646	9,967	24,959
Interest, dividend income and other income	(2,285)	(7,023)	(2,285)	(7,023)	(2,285)	(7,023)
(Gain)/loss on derivative financial instruments	(8,703)	37,748	(8,703)	37,748	(8,703)	37,748
Income tax expense (recovery)	(2,922)	12,183	(2,922)	12,183	(2,483)	13,062
Minority interest	2,204	(3,142)	2,204	(3,142)	2,204	(3,142)
Net earnings from continuing operations	17,752	(32,560)	16,797	(34,331)	18,227	(31,523)
Net earnings	17,752	(32,560)	16,797	(34,331)	18,227	(31,523)
Basic net earnings from continuing operations per share	0.23	(0.43)	0.22	(0.46)	0.20	(0.36)
Diluted net earnings from continuing operations per share	0.23	(0.43)	0.22	(0.46)	0.20	(0.36)
Total Assets	1,012,666		1,012,666		1,012,666
Total Long Term Debt	444,695		438,820		401,569
Dividends per share	0.12	0.7494	0.12	0.7494	0.12	0.7494

Offeror Shares

The holders of Offeror Shares will be entitled to: dividends if, as and when declared by the Board of Directors of the Offeror; to one vote per share at meetings of the holders of Offeror Shares; and upon liquidation, dissolution or winding up of the Offeror to receive pro rata the remaining property and assets of the Offeror, subject to the rights of shares having priority over the Offeror Shares.  Following completion of the Transaction, the Offeror Shares will be listed and traded on the TSX.

Pro Forma Consolidated Capitalization

The following table sets forth the consolidated capitalization of APIF as presented under Canadian GAAP as at December 31, 2008 and June 30, 2009, and the pro forma consolidated capitalization of the Offeror after giving effect to the Transaction:

Designation (in millions of C$)	Authorized	As at December 31 2008	As at June 30, 2009 (before giving effect to the Transaction)	Pro Forma as at June 30, 2009 (after giving effect to the Trust Unit Offer)	Pro Forma as at June 30, 2009 (after giving effect to the Trust Unit Offer and Offers Scenario I)	Pro Forma as at June 30, 2009 (after giving effect to the Trust Unit Offer and Offers Scenario II)
Long Term Debt	—	$297,826	$291,335	$303,848	$303,848	$303,848
APIF Series 1 Debentures	—	$83,543	$83,818	$83,818	—	—
New Series 1A Debentures	—	—	—	—	$79,125	$41,873
APIF Series 2 Debentures	—	$56,884	$57,029	$57,029	—	—
New Series 2A Debentures	—	—	—	—	$55,848	$55,848
Trust Units	Unlimited	$722,215	$726,395	—	—	—
Offeror Shares	Unlimited	—	—	$726,395	$731,270	$798,118

Notes:

(1)

Following the Transaction, Unitholders will have exchanged their Trust Units for newly issued Offeror Shares. The Trust Unit Offer column above gives effect to the Trust Unit Offer only and does not assume that the Offers have occurred.

(2)

The Offers Scenario I column in the above table gives effect to the assumption that all of the APIF Series 1 Debentures and APIF Series 2 Debentures are exchanged for New Series 1A and New Series 2A Debentures, and none of the APIF Series 1 Debentures are exchanged for Offeror Shares. Under the Offers, each C$1,000 par value of APIF Series 1 Debentures are exchanged for C$1,050 par value of New Series 1A Debentures, and each C$1,000 par value of APIF Series 2 Debentures are exchanged for C$1,000 par value of New Series 2A Debentures. Interest rates, term and conversion prices of the new debentures are modified from the Debentures. Refer to the Unaudited Pro Forma Consolidated Financial Statements in Appendix B for additional information.

(3)

The Offers Scenario II column in the table above gives effect to the assumption that the maximum amount of C$40 million of APIF Series 1 Debentures that are available for exchange are converted into additional Offeror Shares and the remaining APIF Series 1 Debentures being exchanged for New Series 1A Debentures at an exchange ratio of C$1,050 par value of New Series 1A Debentures for each C$1,000 par value of APIF Series 1 Debentures. It is also assumed that all of the APIF Series 2 Debentures are exchanged for New Series 2A Debentures. Interest rates, term and conversion prices of the New Debentures are modified from the Debentures. Refer to the Unaudited Pro Forma Consolidated Financial Statements in Appendix B for additional information.

(4)

Pro forma long term liabilities are increased as a result of the contribution to capital and the estimated transaction costs aggregating approximately C$13.8 million after consideration of costs incurred and recorded in the historical financial statements of APIF up to June 30, 2009.

10.                               Algonquin Power Income Fund

APIF is an open-ended trust established under the laws of the Province of Ontario by the APIF Trust Declaration. The principal and head office of APIF is located at 2845 Bristol Circle, Oakville, Ontario, L6H 7H7, Canada and its telephone number is (905) 465-4500.

For more information relating to APIF, see Appendix A.  In connection with the Offers, Debentureholders may wish to review documents of APIF filed with securities commissions or similar authorities in Canada.  Copies of documents relating to APIF may be obtained on request without charge from the President, Algonquin Power Management Inc., 2845 Bristol Circle, Oakville, Ontario, L6H 7H7, telephone (905) 465-4500 and fax (905) 465-4540, and are also available electronically on SEDAR at www.sedar.com.

11.                               Comparison of Rights

On completion of the Transaction, Debentureholders who convert their New Series 1A Debentures or New Series 2A Debentures will receive Offeror Shares in exchange for such debentures rather than Trust Units. While APIF is an open-ended trust established under the laws of the Province of Ontario and governed by the APIF Trust Declaration, the Offeror is a corporation incorporated under the CBCA and the rights of the shareholders of the Offeror are governed by the CBCA and the articles of incorporation and by-laws of the Offeror.

The following is a summary of certain key differences between the rights of a shareholder of the Offeror and the rights of a Unitholder.  This summary is qualified in its entirety by reference to the full text of the Offeror’s articles of incorporation and its by-laws, both as currently in effect and as will be in effect at the completion of the Transaction, the APIF Trust Declaration and the full text of the CBCA.

Authorized Units/Shares

•                                          Under the APIF Trust Declaration, the aggregate number of Trust Units which is authorized and may be issued is unlimited.

•                                          The Offeror’s articles of incorporation authorize the issuance of an unlimited number of preferred shares, issuable in series and an unlimited number of common shares.  The Offeror will also be creating a new class of common shares, the Offeror Shares, in connection with the Plan of Arrangement, to be issued to Unitholders, and Debentureholders who elect to receive Offeror Shares, in each case pursuant to the applicable Offer. Following completion of the Transaction, the proposed new Board of Directors of the Offeror intends to amend the articles of incorporation of the Offeror to remove the preferred shares issuable in series from the Offeror’s articles.

Voting Rights

•                                          Under the APIF Trust Declaration, all Trust Units rank among themselves equally and rateably without discrimination, preference or priority.  Each Unit entitles the holder or holders of that Unit to one vote on a poll vote at any meeting of Unitholders.

•                                          The Offeror’s articles of incorporation provide that each holder of the Offeror’s common shares is entitled to receive notice of and to attend all meetings of shareholders of the Offeror and to vote thereat, except meetings at which only holders of a specified class of shares or specified series of shares are entitled to vote.  Each holder of common shares of the Offeror is entitled to one vote in respect of each common share held by such holder.  The Offeror’s existing common shares will be redeemed pursuant to the Transaction.  The Offeror Shares will have rights substantially the same as those for the existing common shares.

•                                          Subject to the CBCA, the directors of the Offeror may fix, before the issue thereof, the designation, rights, privileges, restrictions and conditions attaching to the Offeror’s preferred shares of each series, including any voting rights.

Dividends and Other Distributions

•                                          The amount of distributable cash to be distributed annually per Trust Unit is determined in accordance with the formula provided in the APIF Trust Declaration.  Where the Trustees determine that APIF does not have available cash in an amount sufficient to make payment of the full amount of any distribution which has been declared to be payable on the due date for such payment, the payment may, at the option of the Trustees, include the pro rata issuance of additional Trust Units, or fractions of Trust Units, if necessary, having a value equal to the difference between the amount of such distribution and the amount of cash which has been determined by the Trustees to be available for the payment of such distribution.  Monthly distributions are made to Unitholders of record on the last day of each month and are expected to be paid on or before 45 days thereafter without interest or penalty.

•                                          The Offeror’s articles of incorporation state that the holders of common shares of the Offeror are entitled, subject to the rights attaching to any other class or series of shares, to receive any dividend declared by the Offeror.  The Offeror Shares will have the same entitlement to dividends.

Right of Conversion and Redemption

•                                          Under the APIF Trust Declaration, each Unitholder is entitled to require APIF to redeem at any time or from time to time at the demand of the Unitholder all or any part of the Trust Units registered in the name of the Unitholder at prices determined and payable in accordance with the conditions provided in the APIF Trust Declaration.

•                                          Following completion of the Transaction, the proposed new Board of Directors of the Offeror intends to amend its articles of incorporation to remove the preferred shares issuable in series from the Offeror’s articles, and therefor any rights of conversion or redemption associated with such shares (none of which are outstanding).

Unitholders’/Shareholders’ Meetings

•                                          Under the APIF Trust Declaration, Unitholders’ meetings are to be held at any place in Canada as determined by the Trustees.  An annual meeting of Unitholders is to be held each year on a day on or before June 30th. Furthermore, the APIF Trust Declaration provides that a special meeting of Unitholders may be called at any time by the Trustees and shall be called by the Trustees upon a written request of Unitholders holding in the aggregate not less than 10% of the Trust Units then outstanding.

•                                          Under the Offeror’s by-laws, a shareholders’ meeting may be held at any place within or outside Canada as the board of directors may determine. Furthermore, the CBCA states that an annual meeting of shareholders is to take place no later than eighteen months after the corporation comes into existence and subsequently, not later than fifteen months after holding the last preceding annual meeting but not later than six months after the end of the corporation’s preceding financial year.  The directors of the Offeror may also call a special meeting at any time and are required to call a meeting if holders of not less than 5% of the issued shares that carry the right to vote at the meeting sought to be held requisition the directors to call a meeting of shareholders for the purposes stated in such requisition.

Notice of Unitholders’/Shareholders’ Meetings

•                                          Under the APIF Trust Declaration, notice of all meetings of Unitholders shall be given at least 21 days and not more than 50 days before such meeting. Notwithstanding the foregoing, a meeting of Unitholders may be held at any time without notice if all the Unitholders have waived the notice requirement.

•                                          The Offeror’s by-laws also provide that a notice of meetings of shareholders shall be given not less than 21 days and nor more than 50 days before the meeting.  Under the CBCA, a shareholder or any other person entitled to attend a meeting of shareholders may in any manner waive notice of a meeting of shareholders.

•                                          The notice of meeting under the terms of the APIF Trust Declaration and the CBCA is required to specify the time when, and the place where, such meeting is to be held and shall specify the nature of the business to be transacted at such meeting in sufficient detail to permit a Unitholder or a shareholder to form a reasonable judgment thereon, together with the text of any extraordinary or special resolution proposed to be passed.

Record Date for Voting

•                                          Under the APIF Trust Declaration, the Trustees may fix a date not less than 21 days and not more than 50 days prior to the date of any meeting of Unitholders as a record date for the determination of Unitholders entitled to vote at such meeting.  If the Trustees do not fix a record date for any meeting of Unitholders, the record date for such meeting shall be the date upon which notice of the meeting is given.

•                                          Similarly, under the CBCA, the directors may fix a date not less than 21 days but not more than 60 days before the date of the meeting.  If no record date is fixed by the directors, the record date for such meeting shall be the close of business on the day immediately preceding the day on which the notice is given or if no notice is given, the day on which the meeting is held.

Quorum

•                                          Under the APIF Trust Declaration, a quorum for a Unitholder meeting consists of two or more individuals present in person or represented by proxy. If at an adjourned meeting, and where the previous meeting was adjourned due to a lack of quorum, a quorum is again not present, Unitholders present either personally or by proxy shall form a quorum, and any business may be brought before or dealt with at such adjourned meeting.

•                                          Under the Offeror’s by-laws, a quorum for a shareholder meeting is two persons present in person or by proxy holding in the aggregate not less than 25% of the outstanding shares of the Offeror entitled to vote at the meeting.

Unitholder/Shareholder Proposals and Nominations

•                                          The APIF Trust Declaration is silent with respect to Unitholders’ rights to make proposals and put forward nominations for the election of Trustees.

•                                          However, under the CBCA, a registered or beneficial owner of (i) one per cent of the total number of outstanding voting shares of the Offeror as of the day on which the shareholder submits a proposal or (ii) voting shares whose fair value, as determined as at the close of business on the day before the shareholder submits the proposal to the Offeror, is at least $2,000, is entitled to submit to the Offeror a notice of any matter that the person proposes to raise at a meeting.  Also, a shareholder of the Offeror may, subject to certain exceptions, include nominations for the election of directors if such proposal is signed by one or more holders of shares representing not less than five per cent of the Offeror’s shares or five per cent of the shares of a class of shares of the Offeror entitled to vote at the meeting.

Unitholder/Shareholder Actions without a Meeting

•                                          Under the APIF Trust Declaration, a resolution in writing executed by Unitholders holding 66 2/3% of the outstanding Trust Units is as valid and binding as if such Unitholders had exercised at that time all of the voting rights to which they were then entitled in favour of such resolution at a meeting of Unitholders duly called for that purpose.

•                                          Under the CBCA, a resolution in writing signed by all of the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders.

Unitholders’/Shareholders’ Rights to Examine Books and Records; Unitholder/Shareholder Lists

•                                          Under the APIF Trust Declaration, each Unitholder has the right to obtain, on demand and on payment of reasonable reproduction costs, a copy of the APIF Trust Declaration and a list of Unitholders for purposes connected with APIF.

•                                          Under the CBCA, shareholders of the Offeror have the right to examine the corporate records, including the articles, by-laws, minutes of meetings, resolutions and a securities register of the Offeror, during the usual business hours of the Offeror.  Also, upon receipt of an affidavit, the Offeror is required to provide a list of shareholders of the Offeror to the requesting shareholder setting out the names, number of shares owned and addresses of the Offeror’s registered shareholders.

Amendments of Governing Instruments

•                                          The provisions of the APIF Trust Declaration may only be amended by an extraordinary resolution at a meeting of Unitholders or by a written resolution by the affirmative votes of the holders of not less than 66 2/3% of the Trust Units represented at the meeting or 66 2/3% of the outstanding Trust Units, respectively.

•                                          Under the CBCA, specific amendments to the articles of incorporation must be authorized by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution.  In addition, the holders of shares of a class or series are entitled to vote separately as a class or a series on proposals to amend the articles with respect to specific changes related to that class of shares or a class having rights or privileges equal or superior to the shares of that class.  Amendments or changes to the Offeror’s by-laws require the approval of a majority of the votes cast by the shareholders who vote in respect of that resolution.

Vote on Amalgamation and Sale of Assets

•                                          Under the APIF Trust Declaration, a sale of APIF’s assets as an entirety or substantially as an entirety other than as part of an internal reorganization must be approved by an extraordinary resolution at a meeting of Unitholders by the affirmative votes of the holders of not less than 66 2/3% of the Trust Units represented at the meeting and voted on the resolution.

•                                          Under the CBCA, an amalgamation of the Offeror and a sale, lease or exchange of all or substantially all the property of the Offeror other than in ordinary course of business of the Offeror requires the approval of not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution.

Pre-emptive Rights

•              The APIF Trust Declaration does not provide pre-emptive rights to Unitholders.

•                                          Under the CBCA, if the corporation’s articles so provide, no shares of a class shall be issued unless the shares have first been offered to the shareholders holding shares of that class.  The Offeror’s articles do not provide for any pre-emptive rights.

Take-over Bids

•                                          The APIF Trust Declaration provides that if a take-over is made and not less than 90% of the Trust Units are taken up and paid for, the party making the offer will be entitled to acquire the remaining Trust Units held by Unitholders who did not accept the offer on the terms of the take-over bid.

•                                          Similarly, under the CBCA, if within 120 days after the date of a take-over bid, the bid is accepted by the holders of not less than 90% of the shares, other than shares held at the date of the take-over bid by or on behalf of the offeror or an affiliate or associate of the offeror, the offeror is entitled, on complying with the terms and conditions of the CBCA, to acquire the shares held by the dissenting offerees.

Appraisal and Dissent Rights

•                                          The APIF Trust Declaration does not provide Unitholders with appraisal or dissent rights.

•                                          Under the CBCA, shareholders have the right to dissent, if the Offeror is subject to an order that affects the holder or if the Offeror resolves to amend its articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class, amend its articles to add, change or remove any restriction on the business that the Offeror may carry on, amalgamate other than by vertical or horizontal short-form amalgamation, be continued under the laws of any other jurisdiction, sell, lease or exchange all or substantially all of its property other than in the ordinary course of business or carry-out a going private transaction or a squeeze-out transaction, and receive payment of the fair value of their shares.  In addition, a holder of any adversely affected shares has the right to dissent and receive payment for such shares if the Offeror amends its articles to affect the rights of such shares in ways specified in the CBCA.

Derivative Action

•                                          The APIF Trust Declaration does not provide Unitholders with rights of derivative action.

•                                          Under the CBCA, a registered holder or beneficial owner, a former registered holder or beneficial owner of a security of the Offeror or any of its affiliates, a director or an officer, a former director or officer of the Offeror or any of its affiliates, the Director appointed under the CBCA or any other person who, in the discretion of a court, is a proper person to make an application, may apply to a court for leave to bring an action in the name and on behalf of the Offeror or any of its subsidiaries, or intervene in an action, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate.  No action may be brought and no intervention in an action may be made unless the court is satisfied that the complainant has given notice to the directors of the Offeror of the complainant’s intention to apply to the court within a specified time period, the complainant is acting in good faith and it appears to be in the interests of the Offeror or its subsidiary that the action be brought, prosecuted, defended or discontinued.  In connection with such an action, the court has the power to make any order it thinks fit.

Anti-Takeover Provisions

•                                          Certain provisions of the APIF Trust Declaration may have anti-takeover effects, including the right of Trustees to issue Trust Units at the times, to the persons, for the consideration and on the terms and conditions that the Trustees determine.

•                                          The Offeror’s articles of incorporation also contain provisions that may have anti-takeover effects, including the authorization for the directors to issue an unlimited number of preferred shares with such voting powers, designations, preferences and other rights as may be determined by the directors.

Unitholder/Shareholder Rights Plans

•                                          APIF has currently in place a rights plan which was approved by the Unitholders at an annual and special meeting held on April 24, 2008.  The rights plan creates a right (which may only be exercised if a person acquires control of 20% or more of the Trust Units) for each Unitholder, other than the person that acquires 20% or more of the Trust Units, to acquire additional Trust

Units at one-half of the market price at the time of exercise.  The rights plan significantly dilutes the holdings of the person that acquires 20% or more of the Trust Units and practically prevents that person from acquiring control of 20% or greater of the Trust Units unless the rights plan is withdrawn or the person makes a permitted bid (as defined in the rights plan).  The most common approaches that a buyer may take to have a rights plan withdrawn are to negotiate with the Trustees to have the rights plan waived, or to apply to a securities commission to order withdrawal of the rights plan.  The Trustees have agreed to waive the application of the rights plan in connection with the Offers, the Trust Unit Offer and the Trust Unit Compulsory Acquisition.

•                                          The Offeror does not currently have a shareholder rights plan.

Head/Registered Office

•                                          Under the APIF Trust Declaration, the head office of APIF is to be located in Toronto, Ontario, or such other place in Canada as the Trustees designate.

•                                          Under the CBCA, a corporation’s registered office shall be in the province in Canada specified in its articles and may be relocated within such province by resolution of the directors.  The Offeror’s articles specify the province of Ontario as the location for its registered office.

Number of Trustees/Directors

•                                          Under the APIF Trust Declaration, the number of Trustees shall be no more than seven and no less than one trustee with the number within this range being fixed by resolution of the Trustees.  The APIF Trust Declaration prohibits non-residents of Canada (as that term is defined in the Income Tax Act (Canada)) from acting as Trustees.

•                                          Under the CBCA, a distributing corporation shall have not fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates.  The Offeror’s articles of incorporation further specify that the minimum number of directors is to be three and the maximum is nine and that the directors are authorized to determine, within this range, the number of directors of the Offeror by resolution. The CBCA also requires that at least twenty-five per cent of the directors of a corporation, and if there is less than four directors, at least one director, must be resident Canadian.

Quorum - Trustees’/Directors’ Meetings

•                                          Under the APIF Trust Declaration, the quorum for a trustee meeting consists of one Trustee for so long as there is only one Trustee, or at any time there is more than one Trustee, two Trustees or such greater number of Trustees as the Trustees may from time to time determine.

•                                          The CBCA and the by-laws of the Offeror provide that the quorum at a meeting of directors consists of a majority of the directors.  The CBCA also requires that 25% of the directors present at the meeting (or at least one if less than four directors are appointed) are resident Canadians.

Trustees’/Directors’ Meetings by Telephone

•                                          Under the APIF Trust Declaration, with the consent of the chairman of the meeting or a majority of the other Trustees present at the meeting, a Trustee may participate in a meeting of Trustees by means of a telephone or other communication facilities that permit all persons participating in the meeting to hear each other.

•                                          Similarly, the CBCA provides that a director may, if all the directors of the corporation consent, participate in a meeting of directors by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting.

Removal of Trustees/Directors

•                                          Under the APIF Trust Declaration, the Unitholders may, by resolution approved by a majority of the votes cast at a meeting of Unitholders, remove any Trustee or Trustees from office.

•                                          Similarly, under the CBCA, shareholders of a corporation may by ordinary resolution at a meeting of shareholders remove any director or directors from office.

Standard of Care of Trustees/Directors

•                                          Under the APIF Trust Declaration, Trustees are required to act honestly and in good faith with a view to the best interests of APIF and in connection therewith shall exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

•                                          Similarly, under the CBCA and the Offeror’s by-laws, every director and officer of the Offeror in exercising their powers and discharging their duties is to act honestly and in good faith with a view to the best interests of the Offeror and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Limitation of Liability

•                                          Under the APIF Trust Declaration, Trustees, officers and agents of APIF are not liable to any Unitholder for any action taken in good faith in reliance on any documents that are, prima facie, properly executed, for any depreciation of, or loss to, APIF incurred by reasons of the sale of any security, for the loss or disposition of monies or securities, or for any other action or failure to act, except for a breach of the standard of care, diligence and skill set out under the APIF Trust Declaration.  The Trustees are also not liable for any action or refusal to act based on the advice of an appropriate expert or advisor retained by the Trustees.

•                                          The Offeror’s by-laws provide that, subject to the standard of care required of directors and officers under the CBCA, no director or officer shall be liable for the acts, omissions, failures, neglects or defaults of any other director, officer or employee, or for any loss, damage or expense occurring due to insufficiency or deficiency of title to any property acquired for or on behalf of the Offeror, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Offeror are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Offeror are deposited, or for a loss occasioned by any error of judgment or oversight on the part of such director or officer, or for any other loss, damage or misfortune or oversight on the part of such director of the duties of office or in relation thereto.

Indemnification of Trustees/Directors

•                                          The APIF Trust Declaration provides that each Trustee, former Trustee, officer and former officer of APIF shall be entitled to be indemnified and reimbursed out of the assets of APIF in respect of the performance of their duties provided that these parties did not breach the duties and standard of care provided for in the APIF Trust Declaration.

•                                          Under the CBCA and the Offeror’s by-laws, the Offeror agrees to indemnify its directors and officers, its former directors and officers and such directors’ or officers’ heirs and legal representatives, against all costs, charges and expenses, reasonably incurred by such party due to being or having been a director or officer of the Offeror.  However, similar to the APIF Trust Declaration, a corporation may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the corporation and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Ownership Limitation

•                                          The APIF Trust Declaration provides that at no time may non-resident Canadians be the beneficial owners of a majority of the Trust Units.  There is no such restriction on share ownership under the CBCA.

12.                               Price Range and Trading of Debentures

The APIF Series 1 Debentures and APIF Series 2 Debentures are listed and posted for trading on the TSX under the symbols “APF.DB” and “APF.DB.A”, respectively.  See Appendix A for the volume and price range of the Debentures on the TSX for the periods indicated therein.

13.                               Major Unitholders of APIF

For information relating to the major unitholders of APIF, see Appendix A.

14.                               Selected Financial Data of APIF

See Appendix A for selected financial data of APIF.

15.                               Distribution Policy of APIF

See Appendix A for a summary of the amount of cash distributions made by APIF on the Trust Units since inception.

16.                               Background to and Reasons for the Offers

Summary of Transaction

In 2008 management of the Offeror concluded that the Offeror’s current operations may not generate sufficient cash flow to fund its business plans and, in the interest of addressing such shortfall, determined that pursuit of a non-traditional, non-dilutive financing would be in the best interests of its shareholders.  Through the historic conduct of its business, the Offeror has accumulated significant non-capital losses and other tax attributes that the Offeror’s Board of Directors believed could be effectively utilized in the execution of such a non-traditional financing strategy.  As a result of the enactment of certain changes to the Tax Act in 2007 entities such as APIF have the incentive to make efficient use of the historic tax attributes accumulated by the Offeror.  Consequently, in early 2009, APIF was identified by the Offeror and its advisors as a possible candidate with whom to pursue such a financing transaction.

The Offeror, the Board of Trustees and the Manager have agreed upon the terms of a series of transactions and agreements more specifically described in this Circular, following the completion of which: (i) the shareholders of the Offeror will have the ability to continue pursuing the existing business of the Offeror with the benefit of approximately C$10.8 million of gross proceeds generated through these transactions; and (ii) the securityholders of APIF will continue to hold their interest in APIF as securityholders of a publicly traded Canadian corporation, which corporation will have ability to make efficient use of the accumulated tax attributes of the Offeror in the continued execution of the APIF business plans.

Background to the Offers

Offeror’s Background to and Reasons for the Offers

During the past two years, management of the Offeror has made significant progress in streamlining the Offeror’s operations, increasing revenues and achieving profitability in the Onsite Generation business.  Management of the Offeror has adjusted the size of the organization and significantly reduced the overall cost structure to position the Offeror for sustainable growth. Management of the Offeror has focused resources on product development and market engagement initiatives with original equipment manufacturers (OEMs), oil and gas companies and electrical utilities throughout the world.  However, despite these achievements, the Offeror continues to sustain losses and negative cash flows from operations, and has done so since its inception.  While solvent now, management of the Offeror does not expect the Offeror’s operations to generate sufficient cash flow to fund its obligations as they come due in the future.  As a result of the expected use of existing cash resources, management of the Offeror anticipates requiring additional funding to meet the Offeror’s anticipated obligations.

In spring 2008, management of the Offeror engaged a number of financial advisors to explore potential financing opportunities that may be available to the Offeror. During the course of these engagements, approximately 150 institutional investors, private equity and venture capital firms were contacted with 60 parties signing confidentiality agreements and more than 30 parties participating in management presentations with respect to a potential private placement of the Offeror’s securities. Ultimately, however, management of the Offeror felt that the terms proposed by a number of potential investors were not on terms favourable enough to pursue. Market conditions during this period also further eroded, which made such financing more difficult to secure.

In order to improve the Offeror’s chances of securing funding, the Offeror filed a base shelf prospectus in Canada and a registration statement on Form F-10 in the U.S. in September 2008 that provided it with the flexibility to complete a financing in Canada and the U.S. by way of debt, equity or a hybrid instrument, depending on investor interest.  Given the continued deterioration of the global economic and credit market conditions in 2008 and 2009, however, the Offeror was not able to access financing in the capital markets.  As such, the Offeror’s Board of Directors authorized management to pursue non-traditional sources of financing, including opportunities to monetize a portion of the Offeror’s accumulated tax losses, as the Offeror is not expected to be in a position to use such tax losses for the foreseeable future and/or other non-dilutive financing transactions.

Background to Completion of Negotiations

On December 19, 2008, management engaged Genuity to assess financing alternatives that might be available to the Offeror.  As a result, Genuity initiated contact with more than 50 parties who expressed an interest in considering a non-dilutive financing transaction. A number of these parties signed confidentiality agreements to further discussions and to gain access to certain non-public financial and operating information of the Offeror.  Certain of these parties engaged in active discussions with the Offeror about a potential non-dilutive financing transaction.

Genuity advised management of the Offeror that APIF would make an appropriate counterparty for the financing transaction being sought by the Offeror and, in December 2008, Daryl Wilson, the Chief Executive Officer of the Offeror met informally with senior executives of APIF to discuss the mutual objectives of the parties in structuring a transaction.

In early January 2009, Genuity formally contacted senior executives of APIF to solicit APIF’s potential interest regarding the non-dilutive financing being sought by the Offeror.  As part of the interest solicitation process, the Offeror entered into a confidentiality agreement with Algonquin Power Fund (Canada) Inc. on February 3, 2009.

On February 13, 2009, Algonquin Power Trust,  a trust the sole beneficiary of which is APIF, provided Genuity with a preliminary indication of interest regarding a transaction.

On or about February 17, 2009, representatives of Genuity met telephonically with senior executives of APIF to solicit clarifications regarding certain aspects of the preliminary indication of interest previously provided. Following such call, senior management of the Offeror determined that common ground existed with respect to the terms of a potential transaction and representatives of Genuity advised Ian Robertson, a senior executive with the Manager, of same.  On or about February 24, 2009, the Manager commenced an initial due diligence review of the information provided in respect of the Offeror.

On or about March 17, 2009, the Offeror received the Manager’s final proposal regarding the detailed economic and other terms upon which the Manager felt the Board of Trustees would be prepared to support the non-dilutive financing being sought by the Offeror.  The terms included a proposal to restructure the Offeror which would satisfy, among several other business objectives which the Manager had advised the Offeror were strategic to APIF’s long term business plan, the objective of enabling the Unitholders to avail themselves of certain tax attributes of the Offeror.

On or about April 2, 2009, Lawrence E. Davis, Chief Financial Officer of the Offeror, together with legal and tax advisors of the Offeror met with Ian Robertson, Chris Jarratt and Jeff Norman, senior executives of APIF,  and APIF’s legal and tax advisors, to discuss the terms of the proposed transaction and prepare an initial schedule for completion of activities.

On April 13, 2009, the Offeror and APIF entered into an exclusivity agreement to further pursue discussions regarding a potential transaction.

Following the completion of the exclusivity agreement, discussions continued between the Offeror and the Manager and their respective legal and tax advisors, with respect to the structure of and agreements required by the Transaction during April and May, 2009.  During these discussions, the Manager advised the Offeror that its preferred approach was to proceed with an exchange of Trust Units for Offeror Shares by way of a take-over bid.  The Offeror advised the Manager that it preferred to complete the contemplated restructuring by way of the Arrangement contemporaneously with such Trust Unit for share exchange.

The initial draft of the Support Agreement was prepared by legal advisors for APIF and was delivered to the legal advisors of the Offeror on or about May 27, 2009.

On June 11, 2009, the Board of Directors of the Offeror met to review and approve the Support Agreement and related transaction documents.  On the same date, the Manager advised the Offeror that the Board of Trustees had met and approved execution of the Support Agreement.

On June 11, 2009, the Offeror, New Hydrogenics and the Board of Trustees entered into the Support Agreement providing, among other things, for the terms and conditions of the Arrangement, the Offers and the Trust Unit Offer.

Contemporaneously with the execution and announcement of the Support Agreement between the Offeror, the Board of Trustees and New Hydrogenics, the Offeror and the Manager entered into the Expense Reimbursement Agreement, which provides for the payment by one party to the other of professional advisory costs and expenses incurred by such other party in connection with the transactions contemplated by the Support Agreement, to a maximum amount of C$1.0 million if the transactions contemplated in the Support Agreement fail to close under certain circumstances.

On July 27, 2009, the Offeror held a special meeting of shareholders to consider the Plan of Arrangement and vote upon the Offeror Resolution. The Offeror Resolution was approved by approximately 99% of the votes cast by shareholders present in person or represented by proxy at the Offeror Meeting.

On July 27, 2009, APIF held the APIF Meeting to consider, among other things, the Trust Unit Amendment Resolution. The Trust Unit Amendment Resolution was approved by approximately 98% of the votes cast by Unitholders present in person or represented by proxy at the APIF Meeting.

Also on July 27, 2009, APIF convened the APIF Debenture Meeting, which meeting was adjourned to and held on August 17, 2009, to consider, and vote upon, the Debenture Amendment Resolution.  The Debenture Amendment Resolution was approved by approximately 99% of the principal amount of Debentures, represented in person or by proxy at the APIF Debenture Meeting.

On July 29, 2009, the Offeror obtained the Final Order from the Court.

Background to and Reasons for the Board of Trustees Supporting the Offers

APIF owns and operates a diversified portfolio of electric generation and utility distribution assets, with a strong emphasis on renewable energy and sustainable infrastructure investments.

The Canadian Federal government’s announcement on October 31, 2006 and subsequent enactment of the SIFT Rules regarding the taxation of income trusts along with the subsequent growth limitations placed on trusts has made it more challenging for APIF to grow organically and by acquisition.  The Board of Trustees had been examining options available to it to lessen the impact of the SIFT Rules and believes that an exchange of securities of APIF for securities of a corporation as contemplated in the Support Agreement prior to 2011 is beneficial to its securityholders.

Completion of the transaction will result in the securityholders indirectly holding their interest in APIF as securityholders of a publicly traded corporation that will wholly-own APIF and will be a reporting issuer.  Upon completion of the Transaction, the Offeror will change its name to “Algonquin Power Inc.” or such other name as may be determined by the Trustees, other than a name containing “Hydrogenics”.

Support Agreement

This section of the Circular describes the material provisions of the Support Agreement and may not contain all of the information about the Support Agreement that is important to a particular Debentureholder.  A copy of the Support Agreement has been filed on SEDAR at www.sedar.com under the Offeror’s profile. Debentureholders are encouraged to read the Support Agreement in its entirety.

On June 11, 2009, the Offeror, New Hydrogenics and the Board of Trustees entered into the Support Agreement pursuant to which, among other things, the Offeror agreed to make the Offers contained herein and the Trust Unit Offer to be contained in the Trust Unit Circular.

The conditions contained in the Support Agreement to the Offeror completing the Offers are described in Section 5 of the Offers to Purchase, “Conditions of the Offers”.

Pursuant to the Support Agreement, the Board of Trustees called the APIF Trust Unit Meeting on July 27, 2009 for the purpose of considering the Trust Unit Amendment Resolution.  In addition, pursuant to the Support Agreement, the Offeror called the Offeror Meeting on July 27, 2009 for the purpose of considering the Offeror Resolution.

Pursuant and subject to the terms of the Support Agreement:

(a)                                  the Board of Trustees shall make arrangements prior to the Expiry Time, such that, the Offeror will be provided with funds in the amount of approximately C$10.8 million (the “Initial Liability Amount”), which amount will be paid by the Offeror to New Hydrogenics at the Effective Time; and

(b)                                 the Board of Trustees acknowledges that the Offeror will owe additional amounts to New Hydrogenics based on an estimate of the aggregate dollar value of tax pools of the Offeror as at immediately prior to the Effective Time, determined in accordance with formulae and procedures set out in the Support Agreement (the “Additional Amount”).  If the Additional Amount is positive, the Board of Trustees shall cause APIF to make arrangements to provide the Offeror with amounts sufficient to enable the Offeror to pay the Additional Amount to New Hydrogenics within the time frame set out in the Support Agreement following the Effective Time.  Conversely, if the Additional Amount is negative, New Hydrogenics will pay the absolute value of such amount to the Offeror within the time frame set out in the Support Agreement following the Effective Time.

In addition, pursuant to the Support Agreement, the Board of Trustees acknowledges that the Offeror will, following the Effective Time, owe New Hydrogenics an amount (the “Post-Closing Amount”) based on the amount of the Restricted Pool Losses used or claimed by subsidiaries of the Offeror from the Restricted Tax Pools during the period prior to the sixth anniversary of the Effective Time.

The Support Agreement contains representations of the Board of Trustees relating to certain matters concerning APIF, including existence; authorization; reporting issuer status; capitalization; sufficiency of funds; the trustees’ circulars to be mailed in connection with the Offers and the Trust Unit Offer; and the management information circular prepared in connection with the APIF Trust Unit Meeting.

The Support Agreement contains representations of the Offeror and New Hydrogenics relating to certain matters in respect of the Offeror, including existence; authorization; reporting issuer status; and the listing of the Offeror Shares on the TSX.  There are also specific representations regarding tax pools and foreign taxes.

The Support Agreement contains certain covenants of the Board of Trustees, providing that it recommend that Unitholders vote in favour of the Trust Unit Amendment Resolution; providing that it support the Offers and the Trust Unit Offer, subject to the Board of Trustees being of the view, acting reasonably, that a Material Adverse Change has not occurred or is not likely to exist at the Effective Time; and providing that adequate funding is in place such that immediately available funds will be provided to the Offeror in an amount equal to the Initial Liability Amount at the Effective Time.

Pursuant to the Support Agreement, the Board of Trustees shall also defer the separation time under the Unitholder Rights Plan and on or immediately prior to the Effective Time, or such earlier time as the Offeror may request, waive, suspend the operation of or otherwise render the Unitholder Rights Plan inoperative or ineffective as regards to the Transaction and matters contemplated in the Support Agreement.

Pursuant to the Support Agreement, the Offeror has, among other things, agreed, prior to the take-up of Trust Units under the Trust Unit Offer, not to complete any transaction that would result in an acquisition of control of the Offeror, Test Systems or Stuart Energy and, without the prior written consent of the Board of Trustees, such consent not to be unreasonably withheld, not to complete any amalgamation, reorganization, restructuring, forgiveness of indebtedness, change of year end or other similar transaction, in each case, which would have the effect of imposing restrictions on the ability of the Offeror, Test Systems and/or Stuart Energy to utilize the Tax Pools or which would accelerate expiry of the Tax Pools.

The Offeror also covenants, among other things, that, at and after the Effective Time, (i) to acquire the balance of the Trust Units not deposited to the Trust Unit Offer under a Trust Unit Compulsory Acquisition and (ii) following payment to the Depositary for the securities deposited under the Offers and the Trust Unit Offer, use commercially reasonable efforts to acquire the balance of the APIF Series 1 Debentures and APIF Series 2 Debentures not deposited to the Offers as soon as reasonably practicable after completion thereof using the compulsory acquisition provisions under the APIF Debenture Indenture, if permitted to do so thereunder.

The Support Agreement may be terminated by either the Offeror or the Board of Trustees in certain circumstances, including:

(a)                                  by mutual written consent of the parties to the Support Agreement;

(b)                                 by the Board of Trustees or the Offeror, if the Effective Time has not occurred on or before February 5, 2010, or such other date as may be agreed to between the parties (the “Outside Date”); provided, however, such right to terminate the Support Agreement is not available to the party seeking termination if its failure to fulfil any obligation under the Support Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur;

(c)                                  by the Board of Trustees or the Offeror, if the other party is in breach in any material respect of any of its material representations, warranties and covenants under the Support Agreement and such breach is not remedied within 15 days after written notice thereof has been given by the non-breaching party to the breaching party;

(d)                                 by the Board of Trustees, if it, acting reasonably, is of the view that a Material Adverse Change has occurred or is likely to exist at the Effective Time;

(e)                                  by the Board of Trustees or the Offeror, if the conditions of the Offers set forth under Section 5 of the Offers to Purchase, “Conditions of the Offers” are not satisfied by the Expiry Time or any change, effect, event, occurrence, state of facts or development has occurred that would cause any such conditions not to be satisfied and is not reasonably capable of being cured by the Outside Date, unless the reason for the relevant condition not being satisfied or capable of being satisfied is due to a breach of the Support Agreement by the party seeking termination or its Representatives; and

(f)                                    by the Board of Trustees or the Offeror, for convenience, provided that such termination shall only be effective upon the Manager paying the Offeror the Offeror Break Fee (in the event of a termination for convenience by the Board of Trustees) or upon the Offeror paying Manager the Manager Break Fee (in the event of a termination for convenience by the Offeror).

In the event that the Support Agreement has been terminated for any reason, the Offeror shall withdraw the Offers and the Trust Unit Offer and shall not take-up and pay for any outstanding APIF Securities which may have been deposited in respect thereof.  If the Offers and the Trust Unit Offer are withdrawn, the Offeror shall not be obligated to, nor shall it take-up or pay for, any APIF Securities deposited under the Offers and the Trust Unit Offer and the Depositary will promptly return the certificates representing deposited securities and related documents to the parties by whom they were deposited.

If the Support Agreement is terminated, no party shall have any further obligations under the Support Agreement except in respect of certain provisions which survive the termination of the Support Agreement, and each party’s sole remedy upon termination of the Support Agreement is set forth in the Expense Reimbursement Agreement.

In connection with the Support Agreement, the Manager has agreed to unconditionally and irrevocably guarantee the performance of the obligations of the Board of Trustees under the Support Agreement.

17.                               Anticipated Accounting Treatment

Anticipated Accounting Treatment of the Offers

Under Canadian GAAP, based on the proposed terms being offered on the New Series 1A Debentures and New Series 2A Debentures in exchange for the APIF Series 1 Debentures and APIF Series 2 Debentures, respectively, the exchange is considered a modification of the terms of the existing debentures rather than an extinguishment of the existing debentures as the present value of the cash flows of the liability component of both the APIF Series 1 Debentures and APIF Series 2 Debentures did not change by more than 10% as compared to the terms of the original debentures.  As a result, a new effective interest rate will be determined based on a number of factors including the new interest rate being offered, the amortization of any new fees and costs over the term of the new debentures and any unamortized fees of the existing debentures amortized over the remaining term of the new debentures.  Any conversion premium resulting from the conversion to the New Series 1A Debentures is accounted for as additional debt issuance costs and is amortized to interest expense over the remaining term of the convertible debentures using the effective interest rate method.  The change in conversion prices of the new debentures results in an increase in the fair value of the conversion features from the existing debentures.  The increase in the fair value of the conversion features on the new debentures in excess of the carrying value of the existing debentures is recorded as an additional discount on debt, with an offsetting increase to equity.  This discount is amortized to interest expense over the remaining term of the convertible debentures also using the effective interest rate method.  Additionally, an element of the offer to the APIF Series 1 Debenture holders is an option to convert a maximum of $40 million of APIF Series 1 Debentures to equity at a rate of 311.52 Offeror Shares for each $1,000 principal amount of APIF Series 1 Debenture.  Under Canadian GAAP this induced conversion option will result in an accounting expense calculated based on the difference between the actual number of Offeror Shares being issued under this conversion option compared to the number of trust units that would have been issued under the original conversion price of the APIF Series 1 Debentures, multiplied by the fair market value of the Offeror Shares measured at the date of conversion.

Anticipated Accounting Treatment of the Transaction

The Transaction will be accounted for as two separate transactions under Canadian GAAP.

The transfer of substantially all of the assets, liabilities and operations of the Offeror to New Hydrogenics is a transaction between entities under common control and the exchange of shares and securities of the Offeror for shares and securities of New Hydrogenics will be accounted for using a continuity of interests method.  This transfer will result in the Offeror becoming a company without the existing business of the Offeror and the former shareholders of the Offeror having no interest in the Offeror.  The transfer will be accounted for using the carrying amounts in the Offeror and, for financial statement purposes, New Hydrogenics will be considered to continue the existing business of the Offeror.  Comparative figures presented in the consolidated financial statements of New Hydrogenics will include the amounts previously reported by the Offeror up to the date the Offeror Shareholders exchange their Existing Hydrogenics Shares for New Hydrogenics Shares.  The consideration received by New Hydrogenics from the Offeror will be accounted for as a realization of its tax assets.  The accounting treatment for New Hydrogenics should be considered in conjunction with the financial statements of the Offeror, which are incorporated by reference herein.

Completion of the Transaction will result in the Unitholders becoming shareholders of the Offeror and is required to be accounted for as a change in business form using the continuity of interests method.   For the purposes of accounting, the Offeror is required to be accounted for as though it were a continuation of APIF but with its capital reflecting the exchange of Offeror Shares for Trust Units and its future tax asset recognizing the tax attributes of the Offeror.  Under this method, the transfer will be accounted for using the carrying amounts reflected in the consolidated financial statements of APIF. Comparative figures presented in the consolidated financial statements of the Offeror will include the amounts previously reported by APIF up to the date of consummation of the Transaction.  The acquisition of tax attributes will be accounted for as future income tax assets recognized to the extent expected to be realized with any excess of the carrying amount recorded over the consideration paid to New Hydrogenics reflected as a deferred credit to be recognized in income as an income tax expense recovery as the future income tax assets are realized.  The accounting treatment for APIF should be considered in conjunction with the financial statements of APIF, which are filed by APIF with securities commissions or similar authorities in Canada under APIF’s profile on SEDAR and available electronically at www.sedar.com.

18.                               Source of Funds

The Offers are being made by way of newly issued New Series 1A Debentures, New Series 2A Debentures and, if applicable, Offeror Shares of the Offeror in exchange for Debentures of APIF on the basis set out in Section 1 of the Offers to Purchase, “The Offers”.  Expenses incurred by the Offeror in connection with the Transaction will be assumed by New Hydrogenics pursuant to the Divestiture Agreement.  Pursuant to the terms of agreements between the Offeror and the Board of Trustees, including the Support Agreement, the Board of Trustees have agreed to cause APIF to make arrangements such that the Offeror has the necessary funds to pay the Initial Liability Amount, the Additional Amount and any accrued and unpaid interest on all the issued and outstanding APIF Series 1 Debentures and APIF Series 2 Debentures taken up under the Offers and Debenture Compulsory Acquisition.  Such amounts will be financed from working capital and cash on hand of APIF.

19.                               Acquisition of Securities Not Deposited

General

If not less than the Specified Debenture Percentage of the outstanding principal amount of Debentures is validly deposited under the Offers and not withdrawn, and the Offeror takes up and pays for such principal amount of Debentures validly deposited under the Offers, and the Offeror otherwise complies with the conditions in Article 13A of the APIF Debenture Indenture, the Offeror will be deemed to have acquired, directly or indirectly, all of the remaining principal amount of Debentures not deposited under the Offers by a Debenture Compulsory Acquisition pursuant to Article 13A of the APIF Debenture Indenture.  If a Debenture Compulsory Acquisition is effected, it is expected that the Debentures will be delisted from the TSX.  In addition, if a Trust Unit Compulsory Acquisition is effected following the Trust Unit Offer, it is expected that the Trust Units, into which the Debentures are convertible, will be delisted from the TSX.

Compulsory Acquisition of Debentures

Pursuant to section 13.2A of the APIF Debenture Indenture, if the Offeror has agreed in an Offer to be bound by the provisions of Article 13A of the APIF Debenture Indenture and the Trustees have publicly recommended acceptance of such Offer by Debentureholders,

(i)                                     by the earlier of the Expiry Date and 45 days after the date such Offer was made, whichever period is shorter, such Offer is accepted by Debentureholders representing the Specified Debenture Percentage;

(ii)                                  the Offeror is bound to take-up and pay for, or has taken-up and paid for, the Debentures of the tendering Debentureholders; and

(iii)                               the Offeror complies with subsections section 13.3A and section 13.4A of the APIF Debenture Indenture,

the Offeror will be deemed to have acquired, and Debentureholders who did not accept the Offer (including any assignee of Debentures of such Debentureholder) (“Dissenting Debentureholders”) will be deemed to have transferred to the Offeror, the Debentures held by the Dissenting Debentureholders with effect from the date and time that the Offeror has given notice to the Depositary that it has taken up Debentures deposited, and not withdrawn, pursuant to such Offer (the “Take-Up Time”) and the Dissenting Debentureholders will cease to have any rights as Debentureholders from and after that time, other than the right to be paid the same consideration per Debentureholders payable or paid, as the case may be, under such Offer.

In the case of the Offer for the APIF Series 1 Debentures, Dissenting Series 1 Debentureholders shall have the right to elect prior to the Expiry Date to be paid the consideration for their APIF Series 1 Debentures in New Series 1A Debentures or Offeror Shares; provided, however, that:

(a)          if the aggregate number of Offeror Shares elected under the Dissenting Debentureholder Election exceeds the Post-Series 1 Election Share Limit, such holders will receive a pro rata number of Offeror Shares available from the Post-Series 1 Election Share Limit and the balance in New Series 1A Debentures; or

(b)          if the aggregate number of Offeror Shares elected under the Series 1 Election is equal to, or exceeds, the Series 1 Election Share Limit, such holders will receive New Series 1A Debentures.

If Dissenting Series 1 Debentureholders fail to make the Dissenting Debenture Election, such holders shall be paid for their APIF Series 1 Debentures in Offeror Shares; provided, however, that:

(a)          if the aggregate number of Offeror Shares to be issued to Dissenting Debentureholders who failed to make such an election exceeds the Post-Dissenting Debentureholder Election Share Limit, such holders will receive a pro rata number of Offeror Shares available from the Post-Dissenting Debentureholder Election Share Limit and the balance in New Series 1A Debentures; or

(b)          if the Series 1 Election Share Limit is reached following the Series 1 Election or the Dissenting Debentureholder Election, such holders will receive New Series 1A Debentures.

The Offeror has agreed to be bound by Article 13A of the APIF Debenture Indenture effective immediately prior to the Take-Up Time.

Where the Offeror is deemed to have acquired Debentures held by Dissenting Debentureholders pursuant to section 13.2A, the Offeror shall send by registered mail within 30 days after the Expiry Date a notice (the “Offeror’s Notice”) to each Dissenting Debentureholder stating that: (i) Debentureholders holding at least the Specified Debenture Percentage of Debentures have accepted the recommended Offer; (ii) the Offeror is bound to take up and pay for, or has taken up and paid for, the Debentures of the Debentureholder who accepted the Offer; (iii) Dissenting Debentureholders are deemed to have transferred their respective Debentures to the Offeror effective at the Take-Up Time on the terms on which the Offeror acquired the Debentures of the Debentureholders who accepted the Offer; and (iv) Dissenting Debentureholders will cease to have any rights as Debentureholders from and after that time, other than the right to be paid the same consideration that the Offeror would have paid to the Dissenting Debentureholders if the Dissenting Debentureholders had tendered those Debentures to the Offer (provided that, in the case of the Offer for the APIF Series 1 Debentures, the Dissenting Debentureholders shall have the right to be, and shall be paid, the consideration for their APIF Series 1 Debentures as indicated above).

Under section 13.4A of the APIF Debenture Indenture, the Offeror shall immediately pay or transfer to the Board of Trustees, or to such other person as the Board of Trustees may direct, the consideration that is payable to Dissenting Debentureholders pursuant to section 13.2A.

The Board of Trustees, or the person directed by the Board of Trustees, shall hold in trust for the Dissenting Debentureholders the consideration they or it receives under of section 13.4A.  The Board of Trustees, or such persons, shall place such consideration in the custody of a Canadian chartered bank or similar institution for safekeeping.

In addition, the Board of Trustees shall: (i) do all acts and things and execute and cause to be executed all instruments as in the Board of Trustees’ opinion may be necessary or desirable to cause the transfer of the Debentures of the Dissenting Debentureholders to the Offeror; and (ii) send to each Dissenting Debentureholder, the consideration to which such Dissenting Debentureholder is entitled under Article 13A.

The foregoing is a summary only. The summary might not include all of the information that you might want to know and is qualified in its entirety by the provisions of the APIF Debenture Indenture.  The provisions of Article 13A of the APIF Debenture Indenture are complex and may require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Debentureholders should refer to Article 13A of the APIF Debenture Indenture for the full text of the relevant provisions and those who wish to be better informed about these provisions should consult their legal advisors. The text of Article 13A of the APIF Debenture Indenture is contained in Schedule “A” of the Management Information Circular of APIF dated June 23, 2009 in respect of the special meeting of Debentureholders held on July 27, 2009 and adjourned to August 17, 2009, which circular has been filed on SEDAR at www.sedar.com under APIF’s profile.

20.                               Previous Purchases and Sales

To the Offeror’s knowledge, APIF has not issued, redeemed or repurchased any Debentures in the past 12 months, except as may be disclosed in this document, including as set out under Section 2 of this Circular, “Documents Incorporated by Reference and Other Information — Information Relating to APIF”.

21.                               Trading in and Ownership of APIF Securities

None of the Offeror nor any of its directors or senior officers, nor to the knowledge of the Offeror and its directors and senior officers after reasonable inquiry, (i) any associate of a director or senior officer of the Offeror, (ii) any person or company holding more than 10% of any class of equity securities of the Offeror (if any), or (iii) any person or company acting jointly or in concert with the Offeror, beneficially owns, directly or indirectly, or controls or exercises direction over, any securities of APIF.

During the twelve-month period preceding the date of the Offers by the Offeror, no securities of APIF have been traded by any of the Offeror or its directors or senior officers, or, to the knowledge of the Offeror and its directors and senior officers after reasonable inquiry, (i) any associate of a director or senior officer of the Offeror, (ii) any person or company holding more than 10% of any class of equity securities of the Offeror (if any), or (iii) any person or company acting jointly or in concert with the Offeror.  No securities of APIF have been traded during the twelve-month period preceding the date of the Offers by the Offeror, by the directors of the Offeror, or, to the knowledge of the directors of the Offeror, by any associate or affiliate of the Offeror or any of their respective directors or officers, by any associate of such director or officer, by any person or company who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of the Offeror or by any person acting jointly or in concert with the Offeror.

22.                               Commitments to Acquire APIF Securities

With the exception of the Debentures and Trust Units proposed to be acquired pursuant to the terms of the Support Agreement, including the Offers and the Trust Unit Offer, there are no commitments to acquire Debentures or Trust Units by the Offeror or any of its directors or senior officers, or, to the knowledge of the Offeror and its directors and senior officers after reasonable inquiry, (i) any associate of a director or senior officer of the Offeror, (ii) any person or company holding more than 10% of any class of equity securities of the Offeror (if any), or (iii) any person or company acting jointly or in concert with the Offeror.

23.                               Arrangements, Agreements or Understandings

Other than as provided in the Support Agreement or as otherwise disclosed herein, there are no contracts, arrangements or agreements made between the Offeror and APIF and no payments or other benefits are proposed to be made or given by the Offeror by way of compensation for loss of office or as to such directors or officers remaining in or retiring from office if the Offers are successful.

Other than as provided in the Support Agreement, there are no contracts, arrangements or understandings, formal or informal, between the Offeror and any Unitholder with respect to the Offers or between the Offeror and any person or company with respect to any securities of APIF in relation to the Offers.  See Section 22 of this Circular, “Commitments to Acquire APIF Securities”.

The Arrangement

The following description is qualified in its entirety by reference to the full text of the Plan of Arrangement. The Plan of Arrangement is included as Schedule “F” to the Offeror Proxy Circular, incorporated by reference herein.

The Arrangement will be completed at the Effective Time, subject to the satisfaction or waiver of certain of the conditions to completion.  Pursuant to the Arrangement, the Offeror, Stuart Energy and Test Systems will transfer all their Divested Assets and their Assumed Liabilities to New Hydrogenics.  New Hydrogenics will have substantially all of the same assets, liabilities, directors, management and employees as the Offeror, Stuart Energy and Test Systems have currently, except for certain tax attributes of the Offeror, Stuart Energy and Test Systems that will remain behind, and the Offeror Shareholders will become shareholders of New Hydrogenics.  The Offeror will continue to own all the shares of Stuart Energy and Test Systems.    The Offeror will change its name to “Algonquin Power Inc.” or such other name as may be determined by the Trustees, other than a name containing “Hydrogenics”.

Upon completion of the Arrangement, the Offeror Shareholders will be the holders of all issued and outstanding New Hydrogenics Shares and New Hydrogenics will be the holder of the assets (including the associated contractual obligations and liabilities) formerly owned by the Offeror, Stuart Energy and Test Systems and will carry on the business previously carried on by the Offeror, with additional gross proceeds of approximately C$10.8 million.

New Hydrogenics will assume and be bound by and observe, carry out, perform, fulfill and pay all of the outstanding covenants, conditions, obligations and liabilities of each of the Offeror, Stuart Energy and Test Systems, including those contained in the contracts to which each is a party (other than with respect to certain excluded liabilities). In addition, New Hydrogenics will offer employment to each of the Offeror’s employees on terms and conditions of employment which are identical to those governing such employees’ employment with the Offeror as in effect immediately prior to completion of the Transaction. Furthermore, New Hydrogenics will, going forward, fully indemnify and hold the Offeror, Stuart Energy, Test Systems and their respective directors, officers and employees harmless from and against all liabilities, losses, costs, expenses, claims and damages (including legal costs), to which any of them may be subject in relation to, among other things, the assets and the business carried out by the Offeror, Stuart Energy and Test Systems prior to the Effective Time and by New Hydrogenics, other than with respect to certain excluded liabilities.

As a result of the Plan of Arrangement, each of the Offeror, Stuart Energy and Test Systems will be released from all debts, liabilities, commitments and obligations of any nature of any kind whatsoever with respect to the Divested Assets and Assumed Liabilities. In addition, all actions, causes of action, claims or proceedings only with respect to or in connection with the Plan of Arrangement, based on or in any way relating to the securities of the Offeror, the Divested Assets and the Assumed Liabilities will be deemed to have been settled, compromised, released and determined without liability except as set forth in the Plan of Arrangement.

Expense Reimbursement Agreement

This section of the Circular describes the material provisions of the Expense Reimbursement Agreement and may not contain all of the information about the Expense Reimbursement Agreement that is important to a particular Unitholder. A copy of the Expense Reimbursement Agreement has been filed on SEDAR at www.sedar.com under the Offeror’s profile. Debentureholders are encouraged to read the Expense Reimbursement Agreement in its entirety.

The Offeror will reimburse the Manager for the Algonquin Costs, to a maximum amount of C$500,000, in the event that the Board of Trustees terminates the Support Agreement pursuant to:

•                                          the Offeror having breached any of its material representations, warranties and covenants in the Support Agreement, and not having remedied such breach within the time provided for in the Support Agreement.

The Manager will reimburse the Offeror for the Hydrogenics Costs, to a maximum amount of C$500,000, in the event that the Offeror terminates the Support Agreement pursuant to any of:

•                                          the Specified Percentage of Trust Units not being tendered in respect of the Trust Unit Offer at the Expiry Time; or

•                                          the Board of Trustees having breached any of its material representations, warranties and covenants in the Support Agreement, and not having remedied such breach within the time provided for in the Support Agreement.

The Support Agreement can be terminated by the Board of Trustees for any reason upon payment of the Offeror Break Fee. In addition, the Offeror Break Fee shall be paid as a result of any wilful or intentional breach by the Board of Trustees of its material covenants, representations or warranties contained in the Support Agreement.

The Support Agreement can be terminated by the Offeror for any reason upon payment of the Manager Break Fee. In addition, the Manager Break Fee shall be paid as a result of any wilful or intentional breach by the Offeror of its material covenants, representations or warranties contained in the Support Agreement.

No party will be liable to any other party for special, incidental, indirect, consequential or punitive damages.  Neither party will have to pay the C$500,000 expense fee to the other party if such party has paid or is required to pay the C$1.0 million break fee.

Indemnity Agreement

This section of the Circular describes the material provisions of the form of Indemnity Agreement and may not contain all of the information about the form of Indemnity Agreement that is important to a particular Unitholder.  A copy of the form of Indemnity Agreement has been filed on SEDAR at www.sedar.com under the Offeror’s profile. Debentureholders are encouraged to read the form of Indemnity Agreement in its entirety.

The Indemnity Agreement is designed to provide the Offeror with indemnification from New Hydrogenics for claims relating to New Hydrogenics’ business that are brought against the Offeror in the future.

The Indemnity Agreement provides that New Hydrogenics is liable to the Offeror, Stuart Energy and Test Systems (the “Offeror Indemnitees”) for all Losses which they may suffer, sustain, pay or incur, and will indemnify and hold the Offeror Indemnitees harmless from and against all Losses which may be brought against or suffered by the Offeror Indemnitees or which the Offeror Indemnitees may suffer, sustain, pay or incur arising out of, resulting from, attributable to or connected with:

(a)                                  any debts, liabilities, commitments or obligations of any nature (whether matured or unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever resulting from any matters, actions, events, facts or circumstances related to the activities, affairs or business of any of the Offeror Indemnitees which occurred up to the Effective Time, including without limitation, as a result of: (i) claims relating to the intellectual property of the Offeror Indemnitees or the activity of the Offeror Indemnitees and/or of their respective subsidiaries for any period of time up to the Effective Time, in relation to such intellectual property, including without limitation the development, reproduction, use, and sale or distribution, of all or any part thereof, which infringes upon, or misappropriates, the  intellectual property rights of any third person; (ii) claims relating to taxes of the Offeror Indemnitees for any period of time up to the Effective Time; (iii) claims related to any public disclosure of the Offeror Indemnitees, including without limitation the Offeror’s Continuous Disclosure Record and any disclosure relating to the Offeror included in the Board of Trustees’ circular related to the Offers and the Trust Unit Offer and the APIF information circular relating to the APIF Trust Unit Meeting and the Offer Documents, for any period of time up to the Effective Time; (iv) any violation of applicable law, including without limitation applicable securities laws, that occurred up to the Effective Time; (v) any failure to comply with the terms of any agreements, contracts, indentures, licenses, permits, or approvals to which any of the Offeror Indemnitees is or was party or which any is or was subject to, or which has been entered into on their behalf or their respective constating documents, for any period of time up to the Effective Time; (vi) claims relating to the operation, performance, warranty, maintenance, service, malfunction or liability of any of the Offeror Indemnitees’ products up to the Effective Time; (vii) claims relating to workers’ compensation, including without limitation, premiums in Canada, the United States, Belgium or Germany for any period of time up to the Effective Time; (viii) claims relating to personal injuries or property damage for any period of time up to the Effective Time; or (ix) third party claims relating to violations of environmental laws for any period of time up to the Effective Time;

(b)                                 any debts, liabilities, commitments or obligations of any nature (whether matured or unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever resulting from any matters, actions, events, facts or circumstances related to the activities, affairs or business of New Hydrogenics; and

(c)                                  any breach (including any failure or inaccuracy) of any of the representations and warranties of the Offeror and/or New Hydrogenics under the Support Agreement, the Divestiture Agreement and/or the Expense Reimbursement Agreement, or any failure of the Offeror and/or New Hydrogenics to perform or observe any covenant or agreement to be performed by them or either of them under the Support Agreement, the Divestiture Agreement and/or the Expense Reimbursement Agreement prior to the Effective Time as though:

(i)                                     the representations and warranties related to the tax pools in the Support Agreement survived until June 10, 2017; and

(ii)                                  all other representations, warranties and agreements and covenants survived until June 10, 2011;

provided however, that for such purpose, the Materiality Representations and Warranties shall be read and construed without reference to “material” and similar qualifications used in the Support Agreement.

The Indemnity Agreement also provides that the Offeror will be liable to the New Hydrogenics Indemnitees, for all Losses, including TOB Losses, which they may suffer, sustain, pay or incur and will indemnify and hold the New Hydrogenics Indemnitees harmless from and against all Losses, including TOB Losses, which may be brought against or suffered by the New Hydrogenics Indemnitees or which the New Hydrogenics Indemnitees may suffer, sustain, pay or incur arising out of, resulting from, attributable to or connected with:

(a)                                  claims related to any disclosure relating to APIF included in the Offers to Purchase and Circular and the Trust Unit Circular (including, without limitation, pro forma financial information) or the Offeror Proxy Circular;

(b)                                 claims related to any disclosure included in the offer documents relating to the Offers and the Trust Unit Offer (including, without limitation, pro forma financial information), other than disclosure relating to the Offeror;

(c)                                  any debts, liabilities, commitments or obligations of any nature (whether matured or unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever resulting from any matters, actions, events, facts or circumstances related to the activities, affairs or business of the Offeror which occur on or after the Effective Time;

(d)                                 any debts, liabilities, commitments or obligations of any nature (whether matured or unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever resulting from any matters, actions, events, facts or circumstances related to the offer documents relating to the Offers and the Trust Unit Offer, the related letters of transmittal, the Depositary Agreement, the depositary agreement in respect of the Trust Unit Offer, the New Debenture Indenture, and any securities issued thereunder, other than claims related to any disclosure relating to the Offeror contained in the offer documents relating to the Offers and the Trust Unit Offer;

(e)                                  any debts, liabilities, commitments or obligations of any nature (whether matured or unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever resulting from any matters, actions, events, facts or circumstances related to the Trust Unit Compulsory Acquisition and the Debenture Compulsory Acquisition;

(f)                                    any breach (including any failure or inaccuracy) of any of the representations and warranties of the Offeror, the Board of Trustees, APIF and the Manager under the Support Agreement, the Expense Reimbursement Agreement, or any failure of the Board of Trustees, APIF or the Manager to perform or observe any covenant or agreement to be performed by it at or after the Effective Time under the Support Agreement, the Expense Reimbursement Agreement or the guarantees issued in respect of such agreements, as the case may be, as though such representations, warranties, covenants and agreements survived the Effective Time; provided, however, that for such purposes, the Materiality Representations and Warranties shall be read and construed without reference to “material” and similar qualifications used therein;

(g)                                 any failure of the Offeror to perform or observe any covenant or agreement to be performed by it under the Support Agreement, the Divestiture Agreement and/or the Expense Reimbursement Agreement after the Effective Time; and

(h)                                 any failure of the Offeror to perform or observe any covenant or agreement to be performed by it under the Offer Documents, the Depositary Agreement, the depositary agreement in respect of the Trust Unit Offer, the New Debenture Indenture, and any securities issued thereunder.

New Hydrogenics shall have no liability or obligation to indemnify or otherwise compensate any of the Offeror Indemnitees in excess of the sum of (i) the Initial Liability Amount, (ii) the Additional Amount, and (iii) the

Post-Closing Amount, in respect of any breach (including any failure or inaccuracy) of any of the tax pool representations and warranties of the Offeror and/or New Hydrogenics contained in the Support Agreement.

Divestiture Agreement

This section of the Circular describes the material provisions of the form of Divestiture Agreement and may not contain all of the information about the form of Divestiture Agreement (a copy of which has been filed on SEDAR at www.sedar.com under the Offeror’s profile) that is important to a particular Debentureholder. Debentureholder s are encouraged to read the form of Divestiture Agreement in its entirety.

Under the terms of the Divestiture Agreement, and the Plan of Arrangement, New Hydrogenics will:

(a)                                  acquire from the Offeror, Stuart Energy and Test Systems (collectively, the “Vendors”) all of their respective right, title and interest (legal and beneficial) in and to all of the assets of the Vendors of every kind and wheresoever situate, other than the Excluded Assets; and

(b)                                 pay, assume, discharge, perform and fulfill, as the case may be, all debts, liabilities, commitments and obligations of any nature (whether matured, unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever, other than Excluded Liabilities, of the Vendors.

24.                               Board of Directors and Management Following Completion of the Transaction

The following table sets forth the name and background information with respect to the four persons who will serve as the Board of Directors of the Offeror assuming completion of the Transaction.  The Board of Directors of the Offeror will select the management team in the normal course of business.  No commitment has been made to the Manager that the executive officers of the Manager will become the executive officers of the Offeror.

Name and Municipality of Residence	Principal Occupation and Employment History

Christopher J. Ball Toronto, Ontario, Canada Age: 57

Christopher J. Ball has been serving as a Trustee of APIF since October 22, 2002 and is currently the Executive Vice President of Corpfinance International Limited, an investment banking boutique firm. From 1982 to 1988, Mr. Ball was Vice President at Standard Chartered Bank of Canada with responsibilities for the Canadian branch operation. Prior to that, Mr. Ball held various managerial positions with the Canadian Imperial Bank of Commerce. He is also a Director of the Independent Power Association of British Columbia.

Kenneth Moore Toronto, Ontario, Canada Age: 50

Kenneth Moore has been serving as a Trustee of APIF since December 18, 1998 and is currently the Managing Partner of NewPoint Capital Partners Inc., an investment banking firm. From 1993 to 1997, Mr. Moore was a senior partner at Crosbie & Co., another Toronto mid-market investment banking firm. Prior to investment banking, he was a Vice-President at Barclays Bank where he was responsible for a number of leveraged acquisitions and restructurings. Mr. Moore holds a Chartered Financial Analyst designation and has completed the Chartered Director program of the Directors College (McMaster University and the Conference Board) and has the certification of Ch. Dir. (Chartered Director).

George L. Steeves Aurora, Ontario, Canada Age: 60

Mr. Steeves has been serving as a Trustee of APIF since September 8, 1997 and is the Principal of True North Energy, an energy consulting firm. From January 2001 to April 2002, Mr. Steeves was a division manager of Earthtech Canada Inc. Prior to January 2001, he was the president of Cumming Cockburn Limited, an engineering firm, and has extensive financial expertise in acting as a Chairman, director and/or audit committee member of public and private companies, including the Fund, Borealis Hydroelectric Holdings Inc. and KMS Power Income Fund. Mr. Steeves has completed the Chartered Director program of the Directors College (McMaster University and the Conference Board) and has the certification of Ch. Dir. (Chartered Director). He received a Bachelor and Masters of Engineering from Carlton University and holds the Professional Engineering designation in Ontario and British Columbia.

Christopher Huskilson Wellington, Nova Scotia, Canada Age: 51

Christopher Huskilson has been serving as a Trustee of APIF since July 27, 2009 and is currently the President and Chief Executive Officer of Emera Inc., a North American energy and services company, and he has held this position since November 2004. Since 1980, Mr. Huskilson has held a number of positions within Nova Scotia Power Inc., and is currently a director of Emera Inc. and Nova Scotia Power Inc., and the chairman of Bangor Hydro-Electric Company.

As of September 14, 2009, Messrs. Ball, Moore, Steeves and Huskilson own 24,200, 18,000, 17,241 and nil Trust Units, respectively , and none of such persons own any Debentures.  The Trustees have indicated that they intend to tender their Trust Units in the Trust Unit Offer.

The compensation for the directors of the Offeror has not yet been determined.

25.                               Material Changes and Other Information

The Offeror has no information which indicates any material change in the affairs of APIF since the date of the interim financial statements of APIF for the six months ended June 30, 2009, other than as disclosed herein.  The Offeror has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Debentureholders to accept or reject the Offers.

26.                               Certain Canadian Federal Income Tax Considerations

In the opinion of Bennett Jones LLP, special Canadian tax counsel to the Offeror, the following is, as of the date of this Circular, a fair and adequate summary of the principal Canadian federal income tax consequences under the Tax Act generally applicable to a Debentureholder whose Debentures are taken up and paid for by the Offeror under the Offers or pursuant to a Debenture Compulsory Acquisition and who, for the purposes of the Tax Act and at all relevant times, (i) holds his, her or its Debentures, and any Offeror Shares and New Debentures received in exchange for such Debentures, as capital property and  (ii) deals at arm’s length and is not affiliated with the Offeror.  The Debentures, and any Offeror Shares and New Debentures received by a Debentureholder in exchange for such Debentures pursuant to the Offers, will generally constitute capital property to a holder provided that the holder does not hold or use such Debentures, Offeror Shares and New Debentures in the course of carrying on a business in which the holder buys or sells securities, and the holder did not acquire such Debentures, Offeror Shares and New Debentures in one or more transactions considered to be an adventure or concern in the nature of trade.  Certain holders who are Canadian residents and who might not otherwise be considered to hold their Debentures, Offeror Shares or New Debentures as capital property may, in certain circumstances, be entitled to have such Debentures, Offeror Shares and New Debentures, and any other “Canadian security” (as defined in the Tax Act), treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. Holders contemplating making such an election should consult with their own tax advisors.

This summary is not applicable to: (i) a Debentureholder that is a “financial institution” (as defined in the Tax Act) for the purpose of the “mark-to-market” rules; (ii) a Debentureholder, an interest in which would be a “tax shelter investment” (as defined in the Tax Act); (iii) a Debentureholder that is a “specified financial institution” or a “restricted financial institution” (each as defined in the Tax Act); or (iv) a Debentureholder that has made a “functional currency” election under the Tax Act to determine its Canadian tax results in a currency other than Canadian currency.

This summary is based upon the facts set out in this Circular, the provisions of the Tax Act and the regulations promulgated thereunder (the “Regulations”) in force as of the date hereof and the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing.  This summary takes into account the specific proposals (the “Tax Proposals”) to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof.  No assurance can be given that the Tax Proposals will be enacted as currently proposed, or at all.  This summary is not exhaustive of all possible Canadian federal income tax consequences and, except for the Tax Proposals, does not take into account, or anticipate any change in law, whether by legislative, administrative, or judicial action or decision and does not take into account any provincial, territorial, or foreign tax consequences which may differ significantly from those discussed herein.

This summary is of a general nature only and should not be construed as, nor is it intended to be, legal or tax advice or representations to any particular Debentureholder.  Accordingly, Debentureholders should consult with their own tax advisors with respect to the income tax consequences of the Offers, having regard to their own particular circumstances.

Debentureholders Resident in Canada

The following portion of the summary is generally applicable to a person that, all relevant times, is or is deemed to be a resident of Canada for purposes of the Tax Act (a “Resident”).

Exchange of Debentures

A Resident who holds Debentures (a “Resident Debentureholder”) and who exchanges APIF Series 1 Debentures pursuant to the Offer will be considered to have disposed of such APIF Series 1 Debentures for proceeds of disposition equal to the fair market value of the Offeror Shares or New Series 1A Debentures, as the case may be, received by the Resident Debentureholder on the exchange.  A Resident Debentureholder who exchanges APIF Series 2 Debentures pursuant to the Offer will be considered to have disposed of such APIF Series 2 Debentures for proceeds of disposition equal to the fair market value of the New Series 2A Debentures received by the Resident Debentureholder on the exchange.

Upon the disposition of Debentures, a Resident Debentureholder will generally realize a capital gain (or capital loss) equal to the amount by which the Resident Debentureholder’s proceeds of disposition, net of any reasonable costs of disposition, of APIF Series 1 Debentures or APIF Series 2 Debentures, as applicable, exceed (or are less than) the adjusted cost base of the APIF Series 1 Debentures or APIF Series 2 Debentures, as applicable, to the Resident Debentureholder immediately prior to the disposition.  Any capital gain or capital loss realized by the Resident Debentureholder on the disposition of Debentures will generally be treated in the manner described below under the heading “Treatment of Capital Gains and Capital Losses”.

Any interest paid to a Resident Debentureholder upon the disposition of Debentures, or which accrued on the Debentures to the date of disposition and which would otherwise be payable after that date, will be excluded from the Resident Debentureholder’s proceeds of disposition of such Debentures and must instead be included in computing the Resident Debentureholder ‘s income in the year of disposition (except to the extent such interest was otherwise included in the Resident Debentureholder’s income for that year or a preceding taxation year).

The cost to a Resident Debentureholder of Offeror Shares, New Series 1A Debentures or New Series 2A Debentures, as the case may be, acquired on the exchange of Debentures will generally equal the fair market value of such Offeror Shares, New Series 1A Debentures or New Series 2A Debentures at the time of acquisition.

Treatment of Capital Gains and Capital Losses

Generally, a Resident is required to include in computing the Resident’s income for a taxation year one-half of the amount of any capital gain (such portion referred to hereafter as a “taxable capital gain”).  Subject to and in accordance with the provisions of the Tax Act, a Resident is generally required to deduct one-half of the amount of any capital loss (such portion referred to hereafter as an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident in the year, and allowable capital losses in excess of such taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years.

Eighty percent of capital gains must be included in an individual’s adjusted taxable income for the purpose of computing the individual’s liability under the Tax Act for the alternative minimum tax.  In addition, Canadian-controlled private corporations may be subject to the additional refundable tax of 6 2/3% on investment income, which includes taxable capital gains.

Taxation of Interest on New Debentures

A Resident Debentureholder that acquires New Debentures (a “Resident New Debentureholder”) and that is a corporation, partnership or unit trust, or a trust of which a corporation or a partnership is a beneficiary, will be required to include in computing its income for a taxation year all interest that accrues to it on a New Debenture to the end of that taxation year or that becomes receivable or is received by the Resident New Debentureholder before the end of that taxation year, including on a conversion, redemption or repayment on maturity, except to the extent that such interest was otherwise included in computing the Resident New Debentureholder’s income for that year or a preceding taxation year.

Any other Resident New Debentureholder, including an individual, will be required to include in computing its income for a taxation year all interest on a New Debenture that is received or becomes receivable (depending upon the method regularly followed by the Resident New Debentureholder in computing income) by the Resident New Debentureholder in that taxation year, including on a conversion, redemption or repayment on maturity.  In addition, such a Resident New Debentureholder will be required to include in computing its income for a taxation year any interest that accrued to the Resident New Debentureholder to the end of any “anniversary day” (as defined in the Tax Act) in that year (except to the extent such interest was otherwise included in the Resident New Debentureholder’s income for that year or a preceding taxation year).

A Resident New Debentureholder that is a Canadian-controlled private corporation (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on investment income, which includes interest income.

Disposition of New Debentures

A Resident New Debentureholder who disposes or is deemed to dispose of New Debentures, other than on the exercise of the conversion privilege attached to the New Debentures, will generally realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such New Debentures to the Resident New Debentureholder immediately prior to the disposition.  Any such capital gain or capital loss realized by the Resident New Debentureholder will generally be treated in the manner described above under the heading “Treatment of Capital Gains and Capital Losses”.

Any interest paid to the Resident New Debentureholder upon the disposition of New Debentures, or which accrued on the New Debentures to the date of disposition and which would otherwise be payable after that date, will be excluded from the Resident New Debentureholder’s proceeds of disposition of such New Debentures and must instead be included in computing the Resident New Debentureholder’s income in the year of disposition (except to the extent such interest was otherwise included in the Resident New Debentureholder’s income for that year or a preceding taxation year).

Repayment on Maturity or Redemption of New Debentures

Upon the redemption, repayment on maturity or purchase for cancellation of New Debentures by the Offeror, other than pursuant to the exercise of the conversion privilege attached to the New Debentures, a Resident New Debentureholder whose New Debentures are redeemed, repaid or cancelled will be considered to have disposed of such New Debentures, in which case the tax consequences to the Resident New Debentureholder will be the same as those described above under the heading “Disposition of New Debentures”.

If, on such a redemption, repayment or purchase for cancellation of New Debentures, the Offeror elects to repay the principal amount owing by delivering Offeror Shares to the Resident New Debentureholder, the Resident New Debentureholder’s proceeds of disposition will be equal to the fair market value, at the time of disposition of the New Debentures, of the Offeror Shares and any other consideration received (except Offeror Shares received in satisfaction of accrued interest).  The cost to the Resident New Debentureholder of any Offeror Shares acquired on the redemption or repayment of New Debentures will be equal to their fair market value at the time of acquisition.

Exercise of Conversion Privilege on New Debentures

A Resident New Debentureholder who exercises the conversion privilege attached to the holder’s New Debentures and who receives only Offeror Shares (or Offeror Shares and cash in lieu of a fraction of an Offeror Share) on the conversion will generally be deemed not to have disposed of such New Debenture and, accordingly, will not be considered to realize a capital gain (or capital loss) on such conversion. Under the current administrative practice of the CRA, a Resident New Debentureholder who, upon conversion of a  New Debenture, receives cash not in excess of $200 in lieu of a fraction of an Offeror Share may either treat this amount as proceeds of disposition of a portion of a New Debenture (thereby realizing a capital gain or capital loss), or alternatively, may reduce the holder’s cost of the Offeror Shares acquired on the conversion by the amount of the cash received.

A Resident New Debentureholder whose New Debentures are converted will be required to include any interest accrued on such New Debentures to the date of conversion in computing the Resident New Debentureholder’s income in the year of the conversion (except to the extent such interest was otherwise included in the Resident New Debentureholder’s income for that year or a preceding taxation year).

The cost to the Resident New Debentureholder of Offeror Shares acquired on the conversion of New Debentures will generally be equal to the holder’s adjusted cost base, immediately before the conversion, of the New Debentures that are converted.

Taxation of Dividends on Offeror Shares

A Resident Debentureholder that acquires Offeror Shares (a “Resident Offeror Shareholder”) pursuant to the Offers will be required to include in computing its income for a taxation year any taxable dividends received or deemed to be received on such Offeror Shares in the year.  In the case of a Resident Offeror Shareholder that is an individual (other than certain trusts), such taxable dividends will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations.  Taxable dividends received from a taxable Canadian corporation which are designated by such corporation as “eligible dividends” will be subject to an enhanced gross-up and dividend tax credit regime in accordance with the rules in the Tax Act.  In the case of a Resident Offeror Shareholder that is a corporation, the amount of any such taxable dividend that is included in its income for a taxation year will generally be deductible in computing its taxable income for that taxation year.

The Tax Act also imposes a 33 1/3 % refundable tax on dividends received by a corporation that is a “private corporation” or “subject corporation” for the purposes of Part IV of the Tax Act, to the extent that such dividends are deductible in computing the corporation’s taxable income.  This tax will generally be refunded to the corporation at a rate of C$1.00 for every C$3.00 of taxable dividends paid while it is a private corporation.  Taxable dividends received by a Resident Offeror Shareholder who is an individual (other than certain trusts) may result in such Resident Offeror Shareholder being liable for minimum tax under the Tax Act.

Disposition of Offeror Shares

A Resident Offeror Shareholder who disposes of Offeror Shares will generally realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such Offeror Shares to the Resident Offeror Shareholder immediately prior to the disposition.  Any such capital gain or capital loss realized by the Resident Offeror Shareholder will generally be treated in the manner described above under the heading “Treatment of Capital Gains and Capital Losses”.

Eligibility for Investment

Provided that, at the particular time, either (i) the New Debentures are listed on the TSX (or other “designated stock exchange” as defined in the Tax Act), or (ii) the Offeror Shares are listed on the TSX (or other “designated stock exchange” as defined in the Tax Act), the New Debentures will be qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans (except a deferred profit sharing plan to which the Offeror, or an employer that does not deal at arm’s length with the Offeror, has made a contribution), registered education savings plans, registered disability savings plans and tax-free savings accounts (other than a trust governed by a tax-free savings account of which the beneficiary is a person who (i) does not deal at arm’s-length with the Offeror for the purposes of the Tax Act or (ii) has a significant interest (within the meaning of the Tax Act) in the Offeror or in a corporation, partnership or trust with which the Offeror does not deal at arm’s length for the purposes of the Tax Act).

Provided that, at the particular time, the Offeror Shares are listed on the TSX (or other “designated stock exchange” as defined in the Tax Act), Offeror Shares issued pursuant to the Offers or on the conversion, redemption or maturity of New Debentures will be qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans, registered education savings plans, registered disability savings plans and tax-free savings accounts (other than a trust governed by a tax-free savings account of which the beneficiary is a person who (i) does not deal at arm’s-length with the Offeror for the purposes of the Tax Act or (ii) has a significant interest (within the meaning of the Tax Act) in the Offeror or in a corporation, partnership or trust with which the Offeror does not deal at arm’s length for the purposes of the Tax Act).

Debentureholders Not Resident in Canada

This portion of the summary is generally applicable to a person that is, at all relevant times, neither a resident of Canada nor deemed to be resident of Canada for the purposes of the Tax Act and any applicable tax treaty or convention (a “Non-Resident”).  Special rules, which are not discussed in this summary, may apply to a Non-Resident that is an insurer carrying on business in Canada on elsewhere.

Exchange of Debentures

A Non-Resident holder of Debentures (a “Non-Resident Debentureholder”) will not be subject to tax in Canada with respect to any capital gain realized on the disposition of Debentures pursuant to the Offers unless the Debentures constitute “taxable Canadian property” (as defined in the Tax Act) to the Non-Resident Debentureholder at the time of the disposition. The Debentures will generally not constitute taxable Canadian property to a Non-Resident Debentureholder unless (i) the Non-Resident Debentureholder holds or uses, or is deemed to hold or use, the Debentures in the course of carrying on a business in Canada, or (iii) at any time during the 60-month period immediately preceding the disposition of the Debentures, the Non-Resident Debentureholder, persons with whom the Non-Resident Debentureholder did not deal at arm’s length for purposes of the Tax Act, or the Non-Resident Debentureholder together with all such persons owned 25% or more of the issued and outstanding Trust Units.

Interest on New Debentures

A Non-Resident Debentureholder who acquires New Debentures pursuant to the Offers (a “Non-Resident New Debentureholder”) and who deals at arm’s length (within the meaning of the Tax Act) with the Offeror will generally not be subject to Canadian withholding tax in respect of amounts paid or credited, or deemed to be paid or credited, by the Offeror as, on account or in lieu of payment of, or in satisfaction of, interest or principal on the New Debentures.

Exercise of Conversion Privilege on New Debentures

A Non-Resident who exercises the conversion privilege attached to the holder’s New Debentures and who receives only Offeror Shares (or Offeror Shares and cash in lieu of a fraction of an Offeror Share) on the conversion will generally be deemed not to have disposed of such New Debentures and, accordingly, will not be considered to realize a capital gain (or capital loss) on such conversion.

Dividends on Offeror Shares

Dividends on Offeror Shares paid or credited, or deemed under the Tax Act to be paid or credited, to a Non-Resident Debentureholder who acquires Offeror Shares pursuant to the Offers (a “Non-Resident Offeror Shareholder”) will generally be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend unless such rate is reduced by an applicable tax treaty or convention.  For a Non-Resident Offeror Shareholder that is resident of the United States for the purposes of the Canada-U.S. Tax Treaty, and entitled to benefits of such treaty, the rate of Canadian withholding tax applicable to dividends is generally reduced to 15%.

Disposition of New Debentures and Offeror Shares

A Non-Resident Debentureholder who disposes of New Debentures or Offeror Shares will not be subject to tax in Canada with respect to any capital gain realized on the disposition of such New Debentures or Offeror Shares unless the New Debentures or Offeror Shares constitute “taxable Canadian property” (as defined in the Tax Act) to the Non-Resident Debentureholder at the time of the disposition.  New Debentures or Offeror Shares acquired by a Non-Resident Debentureholder pursuant to the Offers will generally not constitute taxable Canadian property to the Non-Resident Debentureholder unless (i) the Non-Resident Debentureholder holds or uses, or is deemed to hold or use, the New Debentures or Offeror Shares, as the case may be, in the course of carrying on a business in Canada, or (ii) at any time during the 60-month period immediately preceding the disposition of the New Debentures or Offeror Shares, as the case may be, the Non-Resident Debentureholder, persons with whom the Non-Resident Debentureholder did not deal at arm’s length for purposes of the Tax Act, or the Non-Resident Debentureholder together with all such persons owned 25% or more of the issued and outstanding Offeror Shares.  A Non-Resident Debentureholder who disposes of New Debentures to a resident of Canada for proceeds of disposition that exceed the principal amount of such New Debentures should consult his or her own tax advisor, as it is unclear whether the amount of such excess may be subject to withholding tax under the Tax Act.

Other Tax Considerations

This Circular does not address any tax considerations of the Offers other than certain Canadian tax considerations.  Debentureholders who are resident in jurisdictions other than Canada should consult their own tax advisors with respect to the tax implications of the Offers, including any associated filing requirements in such jurisdictions and the tax implications in such jurisdictions of holding Offeror Shares and/or New Debentures after completion of the Transaction.  Debentureholders should also consult their own tax advisors regarding Canadian federal, provincial or territorial tax considerations of the Offers or the holding of Offeror Shares and/or New Debentures.

27.                               Acceptance of the Offers

The Offeror has no knowledge regarding whether any holders of Debentures will accept the Offers.

28.                               Legal Matters

Legal matters on behalf of the Offeror will be passed upon by Torys LLP, counsel to the Offeror, and by Bennett Jones LLP, special Canadian tax counsel to the Offeror.  As of the date hereof, the partners and associates of Bennett Jones LLP and Torys LLP own less than 1% of the issued and outstanding Debentures and Trust Units, and own less than 1% of the issued and outstanding Existing Hydrogenics Shares.

29.                               Depositary

The Offeror intends to engage CIBC Mellon as the Depositary for the Offers.  The Depositary may contact Debentureholders by mail, telephone and telecopy and may request banks, brokers, dealers and other nominees to forward materials relating to the Offers to beneficial owners of Debentures.  The Depositary will facilitate book-entry only transfers of the Debentures tendered under the Offers.  The Depositary will receive reasonable and customary compensation from the Offeror for its services in connection with the Offers, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

Questions and requests for assistance concerning the Offers to Purchase should be made directly to the Depositary at the address and telephone number shown the last page of the Circular.  Additional copies of this document may also be obtained without charge from the Depositary at the address shown on the last page of the Circular.

Except as expressly set forth in the Offers to Purchase and Circular, no broker, dealer, bank or trust company shall be deemed to be an agent of the Offeror or the Depositary for the purposes of the Offers.

30.                               Statutory Rights

Securities legislation in certain of the provinces and territories of Canada provides Debentureholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages if there is a misrepresentation in a circular or a notice that is required to be delivered to the Debentureholders.  However, such rights must be exercised within prescribed time limits.  Debentureholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

31.                               Expenses of the Offers

Hydrogenics Costs will be transferred to and assumed by New Hydrogenics at the Effective Time pursuant to the terms of the Support Agreement, such that New Hydrogenics and not the Offeror will be responsible for payment of any Hydrogenics Costs.

At the Effective Time, but conditional upon the payment of the Initial Liability Amount by the Offeror to New Hydrogenics, the Offeror shall be obligated to pay all Algonquin Costs and such obligation shall remain with the Offeror and shall not be transferred to or paid by New Hydrogenics.

32.                               Consents

Consent of Special Canadian Tax Counsel to the Offeror

To:                              The Board of Directors of Hydrogenics Corporation

We hereby consent to the reference to our name and opinion under “Certain Canadian Federal Income Tax Considerations” and to our name under “Legal Matters” and the inclusion of our opinion contained in the take-over bid circular accompanying the offers to purchase dated September 21, 2009 made by Hydrogenics Corporation to the debentureholders of Algonquin Power Income Fund.

September 21, 2009	(Signed) Bennett Jones LLP
Toronto, Ontario

Consent of Auditors of Hydrogenics Corporation

To:                              The Board of Directors of Hydrogenics Corporation

We hereby consent to the incorporation by reference in the take-over bid accompanying the offers to purchase dated September 21, 2009 made by Hydrogenics Corporation to the debentureholders of Algonquin Power Income Fund, of our auditor’s report to shareholders of Hydrogenics Corporation on the consolidated financial statements of Hydrogenics Corporation as at and for the years ended December 31, 2008 and 2007.  Our report thereon is dated March 24, 2009. We also consent to the reference to us under the heading “Interests of Experts”, which appears in the Annual Information Form of Hydrogenics Corporation dated March 24, 2009, which is incorporated by reference in the offers to purchase.

September 21, 2009	(Signed) PricewaterhouseCoopers LLP
Toronto, Ontario	Chartered Accountants

33.                               Approval and Certificate

The contents of the Offers to Purchase and the Circular have been approved, and the sending, communication or delivery thereof to the Debentureholders of Algonquin Power Income Fund has been authorized by, the directors of Hydrogenics Corporation.  The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

DATED  September 21, 2009

HYDROGENICS CORPORATION

(Signed)	Daryl Wilson	(Signed)	Lawrence E. Davis
	Chief Executive Officer		Chief Financial Officer

On behalf of the Board of Directors

(Signed)	Norman M. Seagram	(Signed)	Douglas Alexander
	Director		Director

34.                               Definitions

“Additional Amount” means the additional amount the Offeror owes to New Hydrogenics based on an estimate of the aggregate dollar value of tax pools of the Offeror as at immediately prior to the Effective Time, determined in accordance with formulae and procedures set out in the Support Agreement;

“Administration Agreement” means the amended and restated administration agreement between APIF and the Manager dated January 1, 2006, as the same may be amended, supplemented or restated from time to time;

“affiliate” has the meaning ascribed thereto in the OSA;

“Algonquin Costs” has the meaning ascribed in Schedule “D” to the Support Agreement;

“APIF” means Algonquin Power Income Fund, an open-ended trust established under the laws of the Province of Ontario;

“APIF Debenture Indenture” means the trust indenture between APIF and CIBC Mellon dated as of July 20, 2004, as amended by a supplemental trust indenture dated as of November 10, 2006 and further amended effective August 17, 2009, pursuant to which APIF has issued the APIF Series 1 Debentures and the APIF Series 2 Debentures;

“APIF Debenture Meeting” means the special meeting of Debentureholders called to be held on July 27, 2009 and adjourned to August 17, 2009 and at which the Debenture Amendment Resolution was approved;

“APIF Rights” means rights issued pursuant to the Unitholder Rights Plan;

“APIF Securities” means collectively, the Trust Units, APIF Series 1 Debentures and APIF Series 2 Debentures;

“APIF Series 1 Debentures” means the 6.65% convertible unsecured subordinated debentures of APIF due July 31, 2011, issued pursuant to the APIF Debenture Indenture;

“APIF Series 2 Debentures” means the 6.20% convertible unsecured subordinated debentures of APIF due November 30, 2016, issued pursuant to the APIF Debenture Indenture;

“APIF Trust Declaration” means the declaration of trust dated as of September 8, 1997, as amended and restated as of May 26, 2004, between A. Stephen Probyn, George L. Steeves and R. Ian Bradley, as trustees, and the settlor of APIF, pursuant to which APIF was created, as the same has been and may be amended from time to time, including pursuant to the Trust Unit Amendment Resolution;

“APIF Trust Unit Meeting” means the annual and special meeting of Unitholders that was held on July 27, 2009 and at which, among other things, the Trust Unit Amendment Resolution was approved;

“Arrangement” means the arrangement pursuant to section 192 of the CBCA set forth in the Plan of Arrangement;

“associate” has the meaning ascribed thereto in the OSA;

“Assumed Liabilities” means all debts, liabilities, commitments and obligations of any nature (whether matured, unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever, other than Excluded Liabilities, of the Vendors;

“Board of Trustees” means the board of trustees of APIF;

“Book-Entry Confirmation” means confirmation of a book-entry transfer of the Unitholder’s Trust Units into the Depositary’s account at CDS and/or DTC, as applicable;

“Business Day” means any day on which banks in the City of Toronto, Ontario are open for business;

“Canadian GAAP” means Canadian generally accepted accounting principles;

“CBCA” means the Canada Business Corporations Act;

“CDS” means CDS Clearing and Depositary Services Inc., or its nominee (which is at the date hereof CDS & Co.);

“CDS Participant” means a participant of CDS, which includes investment dealers, stockbrokers, banks, trust companies and other financial institutions that maintain custodial relationships with a participant, either directly or indirectly;

“Change of Control” has the meaning ascribed to such term in Section 6 of the Circular, “New Series 1A Debentures and New Series 2A Debentures — Put Right upon Change of Control”;

“CIBC Mellon” means CIBC Mellon Trust Company;

“Circular” means the take-over bid circular accompanying and forming part of the Offers to Purchase;

“Commissioner” means the Commissioner of Competition appointed under the Competition Act;

“Competition Act” means the Competition Act (Canada), as amended from time to time, including the regulations promulgated thereunder;

“Competition Act Clearance” means that either (i) the Commissioner of Competition shall have issued an advance ruling certificate under section 102 of the Competition Act in respect of the transactions contemplated by the Support Agreement; or (ii) (a) the applicable waiting period under section 123 of the Competition Act shall have expired or been terminated or the obligations of the parties to make a pre-merger notification filing under Part IX of the Competition Act shall have been waived in accordance with paragraph 113(c) of the Competition Act, and (b) the parties shall have been advised in writing by the Commissioner that she is of the view that grounds do not then exist to initiate proceedings under the merger provisions of the Competition Act in respect of the transactions contemplated by the Support Agreement;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“CRA” means the Canada Revenue Agency;

“Current Market Price” has the meaning ascribed to such term in Section 6 of the Circular, “New Series 1A Debentures and New Series 2A Debentures — Conversion Privilege”;

“Debenture Amendment Resolution” means the resolution passed at the APIF Debenture Meeting which amended the compulsory acquisition provisions of the APIF Debenture Indenture by adding Article 13A to the APIF Debenture Indenture, as set forth in Appendix “A” to the Management Information Circular of Algonquin Power Income Fund dated June 23, 2009 in respect of the APIF Debenture Meeting, as amended from time to time;

“Debenture Circular” means the take-over bid circular accompanying and forming part of the CD Exchange Offers to Purchase;

“Debenture Compulsory Acquisition” means a compulsory acquisition of Debentures pursuant to the compulsory acquisition provisions of the APIF Debenture Indenture, as amended by the Debenture Amendment Resolution.

“Debenture Trustee” means CIBC Mellon;

“Debentureholders” means holders of the Debentures;

“Debentures” means, individually and collectively, the APIF Series 1 Debentures and the APIF Series 2 Debentures;

“Depositary” means CIBC Mellon;

“Depositary Agreement” means an agreement to be entered into between the Offeror and the Depositary pursuant to which the Depositary will act as depositary under the Offers;

“Deposited Debentures” means the Debentures deposited to the Offers and which are not withdrawn;

“Depositing Debentureholders” means Debentureholders whose Debentures are deposited to an Offer on their behalf by CDS and which are not withdrawn;

“Dissenting Debentureholder Election” means the election to be made by Dissenting Series 1 Debentureholders in connection with the Offer;

“Dissenting Series 1 Debentureholders” means holders of APIF Series 1 Debentures who do not accept the Offer;

“Divested Assets” means all of the Vendors’ rights, title and interest (legal and beneficial) in and to all of the assets of the Vendors of every kind and wheresoever situate, other than the Excluded Assets;

“Divestiture Agreement” means the divestiture agreement to be entered into among the Offeror, Stuart Energy, Test Systems and New Hydrogenics in connection with the Transaction, and any amendment or variation thereto as may be agreed to among the Offeror, New Hydrogenics and the Board of Trustees;

“Effective Date” means the date that the Offeror first takes up and pays for Debentures deposited to the Offers;

“Effective Time” means (a) the date and time the Offeror shall have delivered to the Depositary the notice to take-up the Trust Units deposited, and not withdrawn, pursuant to the Trust Unit Offer and (b) 12:01 a.m. (Toronto time) on the Effective Date, or such other time as may be specified in writing by the Offeror to New Hydrogenics pursuant to the Plan of Arrangement, each of which, the Offeror, New Hydrogenics and the Board of Trustees agree, shall be scheduled to occur contemporaneously;

“Event of Default” has the meaning ascribed to such term in Section 6 of the Circular, “New Series 1A Debentures and New Series 2A Debentures — Events of Default”;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Excluded Assets” means (a) all of the common shares of Stuart Energy owned by the Offeror; (b) all of the common shares of Test Systems owned by the Offeror; (c) any intercompany receivables or other similar amounts payable to any of the Vendors by any one of the other Vendors; (d) minute books, tax returns, tax assessments and related filings in respect of the Vendors; (e) any rights of the Offeror under the Indemnity Agreement, the Offers to Purchase and Circular, the Trust Unit Offer and the Trust Unit Circular, the related letters of acceptance and transmittal in connection therewith, the Depositary Agreement, the depositary agreement in respect of the Trust Unit Offer, the New Debenture Indenture, the Trust Unit Compulsory Acquisition, the Debenture Compulsory Acquisition the Support Agreement, the Expense Reimbursement Agreement and the guarantees issued in respect of such agreements; and (f) any rights of the Vendors under the Divestiture Agreement;

“Excluded Liabilities” means debts, liabilities, commitments or obligations (whether matured or unmatured, accrued, fixed, contingent or otherwise): (a) any intercompany debts, liabilities, commitments or obligations payable by any of the Vendors to any one of the other Vendors; (b) any debts, liabilities, commitments or obligations payable by the Offeror with respect to the Support Agreement, the Expense Reimbursement Agreement, the Offeror stock option plan, the Offeror deferred share unit plan, the Offeror restricted share unit plan, the Offers to Purchase and Circular, the Trust Unit Offer and the Trust Unit Circular, the related letters of acceptance and transmittal in connection therewith, the Depositary Agreement, the depositary agreement in respect of the Trust Unit Offer, the New Debenture Indenture, and any securities issued thereunder; (c) any debts, liabilities, commitments or obligations payable by the Vendors with respect to the Divestiture Agreement; (d) any debts, liabilities, commitments or obligations payable by the Offeror with respect to Algonquin Costs arising from, or as a result of, the Support Agreement; (e) any debts, liabilities, commitments or obligations payable by the Offeror with respect to the Trust Unit Compulsory Acquisition and the Debenture Compulsory Acquisition; (f) any debts, liabilities, commitments or obligations payable by the Offeror under Hydrogenics Note 1, Hydrogenics Note 2 and Hydrogenics Note 3; and (g) any debts, liabilities, commitments or obligations payable by the Offeror under the Indemnity Agreement;

“Existing Hydrogenics Shares” means the existing class of common shares in the capital of the Offeror, which shares will be immediately redeemed upon completion of the Transaction;

“Expense Reimbursement Agreement” means the expense reimbursement agreement among the Offeror, New Hydrogenics and the Manager, enter into concurrently with the Support Agreement;

“Expiry Date” means October 27, 2009, or such later date or dates as may be fixed by the Offeror from time to time pursuant to Section 6 of the Offers to Purchase, “Extension and Variation of the Offers”;

“Expiry Time” means 12:01 a.m. (local time at the place of deposit) on the Expiry Date, or such later time or times as may be fixed by the Offeror from time to time pursuant to Section 6 of the Offers to Purchase, “Extension and Variation of the Offers”;

“Final Order” means the order of the Court dated July 29, 2009 approving the Arrangement as such order may be amended by the Court (with the consent of the Offeror, the Board of Trustees and New Hydrogenics) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or dismissed, as affirmed or varied (provided that any such variation shall be acceptable to the Offeror, the Board of Trustees and New Hydrogenics, each acting reasonably);

“General Motors” means General Motors Company;

“Genuity” means Genuity Capital Markets;

“Governmental Entity” means (i) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign, (ii) any subdivision, agent, representative or authority of any of the foregoing, or (iii) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory authority (including the TSX and Nasdaq Global Market), exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Hydrogenics Costs” has the meaning ascribed in Schedule “D” to the Support Agreement;

“Hydrogenics Note 1” means the promissory note of the Offeror, in the principal amount of C$10,813,084;

“Hydrogenics Note 2” means the promissory note of the Offeror, representing the Additional Amount;

“Hydrogenics Note 3” means the promissory note of the Offeror, representing the Post-Closing Amount;

“Indemnity Agreement” means the indemnity agreement to be entered into between the Offeror and New Hydrogenics in connection with the Transaction, and any amendment or variation thereof as may be agreed to among the Offeror, New Hydrogenics and the Board of Trustees;

“Initial Liability Amount” means C$10.8 million;

“Interim Order” means the interim order of the Court, as the same may be amended or varied by the Court (with the consent of the Offeror, the Board of Trustees and New Hydrogenics, each acting reasonably) pursuant to subsection 192(4) of the CBCA, containing declarations and directions with respect to the Plan of Arrangement and the holding of the Offeror Meeting;

“Letter of Transmittal” means the relevant letter of acceptance and transmittal which is deemed to be completed and submitted by CDS the Depositary on behalf of Debentureholders who wish to accept an Offer;

“Losses” means, in respect of any and all matters, all losses, liabilities, claims, costs, damages, expenses, charges, fines, penalties, interest charges, assessments or other liabilities whatsoever (including legal fees and disbursements on a solicitor and client basis and fees and disbursements of experts) arising out of, resulting from, attributable to or connected with such matter;

“Management Agreement” means the amended and restated management agreement among Algonquin Power Fund (Canada) Inc., Algonquin Holdco Inc., Algonquin Power Trust and the Manager dated April 30, 2008, as the same may be amended, supplemented or restated from time to time;

“Manager” means Algonquin Power Management Inc., the current manager and administrator of APIF pursuant to the Management Agreement and the Administration Agreement, respectively;

“Manager Break Fee” means the sum of C$1.0 million, payable by the Offeror to the Manager under certain circumstances pursuant to the terms of the Expense Reimbursement Agreement;

“Material Adverse Change” means any change, effect, announcement, event, impact or occurrence, in each case by a Governmental Entity or the Offeror, occurring after the date hereof and prior to the effective time of the Arrangement which would be material and adverse to the ability of the Offeror to utilize the Tax Pools for provincial and federal tax purposes subsequent to completion of the Transaction which, for greater certainty, will include a reduction of more than 10% of the aggregate dollar value of the Tax Pools as at the date hereof or to the taxation implications for the exchange of the Trust Units, the APIF Series 1 Debentures or the APIF Series 2 Debentures. For greater certainty, Material Adverse Change shall not include changes in the market price for any of the Trust Units, the APIF Series 1 Debentures, the APIF Series 2 Debentures or the Existing Hydrogenics Shares, in and of themselves;

“material fact”, “material change” and “misrepresentation” are used as defined under the OSA;

“Materiality Representations and Warranties” means the representations and warranties in sections 3.1, 3.2 and 3.3 of the Support Agreement that are subject to “material” or similar qualifications, if any;

“MW” means megawatts;

“NASDAQ” means the Nasdaq Global Market;

“New Debenture Indenture” means the trust indenture to be entered into between the Offeror and CIBC Mellon pursuant to which the Offeror will issue the New Series 1A Debentures and the New Series 2A Debentures, as it may be amended, supplemented or restated from time to time;

“New Debentures” means, individually and collectively, the New Series 1A Debentures and the New Series 2A Debentures;

“New Hydrogenics” means 7188501 Canada Inc.;

“New Hydrogenics Indemnitees” means (i) with respect to indemnitees set forth in sections 2.2(a) and 2.2(b) of the Indemnity Agreement, New Hydrogenics and its directors, officers and employees;, and (ii) with respect to indemnitees set forth in section 2.2(c) to 2.2(h), inclusive, New Hydrogenics;

“New Hydrogenics Shares” means the common shares in the capital of New Hydrogenics;

“New Series 1A Debentures” means the 7.50% convertible unsecured subordinated debentures of the Offeror due November 30, 2014, issued pursuant to the New Debenture Indenture;

“New Series 2A Debentures” means the 6.35% convertible unsecured subordinated debentures of the Offeror due November 30, 2016, issued pursuant to the New Debenture Indenture;

“Non-Resident Debentureholder” means a Debentureholder that is a non-resident for purposes of the Tax Act;

“Non-U.S. Holder” means a holder of Trust Units that is not a U.S. Holder;

“Offer Documents” means the Offer to Purchase and the Circular;

“Offeror Indemnitees” means the Offeror, Stuart Energy and Test Systems;

“Offer Period” means the period commencing on the date hereof and ending at the Expiry Time;

“Offeror” means Hydrogenics Corporation, a corporation incorporated under the laws of Canada, which, upon completion of the Transaction, will be renamed such other name as may be determined by the Board of Directors of such corporation;

“Offeror Break Fee” means the sum of C$1.0 million, payable by the Manager to the Offeror under certain circumstances pursuant to the terms of the Expense Reimbursement Agreement;

“Offeror Meeting” means the special meeting of Offeror Shareholders held on July 27, 2009 and at which the Offeror Resolution was approved;

“Offeror Proxy Circular” means the management proxy circular of the Offeror dated June 25, 2009 sent by the Offeror to the Offeror Shareholders in connection with the Offeror Meeting;

“Offeror Resolution” means the special resolution of the Offeror Shareholders approving the Plan of Arrangement, approved at the Offeror Meeting;

“Offeror Rights” means the rights to acquire Existing Hydrogenics Shares issued under the Option Plan, the Offeror restricted share unit plan or the Offeror deferred share unit plan;

“Offeror Rightsholders” means the holders from time to time of Offeror Rights;

“Offeror Securityholders” means the Offeror Shareholders and the Offeror Rightsholders;

“Offeror Shareholders” means the holders of the Existing Hydrogenics Shares;

“Offeror Shares” means the new class of common shares in the capital of the Offeror to be issued to holders of APIF Series 1 Debentures who tender such debentures to the Offer for the APIF Series 1 Debentures and elect to receive such shares in exchange therefor and to Unitholders pursuant to the Transaction;

“Offeror’s Continuous Disclosure Record” means the Offeror’s annual information form, management proxy circular(s), financial statements and accompanying management’s discussion and analysis, material change reports and other continuous disclosure documents filed on SEDAR since January 1, 2009;

“Offers” means the offers to purchase hereby made by the Offeror to holders of the APIF Series 1 Debentures and the APIF Series 2 Debentures; and “Offer” means any one such offer;

“Offers to Purchase” means the offers to purchase forming part of the this document;

“Option Plan” means the Stock Option Plan of the Offeror, dated June 22, 2009;

“OSA” means the Securities Act (Ontario), as amended;

“OSC” means the Ontario Securities Commission;

“Other Property” has the meaning ascribed to such term in “Manner of Acceptance”;

“person” includes an individual, a corporation, a partnership, a trust, any unincorporated organization or other entity and words importing persons have a similar meaning;

“Plan of Arrangement” means the plan of arrangement in the form set out in Appendix “F” to the Offeror Proxy Circular, as amended or supplemented from time to time in accordance with Article 4 thereof;

“Post-Closing Amount” has the meaning ascribed to such term in “Background to and Reasons for the Offers — Background to and Reasons for the Board of Trustees Supporting the Offers — Support Agreement” in Section 16 of the Circular;

“Post-Dissenting Debentureholder Election Share Limit” means the difference between the Post-Series 1 Election Limit minus the number of Offeror Shares elected under the Dissenting Debentureholder Election;

“Post Series 1 Election Limit” means the difference between the Series 1 Election Share Limit minus the number of Offeror Shares elected under the Series 1 Election;

“Purchased Securities” has the meaning ascribed to such term in “Manner of Acceptance”;

“Put Date” has the meaning ascribed to such term in Section 6 of the Circular, “New Series 1A Debentures and New Series 2A Debentures — Put Right upon Change of Control”;

“Put Price” has the meaning ascribed to such term in Section 6 of the Circular, “New Series 1A Debentures and New Series 2A Debentures — Put Right upon Change of Control”;

“Recommended Offer” means an offer to acquire outstanding Trust Units in respect of which the Board of Trustees have publicly recommended acceptance by Unitholders;

“Representatives” means (i) with respect to the Offeror, its officers, directors, employees, financial advisors, experts, agents and other representatives and (ii) with respect to the Board of Trustees, its financial advisors, experts, agents and other representatives and the officers, directors, trustees, employees, financial advisors, experts, agents and other representatives of APIF, the Manager and their respective affiliates;

“Resident Debentureholder” means a Debentureholder resident in Canada for purposes of the Tax Act;

“Restricted Pool Losses” has the meaning ascribed thereto in the Support Agreement;

“Restricted Tax Pools” has the meaning ascribed thereto in the Support Agreement;

“SEC” means the United States Securities and Exchange Commission;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Senior Indebtedness” has the meaning ascribed to such term in Section 6 of the Circular, “New Series 1A Debentures and New Series 2A Debentures — Subordination”;

“Senior Indebtedness Postponement Provisions” has the meaning ascribed to such term in Section 6 of the Circular, “New Series 1A Debentures and New Series 2A Debentures — Subordination”;

“Series 1 Election” means the election to be made by holders of APIF Series 1 Debentures in connection with the Offer;

“Series 1 Election Share Limit” means the aggregate maximum of 12,460,800 Offeror Shares to be available for issuance under the Series 1 Election;

“Series 1A Conversion Price” means the price at which the New Series 1A Debentures will be convertible into Offeror Shares, which will be a conversion price of C$4.08 per Offeror Share;

“Series 1A Interest Payment Date” means each of January 1 and July 1 in each year, which will be the dates at which interest will be payable on the New Series 1A Debentures;

“Series 1A Maturity Date” means November 30, 2014;

“Series 2A Conversion Price” means the price at which the New Series 2A Debentures will be convertible into Offeror Shares, which will be a conversion price of $6.00 per Offeror Share;

“Series 2A Interest Payment Date” means each of April 1 and October 1 in each year, which will be the dates at which interest will be payable on the New Series 2A Debentures;

“Series 2A Maturity Date” means November 30, 2016;

“Specified Debenture Percentage” means 66 2/3% of the principal amount of Debentures represented by holders thereof, in person or by proxy, and who voted at the APIF Debenture Meeting in respect of the Debenture Amendment Resolution;

“Specified Percentage” means 66 2/3% of the number of Trust Units represented by holders thereof, in person or by proxy, and who voted on the Trust Unit Amendment Resolution at the APIF Trust Unit Meeting;

“Stuart Energy” means Stuart Energy Systems Corporation, a wholly-owned subsidiary of the Offeror;

“subsidiary” has the meaning ascribed thereto in the OSA;

“Support Agreement” means the support agreement dated June 11, 2009 between the Board of Trustees, New Hydrogenics and the Offeror pursuant to which, among other things, the Offeror agreed to make the Offers and the Board of Trustees agreed to recommend the Offers to Debentureholders, as set forth therein;

“Take-Up Date” means each date upon which the Offeror takes up or acquires Debentures pursuant to the Offers;

“Take-Up Time” means the date and time that the Offeror has given notice to the Depositary that it has taken up Debentures deposited, and not withdrawn, pursuant to an Offer;

“Tax Act” means the Income Tax Act (Canada) and regulations thereunder, as amended;

“Tax Pools” has the meaning ascribed thereto in the Support Agreement;

“Test Systems” means Hydrogenics Test Systems Inc., a wholly-owned subsidiary of the Offeror;

“TOB Losses” means in respect of the Offers to Purchase and Circular, the Trust Unit Offer, Trust Unit Circular, the related letters of acceptance and transmittal in connection therewith, the Depositary Agreement, the depositary agreement in connection with the Trust Unit Offer, the New Debenture Indenture, and all securities issued thereunder, all Losses arising out of, resulting from, attributable to or connected with such matters;

“Transaction” means the proposed transactions contemplated under (i) the Plan of Arrangement, (ii) the Trust Unit Offer, (iii) the Offers and (iv) the Trust Unit Compulsory Acquisition;

“Trust Unit Amendment Resolution” means an extraordinary resolution of Unitholders amending the APIF Trust Declaration to provide that (i) the threshold for completing a compulsory acquisition for Units under the Trust Unit

Offer is the Specified Percentage; and (ii) such compulsory acquisition shall be deemed to be completed at the Effective Time ((i) and (ii) collectively, the “Trust Unit Compulsory Acquisition”) in the form and content annexed as Schedule “H” to the Support Agreement, and any amendment or variation thereto as may be agreed upon by the parties;

“Trust Unit Circular” means the offer to purchase and accompanying take-over bid circular dated September 21, 2009, pursuant to which the Offeror is making an offer to purchase all of the outstanding Trust Units;

“Trust Unit Compulsory Acquisition” has the meaning attributed to such term in the definition of “Trust Unit Amendment Resolution”;

“Trust Unit Offer” means the offer to purchase all of the outstanding the Trust Units made by the Offeror pursuant to the Trust Unit Circular;

“Trust Units” means trust units of APIF, as the same are constituted on the date hereof;

“Trustees” means the trustees of APIF;

“TSX” means the Toronto Stock Exchange;

“Unitholder Rights Plan” means the unitholder rights plan agreement between APIF and CIBC Mellon, as rights agent, dated as of March 20, 2008;

“Unitholders” means holders of Trust Units;

“U.S.” or “United States” means the United States of America;

“U.S. GAAP” means United States generally accepted accounting principles; and

“Vendors” means the Offeror, Stuart Energy and Test Systems.

In the Offers to Purchase and the Circular, words importing the singular number include the plural and vice versa, and words importing gender include all genders.

Appendix A

Information relating to APIF

1.                                      Algonquin Power Income Fund

General

APIF is an open-ended trust established under the laws of the Province of Ontario by the APIF Trust Declaration.  APIF is a “mutual fund trust” and a resident of Canada for purposes of the Tax Act.  The principal and head office of APIF is located at 2845 Bristol Circle, Oakville, Ontario, L6H 7H7, Canada.

APIF currently holds equity interests, directly and indirectly, in 41 hydroelectric generating facilities located in Ontario (4), Quebec (12), Newfoundland (1), Alberta (1), New York State (13), New Hampshire (8), Vermont (1) and New Jersey (1) representing aggregate installed generating capacity of approximately 140 MW and one wind energy generating facility located in Manitoba with installed capacity of approximately 99 MW. APIF holds equity interests in one energy-from-waste facility in Ontario with an installed generating capacity of 10 MW, 4 landfill gas-fired facilities in Tennessee and New Jersey with an installed generating capacity of 9 MW and 4 natural gas-fired cogeneration facilities in each of California, Connecticut, Ontario and New Jersey with an installed capacity of approximately 122 MW.  In addition, APIF owns partnership, share and debt interests in 2 bio-mass fired generating facilities with combined installed capacity of approximately 43 MW located in Alberta and Quebec.  APIF holds minority term investments in two natural gas/wood waste-fired generating facilities with joint installed capacity of approximately 172 MW located in northern Ontario.  In addition to its electricity generating assets, APIF owns 18 regulated water distribution and waste-water facilities in Arizona, Illinois, Missouri and Texas.

Trust Units

An unlimited number of Trust Units may be issued pursuant to the APIF Trust Declaration.  As at the date hereof, 78,016,965 Trust Units are issued and outstanding.  Each Trust Unit is transferable and represents an equal undivided beneficial interest in any distribution from APIF whether of net income, net realized capital gains or other amounts, and in any net assets of APIF in the event of termination or winding-up of APIF.  The Trust Units are listed and posted for trading on the TSX.

APIF Subsidiaries and Affiliated Entities

APIF is the sole beneficiary of Algonquin Power Trust, an unincorporated open ended trust created by a declaration of trust dated June 30, 2000, in accordance with the laws of the Province of Ontario.  Algonquin Power trust is resident of Canada for purposes of the Tax Act.  Algonquin Power Trust owns all of the outstanding units of Algonquin Power Operating Trust, an unincorporated open ended trust created by an amended and restated trust indenture effective January 2, 1997, in accordance with the laws of the Province of Alberta.

Certain Reporting and Disclosure Requirements

APIF is subject to the information and reporting requirements of the securities laws of all of the provinces of Canada and the rules of the TSX.  In accordance therewith, APIF is required to file reports, financial statements and other information with certain securities regulatory authorities in Canada and with the TSX relating to its business, financial condition and other matters. Information as of particular dates concerning the Trustees, their remuneration, the principal holders of securities and any material interests of such persons in transactions with APIF and other matters is required to be disclosed in proxy statements distributed to Unitholders and filed with certain of such securities regulatory authorities and with the TSX and may be inspected at APIF’s offices or through the facilities of such securities regulatory authorities and the TSX.

Pursuant to the provisions of the securities laws of various provinces of Canada, APIF must send circulars to all Unitholders in connection with the Trust Unit Offer and to all Debentureholders in connection with the Offers, which circulars, together with other information, must disclose any material changes in the affairs of APIF subsequent to the date of the most recent published financial statements of APIF.

2.                                      Price Range and Trading of Debentures

The APIF Series 1 Debentures and APIF Series 2 Debentures are listed and posted for trading on the TSX under the symbols “APF.DB” and “APF.DB.A”, respectively ..  The following table sets out the volume and price range of the Debentures on the TSX for the periods indicated, as reported by sources APIF believes to be reliable:

APIF SERIES 1 DEBENTURES

Period	High Price ($/$100 Principal Amount)	Low Price ($/$100 Principal Amount)	Total Volume (Units of $100 Principal Amount)

Monthly (12 month period prior to date hereof)
2008
September	94.95	85.01	4,140
October	87.50	60.00	3,730
November	87.00	61.05	5,100
December	70.00	45.01	8,605

2009
January	94.00	86.50	13,670
February	94.99	91.5	20,260
March	97.00	91.36	13,040
April	98.50	95.45	9,700
May	100.00	97.97	7,940
June	103.00	99.18	48,210
July	106.30	99.56	63,800
August	107.31	104.75	36,420
September 1 – September 14	105.99	104.40	8,540

APIF SERIES 2 DEBENTURES

Period	High Price ($/$100 Principal Amount)	Low Price ($/$100 Principal Amount)	Total Volume (Units of $100 Principal Amount)

Monthly (12 month period prior to date hereof)
2008
September	94.95	85.01	4,140
October	87.50	60.00	3,730
November	87.00	61.05	5,100
December	70.00	45.01	8,605

2009
January	78.00	65.00	4,800
February	80.00	65.00	3,260
March	75.00	61.50	4,740
April	80.05	74.00	10,620
May	89.00	79.00	4,285
June	96.00	86.75	8,040
July	95.99	89.25	9,470

Period	High Price ($/$100 Principal Amount)	Low Price ($/$100 Principal Amount)	Total Volume (Units of $100 Principal Amount)

August	98.50	95.00	8,330
September 1 – September 14	98.85	96.50	2,300

If not less than the Specified Debenture Percentage of the outstanding principal amount of Debentures is validly deposited under the Offers and not withdrawn, and the Offeror takes up and pays for such principal amount of Debentures validly deposited under the Offers, and the Offeror otherwise complies with the conditions in Article 13A of the APIF Debenture Indenture, the Offeror will be deemed to have acquired, directly or indirectly, all of the remaining principal amount of Debentures not deposited under the Offers by a Debenture Compulsory Acquisition pursuant to Article 13A of the APIF Debenture Indenture.  See Section 19 of the Circular, “Acquisition of Securities Not Deposited — Compulsory Acquisition of Debentures”.

3.                                      Major Unitholders and Debentureholders

To the knowledge of the Trustees and officers of APIF and the directors and officers of the Manager, as of September 14, 2009, no person or company beneficially owns, directly or indirectly, or exercises control or direction over (i) Trust Units carrying more than 5% of the voting rights attached to the Trust Units or (ii) more than 5% of the principal amount of APIF Series 1 Debentures or APIF Series 2 Debentures.

In connection with the recent strategic partnership with Emera Inc. announced by APIF on April 23, 2009, Emera Inc. agreed to a treasury subscription of approximately 8.5 million Trust Units at a price of C$3.25 per Trust Unit, which is expected to represent 9.9% of the outstanding Trust Units after the subscription.  The Trust Units to be issued to Emera Inc. will not have different voting rights from other outstanding Trust Units.

4.                                      Selected Financial Data

The following table sets forth certain selected historical consolidated financial data of APIF as at and for each of the years in the five-year period ended December 31, 2008, as at and for the six-month periods ended June 30, 2009 and 2008 prepared in accordance with Canadian GAAP.

(in thousands of Canadian dollars, except per trust unit amounts, in	Six months ended June 30		Years ended December 31
accordance with Canadian GAAP)	2009	2008	2008	2007	2006	2005	2004

Operating revenues	98,713	102,208	213,796	186,175	193,244	179,324	160,523

Operating expenses	81,636	82,136	178,615	143,515	149,078	146,418	131,190

Earnings before undernoted	17,077	20,072	35,181	42,660	44,166	32,906	29,333

Interest expense	10,657	13,803	26,288	26,565	22,281	16,379	12,440

Interest, dividend income and other income	(2,285)	(2,820)	(7,023)	(9,408)	(10,861)	(11,398)	(10,943)

Write down of note receivable	—	—	—	726	3,263	—	—

Write down of fixed assets and intangible assets	—	—	—	—	—	3,533	1,932

(Gain)/loss on derivative financial instruments	(8,703)	1,404	37,748	(14,469)	497	—	—

(in thousands of Canadian dollars, except per trust unit amounts, in	Six months ended June 30		Years ended December 31
accordance with Canadian GAAP)	2009	2008	2008	2007	2006	2005	2004

Income tax expense (recovery)	(4,341)	1,871	324	15,021	(2,935)	2,604	2,285

Minority interest	2,204	(649)	(3,142)	(401)	1,458	—	817

Net earnings from continuing operations	19,545	6,463	(19,014)	24,626	30,463	21,788	22,802

Net earnings from discontinued operations	—	—	—	(1,092)	(2,772)	—	—

Net earnings	19,545	6,463	(19,014)	23,534	27,691	21,788	22,802

Basic net earnings from continuing operations per Trust Unit	0.25	0.09	(0.25)	0.34	0.43	0.31	0.33

Diluted net earnings from continuing operations per Trust Unit	0.25	0.08	(0.25)	0.32	0.42	0.31	0.33

Total Assets	952,357	952,226	977,487	953,400	1,047,794	823,801	824,796

Total Long Term Debt	432,182	447,479	438,253	423,227	374,398	243,447	206,751

Trust Units, end of period	77,981,962	73,785,591	77,574,372	73,644,356	72,874,211	69,691,592	69,691,592

Distributions per Trust Unit(1)	0.12	0.46	0.75	0.92	0.92	0.92	0.92

Note: (1) Distributions per Trust Unit in U.S.$ for the year ended 2008, 2007, 2006, 2005 and 2004 was $0.70, $0.86, $0.81, $0.76, and $0.71, respectively.  Distributions per Trust Unit in U.S.$ for the quarter ended June 30, 2009 and 2008 was $0.10 and $0.45, respectively.

5.                                      Distribution Policy of APIF

The following table summarizes the amount of cash distributions made by APIF on the Trust Units since inception.

Quarterly distribution period ending	Cash distribution per Trust Unit (C$)

March 31, 1998	0.1750
June 30, 1998	0.2350
September 30, 1998	0.2000
December 31, 1998	0.2250
March 31, 1999	0.2400
June 30, 1999	0.2000
September 30, 1999	0.2200
December 31, 1999	0.2400
March 31, 2000	0.2425
June 30, 2000	0.2425
September 30, 2000	0.2425
December 31, 2000	0.2425
March 31, 2001	0.2300
June 30, 2001	0.2300
September 30, 2001	0.2300
December 31, 2001	0.2300
March 31, 2002	0.2300
June 30, 2002	0.2300
September 30, 2002	0.2300

Monthly distribution period ending	Cash distribution per Trust Unit (C$)

October 31, 2002	0.0766
November 30, 2002	0.0766
December 31, 2002	0.0766
January 31, 2003	0.0766
February 28, 2003	0.0766
March 31, 2003	0.0766
April 30, 2003	0.0766
May 31, 2003	0.0766
June 30, 2003	0.0766
July 31, 2003	0.0766
August 31, 2003	0.0766
September 30, 2003	0.0766
October 31, 2003	0.0766
November 30, 2003	0.0766
December 31,2003	0.0766
January 31, 2004	0.0766
February 29, 2004	0.0766
March 31, 2004	0.0766
April 30, 2004	0.0766
May 31, 2004	0.0766
June 30, 2004	0.0766
July 31, 2004	0.0766
August 31, 2004	0.0766
September 30, 2004	0.0766
October 31, 2004	0.0766
November 30, 2004	0.0766
December 31,2004	0.0766
January 31, 2005	0.0766
February 28, 2005	0.0766
March 31, 2005	0.0766
April 30, 2005	0.0766
May 31, 2005	0.0766
June 30, 2005	0.0766
July 31, 2005	0.0766
August 31, 2005	0.0766
September 30, 2005	0.0766
October 31, 2005	0.0766
November 30, 2005	0.0766
December 31,2005	0.0766
January 31, 2006	0.0766
February 28, 2006	0.0766
March 31, 2006	0.0766
April 30, 2006	0.0766
May 31, 2006	0.0766
June 30, 2006	0.0766
July 31, 2006	0.0766
August 31, 2006	0.0766
September 30, 2006	0.0766
October 31, 2006	0.0766
November 30, 2006	0.0766
December 31, 2006	0.0766
January 31, 2007	0.0766
February 28, 2007	0.0766
March 31, 2007	0.0766
April 30, 2007	0.0766
May 31, 2007	0.0766
June 30, 2007	0.0766
July 31, 2007	0.0766
August 31, 2007	0.0766
September 30, 2007	0.0766
October 31, 2007	0.0766
November 30, 2007	0.0766
December 31, 2007	0.0766
January 31, 2008	0.0766
February 29, 2008	0.0766
March 31, 2008	0.0766
April 30, 2008	0.0766
May 31, 2008	0.0766

Monthly distribution period ending	Cash distribution per Trust Unit (C$)

June 30, 2008	0.0766
July 31, 2008	0.0766
August 31, 2008	0.0766
September 30, 2008	0.0766
October 31, 2008	0.0200
November 30, 2008	0.0200
December 31, 2008	0.0200
January 31, 2009	0.0200
February 28, 2009	0.0200
March 31, 2009	0.0200
April 30, 2009	0.0200
May 31, 2009	0.0200
June 30, 2009	0.0200
July 31, 2009	0.0200
August 31, 2009	0.0200

APPENDIX B

UNAUDITED PRO FORMA CONSOLIDATED
FINANCIAL STATEMENTS OF HYDROGENICS

For the year ended December 31, 2008 and

For the six month period ending June 30, 2009

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF HYDROGENICS

Overview

The following unaudited pro forma consolidated financial statements have been prepared on the basis of assumptions described in the notes thereto.

These unaudited pro forma consolidated financial statements have been prepared in connection with agreements (the “Agreements”) among the Trustees of Algonquin Power Income Fund (“Algonquin” or the “Fund”), Algonquin Power Management Inc., the manager of Algonquin (the “Manager”), and Hydrogenics Corporation (“Hydrogenics”) with respect to the transactions (the “Transactions”).  Pursuant to the Transactions, Hydrogenics under a Plan of Arrangement (the “Plan of Arrangement”) will transfer the assets and liabilities of Hydrogenics to a newly created company, 7188501 Canada Inc. (“New Hydrogenics”).  The unitholders of Algonquin will contemporaneously exchange their units for a new class of common shares of Hydrogenics equal to the number of outstanding trust units of Algonquin on a one for one basis.  The pre-existing publicly traded shares of Hydrogenics will contemporaneously be redeemed for shares of New Hydrogenics and thus the pre-existing publicly traded shares of Hydrogenics will no longer exist.  The Trust Unit Offer will result in the Algonquin unitholders holding their interest in Algonquin as shareholders of Hydrogenics, a publicly traded corporation, that will wholly own Algonquin and be a reporting issuer following the Transactions.  Hydrogenics will be renamed to a new name selected by the Board of Directors following closing of the Transactions.  The offer being made pursuant to the Trust Unit Offer is referred herein as the “Unit Exchange Offer” and the offers being made pursuant to the Offers is referred to herein as the “CD Exchange Offer”. In addition, these pro forma financial statements reflect the potential pro forma effect of certain additional alternative options resulting from proposed offers to the holders of the Fund’s convertible debentures who will be provided the opportunity to exchange their debentures for securities of Hydrogenics (the “CD Exchange Offers”).  These unaudited pro forma financial statements present the pro forma effect of the CD Exchange Offers under two alternate assumptions, Scenario I and Scenario II (as defined below).

For purposes of accounting, Canadian generally accepted accounting principles (“Canadian GAAP”) requires the financial statements of Hydrogenics to be accounted for as though it were a continuation of Algonquin but with its capital reflecting the exchange of shares for units of Algonquin and its future tax asset recognizing the tax attributes of Hydrogenics   The unaudited pro forma balance sheet as of June 30, 2009, and unaudited pro forma statements of operations for the year ended December 31, 2008 and the six months ended June 30, 2009 have been prepared by applying pro forma adjustments to the historical consolidated financial statements. The unaudited pro forma consolidated balance sheet was prepared as at June 30, 2009 as if the Unit Exchange Offer and the CD Exchange Offers had occurred on June 30, 2009, and the unaudited pro forma consolidated statements of operations were prepared for the year ended December 31, 2008 and the six months ended June 30, 2009 as if the Unit Exchange Offer and the CD Exchange Offers had occurred as of January 1, 2008.

As described in note 1, these pro forma consolidated financial statements have been prepared on the basis of accounting principles in effect at the date of announcement of the Transaction. These statements are not necessarily indicative of what the financial position or results of operations would have been had the Arrangement occurred on the dates or for the periods indicated and do not purport to indicate future results of operations.

HYDROGENICS

Unaudited Pro Forma Consolidated Balance Sheet

As at June 30, 2009

	A	B	C		D=A+B+C	E		F=D+E	G		H=D+G
			The Unit		The Unit						The Unit
			Exchange Offer		Exchange	Scenario I*		The Unit Exchange	Scenario II**		Exchange Offer
		Hydrogenics	Pro Forma		Offer Pro	Pro Forma	Note	Offer and Scenario	Pro Forma		and Scenario II**
(thousands of Canadian dollars)	Algonquin	Adjusted	Adjustments	Note 3	Forma	Adjustments	4	I* Pro Forma	Adjustments	Note 5	Pro Forma
		Note 2
ASSETS
Current assets:
Cash	$6,877	$—	$—		$6,877	$—		$6,877	$—		$6,877
Accounts receivable	26,889	—	—		26,889	—		26,889	—		26,889
Prepaid expenses	3,634	—	—		3,634	—		3,634	—		3,634
Income tax receivable	1,382	—	—		1,382	—		1,382	—		1,382
Future income tax asset	—	—	10,278	(b)	10,278	—		10,278	—		10,278
Current portion of notes receivable	500	—			500	—		500	—		500
	39,282	—	10,278		49,560	—		49,560	—		49,560

Long-term investments and notes receivable	25,245	—	—		25,245	—		25,245	—		25,245
Future non-current income tax asset	3,494	—	50,931	(b)	54,425	—		54,425	—		54,425
Property, plant and equipment	783,247	—	—		783,247	—		783,247	—		783,247
Intangible assets	92,253	—	—		92,253	—		92,253	—		92,253
Restricted cash	5,149	—	—		5,149	—		5,149	—		5,149
Deferred financing costs	218	—	—		218	—		218	—		218
Other assets	3,469	—	(900)	(c)	2,569	—		2,569	—		2,569

	$952,357	—	60,309		1,012,666	—		1,012,666	—		1,012,666

LIABILITIES AND UNITHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$29,092	—	—		29,092	—		29,092	—		29,092
Distributions payable	1,587	—	—		1,587	—		1,587	—		1,587
Current portion of long-term liabilities	4,497	—	—		4,497	—		4,497	—		4,497
Current portion of derivative liabilities	9,106	—	—		9,106	—		9,106	—		9,106
Current income tax liability	128	—	—		128	—		128	—		128
Current Portion of deferred credits	—	—	8,462	(b)	8,462	—		8,462	—		8,462
Future income tax liability	1,056	—	(1,056)	(e)	—	—		—	—		—
	45,466	—	7,406		52,872	—		52,872	—		52,872
Long-term liabilities	286,838		12,513	(a) (c)	299,351	—		299,351	—		299,351
Convertible debentures	140,847	—	—		140,847	(5,875)	(a) (b)	134,972	(43,126)	(a) (b) (c) (d)	97,721
Other long-term liabilities	28,561	—	—		28,561	—		28,561	—		28,561
Future non-current income tax liability	80,946	—	(303)	(e)	80,643	—		80,643	—		80,643
Deferred credits	—	—	41,934	(b)	41,934	—		41,934	—		41,934
Derivative liabilities	11,645	—	—		11,645	—		11,645	—		11,645
Non controlling interest	10,409	—	—		10,409	—		10,409	—		10,409
Unitholders' equity:
Trust units	726,395	—	—		726,395	4,875	(b)	731,270	71,723	(b) (c)	798,118
Deficit	(347,295)	—	(1,241)	(c) (e)	(348,536)	1,000	(a)	(347,536)	(28,597)	(a) (c)	(377,133)
Accumulated other comprehensive income / (loss)	(31,455)	—	—		(31,455)	—		(31,455)	—		(31,455)
Commitments and contingencies	347,645	—	(1,241)		346,404	5,875		352,279	43,126		389,530

	$952,357	$—	$60,309		$1,012,666	—		1,012,666	—		1,012,666

* Scenario I: Assumes all Algonquin convertible debentures are exchanged for Hydrogenics convertible debntures

** Scenario II: Assumes $40 million Series 1 Algonquin convertible debentures are exchanged for Hydrogenics equity

HYDROGENICS

Unaudited Pro Forma Consolidated Statement of Operations

For the six months ended June 30, 2009

	A	B	C		D=A+B+C	E		F=D+E	G		H=D+G
			The Unit		The Unit			The Unit
			Exchange Offer		Exchange	Scenario I*		Exchange Offer	Scenario II**		The Unit Exchange
(thousands of Canadian dollars, except per unit		Hydrogenics	Pro Forma		Offer Pro	Pro Forma	Note	and Scenario I*	Pro Forma	Note	Offer and Scenario
amounts)	Algonquin	Adjusted	Adjustments	Note 3	Forma	Adjustments	4	Pro Forma	Adjustments	5	II** Pro Forma
		Note 2
Revenue:

Energy sales	$69,874	$—	$—		$69,874	$—		$69,874	$—		$69,874
Waste disposal fees	6,861	—	—		6,861	—		6,861	—		6,861
Water reclamation and distribution	19,604	—	—		19,604	—		19,604	—		19,604
Other revenue	2,374	—	—		2,374	—		2,374	—		2,374
	98,713	—	—		98,713	—		98,713	—		98,713

Expenses

Operating	54,575	—	150	(c) (f)	54,725	—		54,725	—		54,725
Amortization of property, plant and equipment	19,360	—	—		19,360	—		19,360	—		19,360
Amortization of intangible assets	3,660	—	—		3,660	—		3,660	—		3,660
Management costs	425	—	—		425	—		425	—		425
Administrative expenses	4,931	—	—		4,931	—		4,931	—		4,931
Loss on foreign exchange	(1,315)	—	—		(1,315)	—		(1,315)	—		(1,315)
	81,636	—	150		81,786	—		81,786	—		81,786

Earnings before undernoted	17,077	—	(150)		16,927	—		16,927	—		16,927

Interest expense	10,657	—	224	(d)	10,881	955	(c)	11,836	(914)	(e)	9,967
Interest, dividend income and other income	(2,285)	—	—		(2,285)	—		(2,285)	—		(2,285)
Loss on derivative financial instruments	(8,703)	—	—		(8,703)	—		(8,703)	—		(8,703)
	(331)	—	224		(107)	955		848	(914)		(1,021)

Loss from operations before income taxes and minority interest	17,408	—	(374)		17,034	(955)		16,079	914		17,948

Income tax expense (recovery)
Current	463	—	—		463	—		463	—		463
Future	(4,804)	—	1,419	(d) (e) (f)	(3,385)	—		(3,385)	439	(e)	(2,946)
	(4,341)	—	1,419		(2,922)	—		(2,922)	439		(2,483)

Minority interest in earnings of subsidiaries	2,204	—	—		2,204	—		2,204	—		2,204

Net earnings / (loss)	$19,545	$—	$(1,793)		$17,752	$(955)		$16,797	$475		$18,227

Basic and diluted net earnings / (loss) per trust unit	$0.25	$—	$—		$0.23	$—		$0.22	$—		$0.20

* Scenario I: Assumes all Algonquin convertible debentures are exchanged for Hydrogenics convertible debntures
** Scenario II: Assumes $40 million Series 1 Algonquin convertible debentures are exchanged for Hydrogenics equity

Weighted average trust units
Basic	77,815,293				77,815,293			77,815,293			90,276,093
Diluted	79,611,608				79,611,608			79,611,608			92,072,408

HYDROGENICS

Unaudited Pro Forma Consolidated Statement of Operations

For the year ended December 31, 2008

	A	B	C		D=A+B+C	E		F=D+E	G		H=D+G
			The Unit		The Unit			The Unit			The Unit
			Exchange Offer		Exchange	Scenario I*		Exchange Offer	Scenario II**		Exchange Offer
(thousands of Canadian dollars, except per unit		Hydrogenics	Pro Forma		Offer Pro	Pro Forma	Note	and Scenario I*	Pro Forma	Note	and Scenario II**
amounts)	Algonquin	Adjusted	Adjustments	Note 3	Forma	Adjustments	4	Pro Forma	Adjustments	5	Pro Forma
		Note 2
Revenue:

Energy sales	$158,508	$—	$—		$158,508	$—		$158,508	$—		$158,508
Waste disposal fees	15,706	—	—		15,706	—		15,706	—		15,706
Water reclamation and distribution	35,233	—	—		35,233	—		35,233	—		35,233
Other revenue	4,349	—	—		4,349	—		4,349	—		4,349
	213,796	—	—		213,796	—		213,796	—		213,796

Expenses

Operating	120,439	—	1,100	(f)	121,539	—		121,539	—		121,539
Amortization of property, plant and equipment	36,541	—	—		36,541	—		36,541	—		36,541
Amortization of intangible assets	7,305	—	—		7,305	—		7,305	—		7,305
Management costs	893	—	—		893	—		893	—		893
Administrative expenses	9,419	—	—		9,419	—		9,419	—		9,419
(Gain) / loss on foreign exchange	4,018	—	—		4,018	—		4,018	—		4,018
	178,615	—	1,100		179,715	—		179,715	—		179,715

Earnings before undernoted	35,181	—	(1,100)		34,081	—		34,081	—		34,081

Interest expense	26,288	—	587	(d)	26,875	1,771	(c)	28,646	(1,916)	(e)	24,959
Interest, dividend income and other income	(7,023)	—	—		(7,023)	—		(7,023)	—		(7,023)
(Gain) / loss on derivative financial instruments	37,748	—	—		37,748	—		37,748	—		37,748
	57,013	—	587		57,600	1,771		59,371	(1,916)		55,684

Earnings / (loss) from operations before income taxes and minority interest	(21,832)	—	(1,687)		(23,519)	(1,771)		(25,290)	1,916		(21,603)

Income tax provision (recovery)
Current	(184)	—	—		(184)	—		(184)	—		(184)
Future	508	—	11,859	(d) (e) (f)	12,367	—		12,367	879	(e)	13,246
	324	—	11,859		12,183	—		12,183	879		13,062

Minority interest in losses of subsidiaries	(3,142)	—	—		(3,142)	—		(3,142)	—		(3,142)

Net earnings / (loss)	$(19,014)	$—	$(13,546)		$(32,560)	$(1,771)		$(34,331)	$1,037		$(31,523)

Basic and diluted net earnings / (loss) per trust	$(0.25)	$—	$—		$(0.43)	$—		$(0.46)	$—		$(0.36)

* Scenario I: Assumes all Algonquin convertible debentures are exchanged for hydrogenics convertible debntures
** Scenario II: Assumes $40 million Series 1 Algonquin convertible debentures are exchanged for hydrogenics equity

Weighted average trust units
Basic	75,265,940				75,265,940			75,265,940			87,726,740
Diluted	77,308,043				77,308,043			77,308,043			89,768,843

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

1.                                      Basis of Presentation

The accounting policies used in the preparation of the unaudited pro forma consolidated financial statements are consistent with those used by the Fund in its audited consolidated financial statements as at December 31, 2008 and the unaudited interim consolidated financial statements as at June 30, 2009.  The unaudited pro forma financial statements should be read in conjunction with the financial statements of the Fund which are available on SEDAR, and those of Hydrogenics Corporation, which are incorporated by reference in the Debenture Circular.

In respect of the Unit Exchange Offer, Hydrogenics will contribute approximately $10,813 to New Hydrogenics.  Hydrogenics will incur transaction costs estimated to be $3,000 (the “Transaction Costs”).  The final consideration may increase or decrease, the amount of which will depend on the final determination of non-capital losses, scientific research and development expenses and investment tax credits in respect of the 2009 fiscal year up to the time the transaction closes.

For the purposes of accounting, the Unit Exchange Offer is required to be reflected in this pro forma financial information as though it were an acquisition of assets of Hydrogenics by Algonquin, rather than reflect the acquisition of Algonquin trust units by Hydrogenics  This acquisition of assets is not considered as a business combination for accounting purposes; accordingly, this pro forma financial information is presented on a continuity of interest basis whereby Algonquin is reflected as though it were the continuing entity.

These unaudited pro forma consolidated financial statements also reflect the potential pro forma effect of the CD Exchange Offers which is contemporaneously being offered together with the Unit Exchange Offer, is likely to occur.  Pursuant to the CD Exchange Offers, the holders of Algonquin’s convertible debentures will be provided the opportunity to exchange their convertible debentures for securities of Hydrogenics.  The CD Exchange Offers allow holders of Algonquin’s convertible debentures the option to exchange their securities as follows:

Series 1 Debenture Holders:

In respect of the 6.65% convertible debentures maturing on July 31, 2011 (“Series 1”), holders of Series 1 debentures have the option to receive, in exchange for each $1 of Series 1 debenture principal, either of the following, at the option of each debenture holder, to be exercised at the time of tender of their debentures:

a.                                       311.52 common shares in Hydrogenics. The closing price of the Fund’s trust units on June 11, 2009 was $3.40 per trust unit. A maximum of $40,000 in convertible debentures will be available for conversion under this option representing a maximum of 12,460,800 common shares.  If demand for this option exceeds such amount, such shares will be allocated pro-rata amongst tendering debenture holders; or

b.                                      a convertible debenture issued by Hydrogenics with the following terms:

i.                  Principal: $1.05

ii.               Coupon:   7.50%, payable semi-annually (current Series 1 coupon is 6.65%)

iii.    Conversion Price: $4.08 for each Hydrogenics share.  (The closing price of the Fund’s trust units on June 11, 2009 was $3.40 per trust unit and the current Series 1 conversion price is $10.65 for each Fund trust unit)

iv.           Maturity: November 30, 2014

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

1.                                      Basis of Presentation (continued)

Series 2 Debenture Holders:

In respect of the 6.20% convertible debentures maturing on November 30, 2016 (“Series 2”), holders of the Series 2 debentures will receive, for each $1 of Series 2 debenture principal, a convertible debenture issued by Hydrogenics with the following terms:

i.                  Principal: $1.00

ii.               Coupon: 6.35%, payable semi-annually (current Series 2 coupon is 6.20%)

iii.    Conversion Price: $6.00 for each Hydrogenics share (current Series 2 conversion price is $11.00 for each Fund trust unit)

iv.           Maturity: November 30, 2016

These unaudited pro forma financial statements present the pro forma effect of the Unit Exchange Offer and the CD Exchange Offers under the following alternate assumptions:

•                  Unit Exchange Offer – All unitholders of the Fund will exchange their units for newly issued common shares of Hydrogenics equal to the number of outstanding trust units of the Fund on a one for one basis.

•                  Scenario I – All Unitholders exchange their units for common shares of Hydrogenics  All Series 1 and Series 2 convertible debentures being exchanged for new debentures of Hydrogenics

•                  Scenario II – All Unitholders exchange their units for common shares of Hydrogenics  The maximum $40,000 of Series 1 convertible debentures are exchanged for 12,460,800 common shares of Hydrogenics with the remaining $44,964 of Series 1 convertible debentures and all Series 2 convertible debentures being exchanged for new convertible debentures of Hydrogenics

The unaudited pro forma consolidated balance sheet is comprised of information derived from:

•                                          Algonquin’s unaudited interim consolidated balance sheet as at June 30, 2009

•                                          Hydrogenics Corporation’s unaudited interim consolidated balance sheet as at June 30, 2009

The unaudited pro forma consolidated statements of operations are comprised of information derived from:

For the Year Ended December 31, 2008

•      Algonquin’s audited consolidated statement of operations for the year ended December 31, 2008

•      Hydrogenics Corporation’s audited consolidated statement of operations for the year ended December 31, 2008

For the six Months Ended June 30, 2009

•      Algonquin’s unaudited interim statements of operations for the six months ended June 30, 2009

•      Hydrogenics Corporation’s unaudited interim statements of operations for the six months ended June 30, 2009

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

1.                                      Basis of Presentation (continued)

We are providing the unaudited pro forma financial information for informational purposes only. Such information does not purport to represent our consolidated financial position or results of operations that would have occurred had the transactions contemplated in the Agreements taken place on the dates indicated, nor are they necessarily indicative of our future consolidated financial position or results of operations. Actual future results may differ materially from those assumed or described herein.

These unaudited pro forma consolidated financial statements include all material adjustments necessary for fair presentation in accordance with Canadian GAAP.  The unaudited pro forma consolidated balance sheet is presented to give effect to the proposed transactions as if they had occurred on June 30, 2009, while the unaudited pro forma consolidated statements of operations give effect to the proposed transactions as if they had occurred on January 1, 2008.

The combined provincial and federal income tax rates assumed in the calculation of these pro forma adjustments to future income taxes were as follows: 2008 – 33.05%, 2009 – 33.00%, 2010 – 32.00%, 2011 – 30.50% and 2012 and thereafter – 29.00%.

The transactions are subject to certain conditions.  As a result, there is no assurance that these transactions will be completed.

2.                                      Hydrogenics Corporation’s Adjustments to Historical Financial Statements

The transfer of Hydrogenics Corporation’s assets and liabilities and the related redemption of the existing common shares of Hydrogenics Corporation will occur pursuant to the Plan of Arrangement.  The transaction will be accounted for by New Hydrogenics as a transaction among entities under common control and non-monetary non-reciprocal transfer to the shareholders of Hydrogenics Corporation.

The effect on the unaudited pro forma consolidated financial statements of the Plan of Arrangement is the removal from Hydrogenics Corporation’s historical financial statements of Hydrogenics Corporation’s revenues, expenses, assets and liabilities at their carrying amounts.

The following pro forma adjustments relate to Hydrogenics Corporation’s consolidated statement of operations for the year ended December 31, 2008 and the six months ended June 30, 2009 and the unaudited interim consolidated balance sheet as at June 30, 2009:

(a)          Remove the revenue and expenses from Hydrogenics’ historical statement of operations and transfer the existing assets and liabilities from Hydrogenics Corporation’s historical balance sheet.

(b)         Redemption of all existing shares of Hydrogenics Corporation for shares of New Hydrogenics and cancelation of all existing options, restricted shares or other securities of Hydrogenics Corporation which are not retained under the Plan of Arrangement.

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

2.                                      Hydrogenics Corporation’s Adjustments to Historical Financial Statements (continued)

HYDROGENICS CORPORATION

Unaudited Pro Forma Consolidated Balance Sheet

As at June 30, 2009

		Pro Forma
		Adjustments for	Hydrogenics
(thousands of US dollars)	Historical Financials	Asset Transfer	Adjusted
		Note 2 (a)
ASSETS
Current assets:
Cash and cash equivalents	$10,428	$(10,428)	$—
Restricted cash	1,255	(1,255)	—
Accounts receivable	3,424	(3,424)	—
Grants receivable	384	(384)	—
Inventories	9,485	(9,485)	—
Prepaid expenses	832	(832)	—
	25,808	(25,808)	—
Restricted cash	235	(235)	—
Property, plant and equipment	3,538	(3,538)	—
Goodwill	5,025	(5,025)	—

	$34,606	$(34,606)	$—

LIABILITIES AND UNITHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$15,890	$(15,890)	$—
Unearned revenue	3,123	(3,123)	—
	19,013	(19,013)	—
Deferred research and development grants	—	—	—
Shareholders equity:
Common shares	307,009	(307,009)	—
Contributed surplus	16,510	(16,510)	—
Deficit	(301,427)	301,427	—
Accumulated other comprehensive loss	(6,499)	6,499	—
Total deficit and accumulated other comprehensive loss	(307,926)	307,926	—
	15,593	(15,593)	—
	$34,606	$(34,606)	$—

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

2.                                      Hydrogenics Corporation’s Adjustments to Historical Financial Statements (continued)

HYDROGENICS CORPORATION

Unaudited Pro Forma Consolidated Statement of Operations

For the six months ended June 30, 2009

		Pro Forma
		Adjustments
	Historical	for Asset	Hydrogenics
(thousands of US dollars, except per unit amounts)	Financials	Transfer	Adjusted
		Note 2 (a)
Revenue:

Revenues	$11,076	$(11,076)	$—
Costs of revenues	8,588	(8,588)	—
	2,488	(2,488)	—

Operating expenses

Selling, general and administrative	8,389	(8,389)	—
Research and product development	3,368	(3,368)	—
Amortization of property, plant and equipment	451	(451)	—
	12,208	(12,208)	—

Loss from operations	(9,720)	9,720	—

Other income (expenses)
Interest, net	83	(83)	—
Provincial capital tax	(153)	153
Foreign currency gains	(217)	217	—
	(287)	287	—

Loss before income tax	(10,007)	10,007	—

Current income tax expense (recovery)	—	—	—

Net loss for the quarter	$(10,007)	$10,007	$—

Basic and diluted net loss per share	$(0.11)	$0.11	$—

Shares used in calculating basic and diluted net loss per share	92,406,384	92,406,384	—

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

2.                                      Hydrogenics Corporation’s Adjustments to Historical Financial Statements (continued)

HYDROGENICS CORPORATION

Unaudited Pro Forma Consolidated Statement of Operations

For the year ended December 31, 2008

		Pro Forma
	Historical	Adjustments for	Hydrogenics
(thousands of US dollars, except per unit amounts)	Financials	Asset Transfer	Adjusted
		Note 2 (a)
Revenue:

Revenues	$39,340	$(39,340)	$—
Costs of revenues	31,446	(31,446)	—
	7,894	(7,894)	—

Operating expenses

Selling, general and administrative	15,022	(15,022)	—
Research and product development	7,296	(7,296)	—
Amortization of property, plant and equipment	855	(855)	—
Amortization of intangible assets	249	(249)	—
	23,422	(23,422)	—

Loss from operations	(15,528)	15,528	—

Other income (expenses)
Gain on sale of assets	44	(44)	—
Provincial capital tax	170	(170)	—
Interest, net	923	(923)	—
Foreign currency gains	188	(188)	—
	1,325	(1,325)	—

Loss before income tax	(14,203)	14,203	—

Current income tax expense (recovery)	116	(116)	—

Net loss for the year	$(14,319)	$14,319	$—

Basic and diluted net loss per share	$(0.16)	$0.16	$—

Shares used in calculating basic and diluted net loss per share	92,080,656	92,080,656	—

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

3.                                      Pro Forma Adjustments and Assumptions Relating to the Unit Exchange Offer

The following are the pro forma adjustments and assumptions relating to the Unit Exchange Offer:

(a)          Hydrogenics will have a liability evidenced by a promissory note (the “Initial Liability”) of approximately $10,813 owing to New Hydrogenics in connection with this agreement. This amount is due and will be paid upon closing of the Unit Exchange Offer. The pro forma financial statements are presented so as to give effect to the transactions as if they closed as at June 30, 2009.  Since there was insufficient cash on hand in APIF at January 1, 2008 and at June 30, 2009, the pro forma financial statements are prepared using an assumption that the required funds would have been, for pro forma purposes, be drawn on APIF’s long term bank credit facility had the transactions closed on those dates. Payment of these amounts and the estimated transaction costs of $3,000 will be made by Hydrogenics, net of $1,300 (see Note 3 (c)) already accrued and recorded as accounts payable by Algonquin at June 30, 2009.  The aggregate of $10,813 payable to New Hydrogenics and additional estimated transaction costs of $1,700 not yet recorded is reflected as a long-term liability in the pro forma balance sheet at June 30, 2009.

(b)         The Future income tax asset and investment tax credits are determined by applying to the tax attributes of non capital loss carryforwards and undeducted scientific research and experimental development expenditures the applicable tax rate currently in effect for the year in which those tax attributes are estimated to be utilized. As investment tax credits are taxable in the year following when they are claimed, the amount of tax estimated to be paid is deducted from the investment tax credit.

For pro forma purposes the value of the assets acquired has been presented as follows:

Future income tax asset	$61,209

Deferred credit	(50,396)

Initial Liability	$10,813

The future income tax assets and deferred credits have been reflected in the pro forma balance sheet as at June 30, 2009 as follows:

Future income tax assets

Current future income tax	$10,278

Non-current future income tax	50,931

Total future income tax asset	$61,209

Deferred credit

Current deferred credit	$8,462

Non-current deferred credit	41,934

Total deferred credit	$50,396

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

The estimated amount of the future income tax asset, deferred credit and the amount of cash consideration are subject to final closing adjustments.  For accounting purposes the deferred credit will be recorded as a credit to tax expense when the future tax assets are realized.

(c)          Total transaction costs are estimated to be $3,000.  Transaction costs of approximately $2,000 allocated to the Unit Exchange Offer are not included in the pro forma consolidated statement of operations of Hydrogenics as they are non-recurring charges which result directly from the Unit Exchange Offer.  The actual costs allocated to the Unit Exchange Offer however will be recorded as an expense in the reported earnings of Hydrogenics in a future period.  The $1,000 transaction costs allocated to the CD Exchange Offers are accounted for as described in note 4(a).  In the event that no debenture holders present their Algonquin debentures for exchange under the CD Exchange Offers, this $1,000 transaction costs would be expensed.

For the six months ended June 30, 2009, Algonquin recorded $400 in the consolidated statement of operations as costs incurred in relation to the unit exchange offer and deferred $900 as other assets for costs in relation to CD Exchange Offers with a corresponding credit of $1,300 to accounts payable.

The pro forma consolidated statement of operations has been adjusted to reverse the $400 recorded in Algonquin’s historical consolidated statement of operations for the six months ended June 30, 2009 since these costs are non-recurring charges which result directly from the Unit Exchange Offer. Further, the pro forma consolidated balance sheet has been adjusted to reverse the $900 recorded in other assets in Algonquin’s historical consolidated balance sheet at June 30, 2009.

(d)         Interest costs on long term debt have been adjusted to reflect $13,813 of higher debt levels than what would have occurred in the absence of the transaction which consists of an Initial Liability amount of approximately $10,813 and estimated transaction costs of $3,000.  The interest rate used in these calculations was 4.25% for the year ended December 31, 2008, resulting in $587 of additional interest and 3.25% for the six months ended June 30, 2009, resulting in $224 of additional interest.  The related income tax adjustments due to additional interest is a future tax recovery of $194 for the year ended December 31, 2008 and a future tax recovery of $74 for the six months ended June 30, 2009.

(e)          Future income taxes at June 30, 2009 and related future income tax expense for the year ended December 31, 2008 and for the six months ended June 30, 2009 have been adjusted for the following items:

i.      This transaction results in additional income tax expense on distributed taxable income which was previously taxed in the hands of Algonquin’s Unitholders of $10,294 for the year ended December 31, 2008 and $5,139 for the six months ended June 30, 2009.  These amounts were offset by the impact of amortizing the deferred credit as a result of realizing a portion of the future tax asset arising from the transaction (see Note 3(b)).  The amortization of the deferred credit was $8,476 for the year ended December 31, 2008 and $4,231 for the six months ended June 30, 2009.  For the year ended December 31, 2008, the net impact on future income taxes was an increased expense of $1,819 and for the six months ended June 30, 2009 the impact to future income taxes was an increased expense of $908.

ii.   The tax impact of recording future tax assets and liabilities for temporary differences in Algonquin’s flow-through entities that are reversing or settling prior to 2011 which were previously not recorded since prior to the transactions these temporary difference reversals were not expected to be taxed in Algonquin.  As at June 30, 2009, that impact was to record a decrease in future income tax liabilities of $1,359. For the year ended December 31, 2008 that impact was a future income tax expense and increase in future

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

income tax liabilities of $10,598, and for the six months ended June 30, 2009 that impact was a reduction in future income tax liability and expense of $761.

(f)            The unaudited pro forma statements of operations reflect the recognition of additional provincial capital taxes as a result of this transaction.  The impact was $1,100 for the year end December 31, 2008 and $550 for the six months ended June 30, 2009.  The related income tax adjustment was a future income tax recovery of $363 for the year ended December 31, 2008 and $176 for the six months ended June 30, 2009.  Pursuant to enacted legislation, the capital tax rate will be reduced in 2010 and will be eliminated effective July 1, 2010.

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

4.                                      Pro Forma Adjustments and Assumptions Relating to Scenario I

The following are the pro forma adjustments and assumptions relating to Scenario I of the CD Exchange Offers which assumes that all of the Series 1 and Series 2 convertible debentures are exchanged for new convertible debentures of Hydrogenics and none of the Series 1 debentures are exchanged for common shares of Hydrogenics:

(a)          The change in coupon rates and maturity terms of the convertible debentures under the CD Exchange Offers is considered to be a debt modification and not an extinguishment as the present value of the cash flows of the liability component of both the Series 1 and Series 2 convertible debentures did not change by more than 10% as compared to the terms of the original debentures.  Accordingly, the pro forma consolidated balance sheet of Hydrogenics reflects the convertible debentures at their original carrying values, net of an allocation of estimated transaction costs of approximately $1,000 associated with the CD Exchange Offers.  These transaction costs which are recorded as deferred costs are amortized to interest expense over the remaining term of the convertible debentures using the effective interest rate method. The increased cash interest expense and the related income tax adjustments have been included in note 3 (d).

(b)         The change in conversion price of the Series 1 convertible debentures under the CD Exchange Offers results in a fair value of the conversion feature increasing from its earlier carrying value of nil to $4,107.  The change in conversion price of the Series 2 convertible debentures under the CD Exchange Offers results in a fair value of the conversion feature increasing from its earlier carrying value of $479 to $1,247.  The increase of $4,107 and $768 in the fair value of the conversion features on the Series 1 and Series 2 convertible debentures in excess of its original carrying value is recorded as an additional discount on debt, with an offsetting increase to equity.

(c)          The holders of the Series 1 convertible debentures exchange their debentures to new convertible debentures of Hydrogenics, resulting in an increase in the principal balance of the outstanding Series 1 convertible debentures from $84,964 to $89,212, after inclusion of the 5% conversion premium.  The difference of $4,248 between the carrying value and the new principal amount repayable is accounted for as additional debt issuance costs and are amortized to interest expense over the remaining term of the convertible debentures using the effective interest rate method resulting in an increase in interest costs of $1,771 for the year ended December 31, 2008 and $955 for the six months ended June 30, 2009.

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

5.                                      Pro Forma Adjustments and Assumptions Relating to Scenario II

The following are the pro forma adjustments and assumptions relating to Scenario II of the CD Exchange Offers where $40,000 of the Series 1 convertible debentures are exchanged for 12,460,800 common shares of Hydrogenics with the remaining $44,964 of Series 1 convertible debentures and all Series 2 convertible debentures are exchanged for new convertible debentures of Hydrogenics:

(a)          The change in coupon rates and maturity terms of the convertible debentures under the CD Exchange Offers is considered to be a debt modification and not an extinguishment as the present value of the cash flows of both the Series 1 and Series 2 convertible debentures did not change by more than 10% as compared to the original terms of the original Fund debentures.  Accordingly, the pro forma consolidated balance sheet of Hydrogenics reflects the convertible debentures at their original carrying values, net of an allocation of estimated transaction costs of approximately $724 associated with either scenario under the CD Exchange Offers. The remaining transaction costs of $276 have been allocated to equity (see note 5 (c). These transaction costs which are recorded as deferred costs are amortized to interest expense over the remaining term of the convertible debentures using the effective interest rate method. The increased cash interest expense and the related income tax adjustments have been included in note 3 (d).

(b)         The change in conversion price of the Series 1 convertible debentures under the CD Exchange Offers results in a fair value of the conversion feature increasing from its earlier carrying value of nil to $2,174.  The change in conversion security and option price of the Series 2 convertible debentures under the CD Exchange Offers is identical to Scenario I and results in a fair value of the conversion feature increasing from its earlier carrying value of $479 to $1,247.  The increase of $2,174 and $768 in the fair value of the conversion features on the Series 1 and Series 2 convertible debentures in excess of its original carrying value is recorded as an additional discount on debt, with an offsetting increase to equity.  The discounts on debt are treated as additional debt issuance costs which are amortized to interest expense over the remaining term of the convertible debentures using the effective interest rate method.

(c)          The holders of the Series 1 convertible debentures convert up to the maximum of $40,000 of the outstanding principal balance into 12,460,800 shares of Hydrogenics. The carrying amount for the common shares assumed to be issued is determined as follows:

Trust units (shares) issuable under the original terms of the Series 1 convertible debentures of $10.65 for each trust unit (3,755,868 trust units x $10.65)	$40,000

Additional common shares issuable under the terms of the CD Exchange Offers at the closing price of the Algonquin’s trust units on June 11, 2009 (8,704,932 trust units x $3.40)	29,597

Existing unamortized deferred debt issuance costs associated with the Series 1 convertible debentures	(539)

New estimated debt issuance costs	(276)

Carrying amount of Hydrogenics common shares	$68,782

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

5.                                      Pro Forma Adjustments and Assumptions Relating to Scenario II (continued)

The pro rata share of existing deferred financing charges associated with the Series 1 debentures of $539 have been recorded as a charge against equity upon conversion of $40,000 of debentures into common shares.  In addition, an allocation of $276 of the total estimated transaction costs have been recorded as a charge against equity.

The $29,597 difference between the $40,000 carrying value of the Series 1 debentures converted and the $69,597 value of common shares issued is required to be expensed as part of loss on conversion. This amount has not been recognized in the consolidated pro forma statement of operations as they are non-recurring charges which result directly from the CD Exchange Offers.  The actual difference between the market price of the Algonquin trust units and the original conversion price of $10.65 will be recorded as an expense in the reported earnings of Hydrogenics on the date of the issuance of the related shares.

(d)         The exchange of the remaining $44,964 of Series 1 convertible debentures, after adjustment for the 5% premium included in the CD Exchange Offers, results in an increase in the principal balance of the Series 1 convertible debentures to $47,212.  The difference of $2,248 between the carrying value and the new principal amount repayable is accounted for as additional debt issuance costs and is amortized to interest expense over the term of the convertible debentures using the effective interest rate method.

(e)          Interest costs have been reduced by $1,916 for the year ended December 31, 2008 and $914 for the six months ended June 30, 2009.  The decrease reflects the reduction in the principal balance on the outstanding Series 1 convertible debentures, the amortization of deferred costs and the amortization of the discount resulting from the change in equity value of the conversion feature, offset by the increased coupon rates on the Series 1 and 2 convertible debentures associated with the CD Exchange Offers.  The related income tax adjustments due to reduced interest expense is a future tax expense of $879 for the year ended December 31, 2008 and a future tax expense of $439 for the six months ended June 30, 2009.

HYDROGENICS

Notes to Unaudited Pro Forma Consolidated Financial Statements

(in thousands of Canadian dollars unless noted otherwise, except for per unit and per share amounts)

6.                                      Pro Forma Trust Units/Shares Outstanding

The outstanding common shares presented in the unaudited pro forma consolidated balance sheet represents the shares of Hydrogenics  As part of the Transactions, Hydrogenics will create a new class of common shares and issue these in exchange for existing Algonquin trust units on a one for one basis.

As at June 30, 2009 trust unit/share capital outstanding consisted of the following:

Trust Units / Shares Outstanding

(millions of trust units/shares)

June 30, 2009	Unit Exchange Offer	Unit Exchange Offer plus Scenario I	Unit Exchange Offer plus Scenario II

Algonquin Trust units outstanding	77,982	77,982	90,443

Exchange of Algonquin trust units for shares of Hydrogenics	(77,982)	(77,982)	(90,443)

Issuance of shares of Hydrogenics	77,982	77,982	90,443

Pro Forma basic shares outstanding	77,982	77,982	90,443

Offices of the Depositary, CIBC Mellon Trust Company

By First Class Mail:

P O Box 1036

Adelaide Street Postal Station

Toronto Ontario

M5C 2K4

Attention: Corporate Restructures

Toll Free: 1-800-387-0825

Local/Overseas: 1-416-643-5500

E-mail: inquiries@cibcmellon.com

By Registered Mail, by Hand or by Courier:

Toronto

199 Bay Street

Commerce Court West

Toronto, Ontario

M5L 1G9

Securities Level

Courier Window

Attention: Corporate Restructure

Any questions and requests for assistance may be directed by Debentureholders to:

The Depositary at the telephone number and address above

and/or

Algonquin Power Income Fund
2845 Bristol Circle
Oakville, Ontario
L6H 7H7

Attention: Investor Relations
Telephone:  (905) 465-4500
Facsimile:  (905) 465-4540
E-mail: apif@algonquinpower.com